Form 10KSB40, Exhibit 13
period 1998-12-31
FORSYTH BANCSHARES INC
filed 1999-03-31
CIK 1021479

                                                                   EXHIBIT 13.1

                       1998 ANNUAL REPORT TO SHAREHOLDERS


Market for the Company's Common Stock and Related Shareholder Matters.

Management's Discussion and Analysis of Results of Operations and Financial Condition.

Independent Auditor's Report.

Consolidated Financial Statements and Notes to Consolidated Financial
Statements

                   MARKET FOR THE COMPANY'S COMMON STOCK AND
                          RELATED SHAREHOLDER MATTERS

         There is currently no market for the Company's shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As of December 31, 1998, there were approximately 639 holders of record of the Company's Common Stock and 800,000 shares of Common Stock issued and outstanding.

         No cash dividends have been paid to date on the Company's Common Stock, and it is anticipated that earnings will be retained for the foreseeable future to support the Company's rapid growth and expansion. The Company currently has no source of income other than dividends and other payments received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulation and policies.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

         The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of the Company during the past two years. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and related notes to the consolidated financial statements and the selected financial data presented elsewhere herein.

         Overview

         The year 1998 marked the first full year of banking operations for the Company. The Company commenced banking operations on February 3, 1997. The Company's 1998 results were highlighted by significant loan and deposit growth that would be expected for a de novo bank and net income of $475,000. This growth should provide a base for future increased profitability and a full recovery of the Company's accumulated deficit.

         Financial Condition at December 31, 1998 and 1997

         Following is a summary of the Company's balance sheets for the periods indicated:



                                                                             December 31,
                                                                       1998             1997
                                                                       (Dollars in Thousands)
Cash and due from banks                                           $     1,326         $  1,787
Federal funds sold                                                      8,180            2,010
Securities                                                             21,460           14,731
Loans, net                                                             27,175           18,565
Premises and equipment                                                    943              429
Other assets                                                              673              533
                                                                   ----------         --------
                                                                   $   59,757         $ 38,055
                                                                   ==========         ========

Total deposits                                                     $   51,412         $ 30,346
Other liabilities                                                         334              198
Stockholders' equity                                                    8,011            7,511
                                                                   ----------         --------
                                                                  $    59,757         $ 38,055
                                                                   ==========         ========



         Financial Condition at December 31, 1998 and 1997

         As of December 31, 1998, the Company had total assets of $59.8 million, an increase of 57% as compared to December 31, 1997. The completion of the Company's stock offering in 1997, which raised net proceeds of approximately $7.96 million, has provided a strong capital base to support this growth. Total interest-earning assets were $56.8 million at December 31, 1998 or 95.08% of total assets as compared to $35.3 million or 92.78% at December 31, 1997. The Company's primary interest-earning assets at December 31, 1998 were loans, which made up

47.83% of total interest-earning assets as compared to 52.58% at December 31, 1997. The Company's loan to deposit ratio was 53.56% as compared to 61.95% at December 31, 1997. Deposit growth of $21.1 million has been used to fund loan growth of $8.6 million and to increase the investment portfolio by $6.7 million.

         The Company's investment portfolio, consisting of primarily U.S. Agency securities and mortgage-backed securities, amounted to $21.5 million at December 31, 1998. Unrealized gains on securities amounted to $115,000 at December 31, 1998. No securities have been identified for sale in future periods which would require a charge to operations due to their being sold below market value.

         The Company has 48% of its loan portfolio collateralized by real estate located in the Company's primary market area of Forsyth County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (47%), construction loans to build one- to four-family residential properties (33%), and nonresidential properties consisting primarily of small business commercial properties (20%). The Company generally requires that loans collateralized by real estate not exceed 80% of the collateral value.

         The Company's remaining 52% of its loan portfolio consists of commercial, consumer, and other loans. The Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

         The specific economic and credit risks associated with the Company's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in the Company's market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. The risks associated with commercial loans vary with many economic factors, including the economy in the Forsyth County area. The well-established banks in Forsyth County and the surrounding area will make proportionately more loans to medium to large-sized businesses than the Bank. Many of the Bank's current and future commercial loans are and will likely be made to small to medium-sized businesses which may be less able to withstand competitive, economic and financial conditions than larger borrowers. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank competes for real estate loans with a number of bank competitors which are well-established in the Bank's market area. Most of these competitors have substantially greater resources and lending limits than the Bank. Currently, real estate values and employment trends in the Company's market area are stable with no indications of a significant downturn in the general economy. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans are the established banks. Additionally, the Company has risk associated with its loan portfolio as it relates to the Year 2000 issue. (See "Year 2000 Disclosures.")

         The Company attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, the Company establishes and periodically reviews its lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

         Liquidity and Capital Resources

         The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs of the Company. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. The Company attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

         The liquidity and capital resources of the Bank are monitored on a periodic basis by State and Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, the Bank's liquidity was considered satisfactory.

         At December 31, 1998, the Company had loan commitments outstanding of $6.9 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 1998, the Bank has arrangements with two commercial banks for short-term advances of $2,150,000.

         At December 31, 1998, the Company's and the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The Company's stockholders' equity increased due to net income in 1998 of $475,000. The Company's stockholders' equity also increased due to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $25,000. For regulatory purposes, the net unrealized gains on securities available-for-sale are excluded in the computation of the capital ratios.

         In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to the Company without regulatory approval.

         The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 1998 are as follows:


                                                                       Actual

                                                                                     Regulatory
                                                Company               Bank          Requirements
                                                -------               ----          ------------
     Leverage capital ratio                       14.16%              11.76%             5.00%
     Risk-based capital ratios:
        Core capital                              24.87               20.66              6.00
        Total capital                             26.00               21.78             10.00

         At December 31, 1998, the Company had no material commitments for capital expenditures. However, the Company has purchased a parcel of land to be used for future branch expansion.

         These ratios will decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

         Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

         Except for expected continued growth common to a de novo bank, and uncertainties related to the Year 2000 issue (see "Year 2000 Disclosure"), management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

         Effects of Inflation

         The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Company, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Company's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

      Results of Operations For The Years Ended December 31, 1998 and 1997

 Following is a summary of the Company's operations for the periods indicated.


                                                                      Years Ended December 31,
                                                                       1998             1997
                                                                          (Dollars in Thousands)
Interest income                                                    $   3,821          $  1,910

Interest expense                                                       1,891               861

Net interest income                                                    1,930             1,049

Provision for loan losses                                                128               235

Other income                                                             105                50

Other expenses                                                         1,432             1,186

Pretax income (loss)                                                     475              (322)
                                                                   ---------          --------
Income taxes                                                              --                --
                                                                   ---------          --------
Net income (loss)                                                        475              (322)
                                                                   =========          ========


         The Company commenced its operations on February 3, 1997. Prior to the commencement, the Company was engaged in activities involving the formation of the Company, selling its common stock, and obtaining necessary approvals. The Company incurred operating losses totaling $178,000 during its organizational period in 1996.

         The Company incurred total organizational and stock issue costs of $149,000, of which $109,000 was capitalized to be amortized over a period of sixty months (see "Non-interest Expense"), and $40,000 was recorded as a reduction in capital surplus. The Company incurred additional operating losses of $322,000 in 1997.

         Net Interest Income

         The Company's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the Company's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

         The net yield on average interest-earning assets was 4.16% in 1998 as compared to 4.31% in 1997. Average loans increased by $16.4 million which accounted for the majority of a $22.1 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $20.1 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 8.23% in 1998 from 7.85% in 1997. The rate paid on average interest-bearing liabilities was 5.20% in 1998 and 5.29% in 1997.

         Provision for Loan Losses

         The provision for loan losses was $128,000 in 1998 as compared to $235,000 in 1997. The amount provided was due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1998, and 1997, the Company has no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans at December 31, 1998 and 1997 was 1.31% and 1.25%, respectively.

         Other Income

         Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $105,000 in 1998 as compared to $50,000 in 1997. The increases are due to the Company being open for the entire year and increased deposit growth.

         Non-interest Expense

         Other operating expense for 1998 consists of salaries and employee benefits ($673,000), equipment and occupancy expenses ($255,000), and other operating expenses ($416,000). The increases over 1997 ($93,000 for salaries and employee benefits, $31,000 for equipment and occupancy, and $34,000 for other operating expenses) are due primarily to the Company being open for the entire year and overall growth. The Company also adopted SOP 98-5 which required the write-off of $89,000 of organization costs.

         Income Tax

         The Company had no income tax expense due to accumulated deficits of $25,000 and $500,000 at December 31, 1998 and 1997, respectively.

         Asset/Liability Management

         It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

         The Company's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

         Changes in interest rates also affect the Company's liquidity position. The Company currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Company's liquidity position.

         At December 31, 1998, the Company's cumulative one year interest rate-sensitivity gap ratio was 58%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-bearing liabilities will reprice during this period at a rate faster than the Company's interest-earning assets. The Company is currently not within its targeted parameters due primarily to 92% of certificates of deposit repricing within a one year time frame as opposed to 35% of loans and securities repricing within a one year time frame. The Company believes that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity and earnings should not be materially adversely affected.

         The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1998, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.


                                                           After           After
                                                           Three            One
                                                          Months          Year but
                                      Within                But            Within           After
                                      Three               Within            Five             Five
                                      Months             One Year           Years           Years            Total

                                                           (Dollars in thousands)
Interest-earning assets:
     Federal funds sold               $ 8,180          $      --         $      --         $    --         $  8,180
     Securities                           502                 --            11,493           9,465           21,460
     Loans                             12,077              4,582            10,678             198           27,535
                                      -------          ---------         ---------         -------         --------

                                       20,759              4,582            22,171           9,663           57,175
                                      -------          ---------         ---------         -------         --------
Interest-bearing liabilities:
     Interest-bearing demand
          deposits                     11,923                 --                --              --           11,923
     Savings                              603                 --                --              --              603
     Certificates, less than
          $100,000                      3,281             12,463             1,920              --           17,664
     Certificates, $100,000
          and over                      4,733             10,714               648              --           16,095
                                      -------          ---------         ---------         -------         --------

                                       20,540             23,177             2,568              --           46,285
                                      -------          ---------         ---------         -------         --------

Interest rate sensitivity
     gap                             $   219           $ (18,595)        $  19,603         $  9,663        $ 10,890
                                     =======           =========         =========         ========        ========
Cumulative interest rate
     sensitivity gap                 $   219           $ (18,376)        $   1,227         $ 10,890
                                     =======           =========         =========         ========
Interest rate sensitivity
     gap ratio                          1.01                 .20              8.63              --
                                     =======           =========         =========         ========
Cumulative interest rate
     sensitivity gap ratio              1.01                 .58              1.03             1.24
                                     =======           =========         =========         ========

         Year 2000 Disclosures

         As the Year 2000 rapidly approaches, the Company recognizes that not all systems are prepared for the next millennium. Information systems will undergo a date transition that will present some major challenges to the information technology industry. No country, government, business, or person is immune from the potential effects of Year 2000 problems. Many programs and systems will not operate correctly unless they are reprogrammed to accommodate the new century.

         For a bank, Year 2000 problems could have a material adverse effect if interest accruals for loans and deposits are not calculated properly. A system crash could result in a disruption of business which in turn could cause the bank to lose a significant portion of its customer base, either of which could result in material adverse consequences for the Company.

         At the Company, preparation for Year 2000 challenges is a top priority. The Company has chosen to address the Year 2000 problems by forming a project team consisting of select personnel. The project manager is the chief financial officer, who reports to the Executive Committee and Board. The project team has been charged with the responsibility of assessing the problem, overseeing corrective action, as well as testing the Year 2000 readiness of all equipment, software, and applications after upgrades have been made. The Bank's senior management continue to oversee the extensive Year 2000 project. The project is well underway to minimize any disruption in service to customers and to preserve customer confidence in us. The Company has committed the people and the resources we believe are necessary to prepare for the millennium change.

         The Company has distinguished between critical and non critical systems. Mission-critical systems have priority attention. These systems are: core processing system, both hardware and software, teller processing system and items processing. Automated new accounts and loan document preparation software, ATM processing, local area network and personal computers have been designated as mission-necessary and have also been given appropriate attention. As of December 31, 1998, all personal computers and the local area network have been tested and certified by an outside firm to be Year 2000 compliant. The Company upgraded to a new core processing system and an outside service provider which was installed on January 22, 1999. Proxy testing for this system is currently in process.

         Since the Company relies on other outside vendors for many services such as electricity, phone service, water, gas, bond accounting, accounts payable, and other related forms, correspondence has been sent to each of these vendors requesting information regarding their Year 2000 readiness. Correspondence is in the process of being obtained and evaluated.

         Due to the critical nature of the core processing system, the Company is in the process of developing new contingency plans to accommodate new systems recently installed and has adopted the contingency plan of the outside provider. Contingency plans are also in revision to accommodate disruption of service due to power outage, natural disasters and Year 2000 issues and are expected to be in place by June 30, 1999.

         After the assessment phase, the Board of Directors approved a budget of $125,000 to address the Year 2000 issues, consisting mainly of new hardware and software systems. This budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from the present budget.

         It is the goal of the Company to make sure that customers are protected from any Year 2000 problems and to provide customers with accurate and timely information about the Year 2000 problem as well as its progress towards compliance. The Company has provided numerous informational brochures and letters to its customers. This will be a continued concentration throughout 1999.

         Loan customers could also experience business interruptions which could affect their ability to repay debts owed to the Company resulting in adverse bank performance. Action has been taken by the Company's senior lending officer to evaluate the current commercial relationships and is continuing with the assessment of each new commercial relationship. Management and the Board of the Company realize that due to many factors, consumers may withdraw extra amounts of money which could result in a liquidity issue for the Company. The liquidity policy of the Company is being revised to accommodate this issue. This will be closely monitored throughout 1999, with extra emphasis placed during the fourth quarter.

         The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that; (1) the modifications and conversions will remedy all deficiencies, (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

         The foregoing are forward-looking statements reflecting management's current assessment and estimates with respect to the Company's Year 2000 compliance efforts and the impact of Year 2000 issues on the Company's business and operations. Various factors could cause actual plans and results to differ materially from those contemplated by such assessments, estimates and forward-looking statements, many of which are beyond the control of the Company. Some of these factors include, but are not limited to, representations by the Company's vendors and counterparties, technological advances, economic considerations, and consumer perceptions. The Company's Year 2000 compliance program is an ongoing process involving continual evaluation and may be subject to change in response to new developments.

              SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

          The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity of the Company, the interest rates experienced by the Company; the investment portfolio of the Company; the loan portfolio of the Company, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses of the Company; types of deposits of the Company and the return on equity and assets for the Company.

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                             STOCKHOLDERS' EQUITY:
                   INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the period indicated is presented below.(1)


                                                                                 Years Ended
                                                                                December 31,
                                                                           1998              1997
                                                                           (Dollars in Thousands)


          ASSETS
     Cash and due from banks                                          $      1,112              $      272
     Taxable securities                                                     18,353                   8,402
     Securities valuation account                                               80                       9
     Federal funds sold                                                      2,558                   6,855
     Loans(2)                                                               25,518                   9,074
     Reserve for loan losses                                                  (314)                    (88)
     Other assets                                                            1,190                   1,080
                                                                      ------------              ----------
                                                                      $     48,497              $   25,604

                                                                      ============              ==========
     Total interest-earning assets                                    $     46,429              $   24,331
                                                                      ============              ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
          Noninterest-bearing demand                                  $      4,149              $    3,601
          Interest-bearing demand                                            9,734                   5,286
          Savings                                                              458                     271
          Time                                                              26,162                  10,686
                                                                      ------------              ----------
                   Total deposits                                     $     40,503              $   19,844

          Other borrowings                                                      --                      47
          Other liabilities                                                    255                      26

                   Total liabilities                                        40,758                  19,917
                                                                      ------------              ----------
          Stockholders' equity                                               7,739                   5,687
                                                                      ------------              ----------
                                                                      $     48,497              $   25,604
                                                                      ============              ==========

          Total interest-bearing liabilities                          $     36,354              $   16,290
                                                                      ============              ==========


(1) For each category, average balances were determined using the daily average balances during the year.

(2)  There were no nonaccrual loans included in average loans for 1998 or 1997.

         Interest Income and Interest Expense

         The following tables set forth the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. These rates do not include the time period prior to the commencement of its banking operations.



                                                                         Years Ended December 31,
                                                                   1998                          1997
                                                                          Average                       Average
                                                          Interest         Rate            Interest       Rate
                                                                         (Dollars in Thousands)
INTEREST INCOME:
     Interest and fees on loans(1)                        $  2,545          9.97%         $     974       10.73%
     Interest on taxable securities                          1,140          6.21                528        6.28
     Interest on Federal funds sold                            136          5.32                408        5.95
                                                          --------                        ---------
     Total interest income                                $  3,821          8.23          $   1,910        7.85
                                                          --------                        ---------
INTEREST EXPENSE:
     Interest on interest-bearing
       demand deposits                                    $    322          3.31          $     205        3.88
     Interest on savings deposits                               12          2.66                  7        2.58
     Interest on time deposits                               1,557          5.95                642        6.01
     Interest on other borrowings                                -             -                  7       14.89
                                                          --------                        ---------
     Total interest expense                                  1,891          5.20                861        5.29
                                                          --------                        ---------

NET INTEREST INCOME                                       $  1,930                        $   1,049
                                                          ========                        =========
          Net interest spread                                               3.03%                          2.56%
                                                                            ====                           ====
          Net yield on average interest-earning assets                      4.16%                          4.31%
                                                                            ====                           ====


(1) Interest and fees on loans includes $150,000 and $109,000 of loan fee income for the years ended December 31, 1998 and 1997, respectively. There was no interest income recognized on nonaccrual loans during 1998 or 1997.

         Rate and Volume Analysis

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.



                                                                               Year Ended December 31,
                                                                                     1998 vs. 1997
                                                                                     Changes Due To:
                                                                                                     Increase
                                                                          Rate        Volume        (Decrease)
                                                                        (Dollars in Thousands)
Increase (decrease) in:
     Income from interest-earning assets:
     Interest and fees on loans                                    $       (73)   $    1,644       $     1,571
     Interest on taxable securities                                         (6)          618               612
     Interest on Federal funds sold                                        (39)         (233)             (272)
                                                                   -----------     ---------       -----------
          Total interest income                                           (118)        2,029             1,911
                                                                   -----------     ---------       -----------

     Expense from interest-bearing liabilities:
     Interest on interest-bearing
          demand deposits                                                  (34)          151               117
     Interest on savings deposits                                            -             5                 5
     Interest on time deposits                                              (6)          921               915
     Interest on other borrowings                                            -            (7)               (7)
                                                                   -----------     ---------       -----------
          Total interest expense                                           (40)        1,070             1,030
                                                                   -----------     ---------       -----------
          Net interest income                                      $       (78)   $      959       $       881
                                                                   ===========     =========       ===========

                              INVESTMENT PORTFOLIO

         Types of Investments

         The carrying amounts of securities at the dates indicated are summarized as follows:


                                                                               December 31,
                                                                  1998                               1997
                                                                          (Dollars in Thousands)
U.S. Government agencies                                       $  18,066                           $ 13,760
State and municipal securities                                       268                                 --
Mortgage-backed securities                                         3,126                                971
                                                               ---------                           --------
                                                               $  21,460                           $ 14,731
                                                               =========                           ========

          Maturities

          The amounts of securities in each category as of December 31, 1998 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years,
(3) after five years through ten years and (4) after ten years.


                                                               After one year             After five years
                                      One year or less       through five years          through ten years
                                      Amount   Yield(1)     Amount        Yield(1)        Amount      Yield(1)
U.S. Government agencies              $   502    6.35%     $   11,179       5.90%       $    6,385        5.94%
State and municipal securities             --      --              --         --                --          --
Mortgage-backed securities                 --      --              --         --               313        6.41
                                      -------              ----------                   ----------
                                      $   502    6.35      $   11,179       5.90        $    6,698        5.96
                                      =======              ==========                   ==========

                                                      After ten years                 Total
                                                   Amount         Yield(1)    Amount         Yield(1)
U.S. Government agencies                         $        --         -- %   $   18,066          5.93%
State and municipal                                      268        4.20           268          4.20
Mortgage-backed securities                             2,813        5.74         3,126          5.81
                                                 -----------                ----------
                                                 $     3,081        5.61    $   21,460          5.89
                                                 ===========                ==========



(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

                                 LOAN PORTFOLIO

          Types of Loans

          The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.


                                                                                  December 31,
                                                                         1998                      1997
                                                                             (Dollars in Thousands)
     Commercial                                                     $        8,590            $      3,558
     Real estate-construction                                                4,330                   4,538
     Real estate-mortgage                                                    8,886                   6,957
     Consumer installment loans and other                                    5,729                   3,747
                                                                    --------------            ------------
                                                                            27,535                  18,800
     Less allowance for loan losses                                           (360)                   (235)
                                                                    --------------            ------------
                   Net loans                                        $       27,175            $     18,565
                                                                    ==============            ============

          Maturities and Sensitivities of Loans to Changes in Interest Rates

          Total loans as of December 31, 1998 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

          The disclosure of loans by the required categories, commercial and financial and real estate construction, is not available and would involve undue burden and expense to the Company. In making this determination, the Company has considered the estimated cost to compile the required information and its current electronic data processing capability.

                                                                                          (Dollars in Thousands)
     Maturity:
          One year or less                                                                  $       13,826
          After one year through five years                                                         13,395
          After five years                                                                             314
                                                                                            --------------
                                                                                            $       27,535
                                                                                            ==============


          The following table summarizes loans at December 31, 1998 with the due dates after one year which have predetermined and floating or adjustable interest rates.


                                                                                          (Dollars in Thousands)
          Predetermined interest rates                                                      $       10,875
          Floating or adjustable interest rates                                                      2,834
                                                                                            --------------
                                                                                            $       13,709
                                                                                            ==============

         Risk Elements

         Information with respect to nonaccrual, past due, and restructured loans at December 31, 1998 and 1997 is as follows:



                                                                                  December 31,
                                                                         1998                      1997
                                                                             (Dollars in Thousands)
     Nonaccrual loans                                                    $       0                 $     0
     Loans contractually past due ninety
          days or more as to interest or
          principal payments and still accruing                                  0                       0
     Restructured loans                                                          0                       0
     Loans, now current about which there are
          serious doubts as to the ability of the
          borrower to comply with loan repayment terms                           0                       0
     Interest income that would have been recorded
          on nonaccrual and restructured loans under
          original terms                                                         0                       0
     Interest income that was recorded on
          nonaccrual and restructured loans                                      0                       0


          It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

          Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                        SUMMARY OF LOAN LOSS EXPERIENCE

          The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.


                                                                               Years Ended December 31,
                                                                               1998                1997
                                                                                (Dollars in Thousands)
         Average amount of loans outstanding                                 $  25,518            $ 9,074
                                                                             =========            =======
         Balance of allowance for loan losses
              at beginning of period                                         $     235            $    --
                                                                             ---------            -------
         Loans charged off
              Commercial and financial                                              --                 --
              Installment                                                            7                 --
                                                                             ---------            -------
                                                                                     7                 --
                                                                             ---------            -------

         Loans recovered
              Commercial and financial                                              --                 --
              Real estate mortgage                                                  --                 --
              Installment                                                            4                 --
                                                                             ---------            -------
                                                                                     4                 --
                                                                             ---------            -------
         Net charge-offs                                                             3                 --
                                                                             ---------            -------
         Additions to allowance charged to operating
              expense during period                                                128                235
                                                                             ---------            -------
         Balance of allowance for loan losses
              at end of period                                               $     360            $   235
                                                                             =========            =======
         Ratio of net loans charged off during the
         period to average loans outstanding                                      0.01%              0.00%
                                                                             =========            =======


         Allowance for Loan Losses

         The allowance for loan losses is maintained at a level that is estimated by management to be sufficient to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans among other factors.

         As of December 31, 1998 and 1997, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:



                                                December 31, 1998                     December 31, 1997
                                                         Percent of loans in                     Percent of loans in
                                                            each category                           each category
                                             Amount        to total loans         Amount            to total loans
                                                                 (Dollars in Thousands)
Commercial                                $       108           31.19%          $        71             18.93%
Real estate - construction                         54           15.73                    35             24.14
Real estate - mortgage                            162           32.27                   106             37.00
Consumer installment
     loans and other                               36           20.81                    23             19.93
                                          -----------          ------           -----------            ------
                                          $       360          100.00%          $       235            100.00%
                                          ===========          ======           ===========            ======

                                    DEPOSITS

          Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the periods of banking operations is presented below.(1)



                                                                    Years Ended December 31,
                                                        1998                                   1997
                                                               Average                                 Average
                                                Amount          Rate                   Amount           Rate
                                                                     (Dollars in Thousands)
Noninterest-bearing demand deposits          $  4,149            --  %         $          3,601          --  %
Interest-bearing demand deposits                9,734            3.31                     5,286          3.88
Savings deposits                                  458            2.66                       271          2.58
Time deposits                                  26,162            5.95                    10,686          6.01
                                             --------                                   -------
                                             $ 40,503                                   $19,844
                                             ========                                   =======

---------------------
(1) Average balances were determined using the daily average balances during the year.

          The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.


                                                                                     (Dollars in Thousands)
     Three months or less                                                                    $ 4,733
     Over three months through six months                                                      4,672
     Over six through twelve months                                                            6,042
     Over twelve months                                                                          648
                                                                                             -------
                  Total                                                                      $16,095
                                                                                             =======

                   RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

          The following rate of return information for the years indicated is presented below.


                                                                            Years Ended December 31,
                                                                              1998                 1997
     Return on assets (1)                                                      0.98%               (1.26)%
     Return on equity (2)                                                      6.13                (5.66)
     Dividend payout ratio (3)                                                 -                    -
     Equity to assets ratio (4)                                               15.96                22.21

---------------------
(1)  Net income (loss) divided by average total assets.
(2)  Net income (loss) divided by average equity.
(3) Dividends declared per share of common stock divided by net income (loss) per share.
(4)  Average common equity divided by average total assets.

                          INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------------


To the Board of Directors
Forsyth Bancshares, Inc. and Subsidiary
Cumming, Georgia

         We have audited the accompanying consolidated balance sheet of Forsyth Bancshares, Inc. and subsidiary as of December 31, 1998, and the related statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 1997 were audited by other auditors whose report, dated February 3, 1998, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

         As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for organization costs.

                                          /s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 23, 1999

                                   (PKM LOGO)
                            Porter Keadle Moore, LLP
                            ------------------------







               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Forsyth Bancshares, Inc.

We have audited the accompanying balance sheet of Forsyth Bancshares, Inc. and subsidiary (the "Company") as of December 17, 1997, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                              /s/ Porter Keadle Moore, LLP

                              PORTER KEADLE MOORE, LLP


Atlanta, Georgia
February 3, 1998





                          Certified Public Accountants

--------------------------------------------------------------------------------
     Suite 1800 - 235 Peachtree Street NE - Atlanta, Georgia 30303 -
                     Phone 404-588-420-0 - Fax 404-588-4222

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------

                                  ASSETS                                               1998                       1997
                                                                            ---------------------      ---------------------
Cash and due from banks                                                     $           1,326,028      $           1,786,751
Federal funds sold                                                                      8,180,000                  2,010,000
Securities available-for-sale                                                          19,850,223                 10,769,935
Securities held-to-maturity, at cost (fair value of $1,625,358
    and $3,988,007)                                                                     1,609,806                  3,961,417

Loans                                                                                  27,535,516                 18,799,894
Less allowance for loan losses                                                            360,052                    235,000
                                                                            ---------------------      ---------------------
          Loans, net                                                                   27,175,464                 18,564,894

Premises and equipment                                                                    943,207                    429,096
Other assets                                                                              672,968                    532,804
                                                                            ---------------------      ---------------------

          TOTAL ASSETS                                                      $          59,757,696      $          38,054,897
                                                                            =====================      =====================

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing demand                                              $           5,127,899      $           2,640,686
    Interest-bearing demand                                                            11,922,927                  8,766,978
    Savings                                                                               602,876                    325,508
    Time, $100,000 and over                                                            16,095,235                  9,687,497
    Other time                                                                         17,663,507                  8,924,928
                                                                            ---------------------      ---------------------
          Total deposits                                                               51,412,444                 30,345,597
Other liabilities                                                                         334,348                    198,157
                                                                            ---------------------      ---------------------
          TOTAL LIABILITIES                                                            51,746,792                 30,543,754
                                                                            ---------------------      ---------------------

Commitments and contingent liabilities

Stockholders' equity
    Common stock, no par value; 10,000,000 shares
       authorized; 800,000 issued and outstanding                                       7,960,341                  7,960,341
    Accumulated deficit                                                                   -25,497                   -500,190
    Accumulated other comprehensive income                                                 76,060                     50,992
                                                                            ---------------------      ---------------------
          TOTAL STOCKHOLDERS' EQUITY                                                    8,010,904                  7,511,143
                                                                            ---------------------      ---------------------

          TOTAL LIABILITIES  AND STOCKHOLDERS' EQUITY                       $          59,757,696      $          38,054,897
                                                                            =====================      =====================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------

                                                                                   1998                        1997
                                                                            --------------------     --------------------
INTEREST INCOME
    Loans                                                                   $         2,544,637      $           973,537
    Taxable securities                                                                1,140,389                  527,999
    Federal funds sold                                                                  136,164                  408,363
                                                                            -------------------      -------------------
          TOTAL INTEREST INCOME                                                       3,821,190                1,909,899
                                                                            -------------------      -------------------

INTEREST EXPENSE
    Deposits                                                                          1,890,802                  854,227
    Other borrowings                                                                          0                    6,992
                                                                            -------------------      -------------------
          TOTAL INTEREST EXPENSE                                                      1,890,802                  861,219
                                                                            -------------------      -------------------

          NET INTEREST INCOME                                                         1,930,388                1,048,680
PROVISION FOR LOAN LOSSES                                                               127,748                  235,000
                                                                            -------------------      -------------------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         1,802,640                  813,680
                                                                            -------------------      -------------------

OTHER INCOME

    Service charges on deposit accounts                                                  70,529                   34,043
    Other operating income                                                               21,173                   16,049
    Net realized gains on sales of securities available-for-sale                         12,885                        0
                                                                            -------------------      -------------------
          TOTAL OTHER INCOME                                                            104,587                   50,092
                                                                            -------------------      -------------------

OTHER EXPENSES
    Salaries and employee benefits                                                      672,845                  579,552
    Equipment and occupancy expenses                                                    255,055                  224,352
    Other operating expenses                                                            415,829                  381,688
                                                                            -------------------      -------------------
          TOTAL OTHER EXPENSES                                                        1,343,729                1,185,592
                                                                            -------------------      -------------------

          INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A
               CHANGE IN ACCOUNTING PRINCIPLE                                           563,498                 -321,820

INCOME TAX EXPENSE                                                                            0                        0
                                                                            -------------------      -------------------

          INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
              CHANGE IN ACCOUNTING PRINCIPLE                                            563,498                 -321,820

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                   -88,805                        0
                                                                            -------------------      -------------------

                    NET INCOME (LOSS)                                       $           474,693      $          -321,820
                                                                            ===================      ===================

EARNINGS (LOSSES) PER COMMON
   SHARE BEFORE CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING PRINCIPLE                                           $              0.70      $             -0.40

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                     -0.11                        -
                                                                            -------------------      -------------------

EARNINGS (LOSSES) PER COMMON SHARE                                          $              0.59      $             -0.40
                                                                            ===================      ===================



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------


                                                                                       1998                     1997
                                                                                -------------------    -------------------
NET INCOME (LOSS)                                                               $           474,693    $          -321,820
                                                                                -------------------    -------------------

OTHER COMPREHENSIVE INCOME:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains  arising during period,
            net of tax of $43,563 and $--, respectively                                      33,572                 50,992

         Reclassification adjustment for gains realized
            in net income, net of  tax of $4,381 and $ -- ,
            respectively                                                                     -8,504                      -

                                                                                -------------------    -------------------
OTHER COMPREHENSIVE INCOME                                                                   25,068                 50,992
                                                                                -------------------    -------------------

COMPREHENSIVE INCOME (LOSS)                                                     $           499,761    $          -270,828
                                                                                ===================    ===================




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------





                                                           COMMON STOCK                         ACCUMULATED
                                                   ---------------------------                     OTHER           TOTAL
                                                                   AT AMOUNT     ACCUMULATED   COMPREHENSIVE    STOCKHOLDERS'
                                                     SHARES        PAID-IN         DEFICIT         INCOME      EQUITY (DEFICIT)
                                                   ----------   -------------   -----------    --------------  ---------------
BALANCE, DECEMBER 31, 1996                                  5   $         50    $  -178,370    $          0   $      -178,320
    Net  (loss)                                             0              0       -321,820               0          -321,820
    Redemption of organization shares                      -5            -50              0               0               -50
    Issuance of 800,000 shares of no par common
    stock, net of offering costs                      800,000      7,960,341              0               0         7,960,341
    Other comprehensive income                              0              0              0          50,992            50,992
                                                   ----------   ------------    -----------    ------------   ---------------
BALANCE, DECEMBER 31, 1997                            800,000      7,960,341       -500,190          50,992         7,511,143
    Net income                                              0              0        474,693               0           474,693
    Other comprehensive income                              0              0              0          25,068            25,068
                                                   ----------   ------------    -----------    -------------  ---------------
BALANCE, DECEMBER 31, 1998                            800,000   $  7,960,341    $   -25,497    $     76,060   $     8,010,904
                                                   ==========   ============    ===========    =============  ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------

                                                                                  1998                           1997
                                                                         -----------------------     -----------------------

OPERATING ACTIVITIES
    Net income (loss)                                                    $               474,693     $              -321,820
    Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
        Depreciation                                                                     107,453                      88,040
        Write-off/amortization of organization costs                                      88,805                      20,448
        Provision for loan losses                                                        127,748                     235,000
        Deferred income taxes                                                           -129,777                           0
        Gain on sales of securities available-for-sale                                   -12,885                           0
        Increase in interest receivable                                                 -123,392                    -438,062
        Increase in interest payable                                                     148,103                     114,302
        Other operating activities                                                       -26,894                      64,254
                                                                         -----------------------     -----------------------
          Net cash provided by (used in) operating activities                            653,854                    -237,838
                                                                         -----------------------     -----------------------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                                       -15,214,920                 -11,220,686
    Proceeds from maturities of securities available-for-sale                          4,198,212                     501,002
    Proceeds from sales of securities available-for-sale                               2,013,555                           0
    Purchases of securities held-to-maturity                                                   0                  -5,244,697
    Proceeds from maturities of securities held-to-maturity                            2,351,611                   1,282,714
    Net increase in Federal funds sold                                                -6,170,000                  -2,010,000
    Net increase in loans                                                             -8,738,318                 -18,799,894
    Purchase of premises and equipment                                                  -621,564                    -213,731
                                                                         -----------------------     -----------------------

          Net cash used in investing activities                                      -22,181,424                 -35,705,292

                                                                         -----------------------     -----------------------

FINANCING ACTIVITIES
                          Net increase in deposits                                    21,066,847                  30,345,597
    Repayment of other borrowings                                                              0                    -615,000
    Proceeds from sale of common stock, net of offering costs                                  0                   7,960,341
    Redemption of organization shares                                                          0                         -50
                                                                         -----------------------     -----------------------
          Net cash provided by financing activities                                   21,066,847                  37,690,888
                                                                         -----------------------     -----------------------

Net increase (decrease) in cash and due from banks                                      -460,723                   1,747,758

Cash and due from banks at beginning  of year                                          1,786,751                      38,993
                                                                         -----------------------     -----------------------

Cash and due from banks at end of year                                   $             1,326,028     $             1,786,751
                                                                         =======================     =======================

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

-------------------------------------------------------------------------------


                                                                                    1998                          1997
                                                                            ----------------------     ----------------------
SUPPLEMENTAL DISCLOSURES
        Cash paid for:
        Interest                                                            $           1,742,699      $             753,690

        Income taxes                                                        $             132,000      $                   0

NONCASH TRANSACTIONS
               Unrealized gains on securities available-for-sale            $             -64,250      $             -50,992




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Nature of Business

                     Forsyth Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, The Citizens Bank of Forsyth County, (the "Bank"). The Bank is a commercial bank located in Cumming, Forsyth County, Georgia. The Bank provides a full range of banking services in its primary market area of Forsyth County and surrounding counties.

                  Basis of Presentation

                     The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Cash and Due from Banks

                     Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

                     The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                  Securities

                     Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax.

                     Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  LOANS

                     Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

                     Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

                     The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

                     A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  PREMISES AND EQUIPMENT

                     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                  INCOME TAXES

                     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

                     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

                     The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

                  EARNINGS (LOSSES) PER COMMON SHARE

                     Earnings (losses) per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding.

                  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

                     In April of 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start Up Activities". SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 becomes effective for financial statements for fiscal years beginning after December 15, 1998. However, early adoption is encouraged for fiscal years in which financial statements have not been issued. During 1998, the Company wrote off $88,805 of unamortized organization costs upon adoption of SOP 98-5. Prior to the adoption of SOP 98-5, the Company was amortizing these costs over a five year period.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  COMPREHENSIVE INCOME

                     In 1998, the Company adopted Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income
                     (Loss)". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

                  STATEMENT OF CASH FLOWS

                     In prior years, the Company included cash and due from banks and Federal funds sold in its definition of cash and cash equivalents for purposes of reporting the consolidated statement of cash flows. During the year ended December 31, 1998, the Company changed its definition of cash and cash equivalents to include only cash and due from banks. The 1997 consolidated statement of cash flows has been restated to conform to this new definition. Also, certain items in the cash flows from the operating activities section of the consolidated statement of cash flows for 1997 have been reclassified to conform to the classifications adopted for 1998. These reclassifications had no effect on total cash flows from operating activities for 1997.

                  RECENT ACCOUNTING PRONOUNCEMENTS

                     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                     For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

NOTE 2.  SECURITIES

                  The amortized cost and fair value of securities are summarized as follows:


                                                            Gross           Gross
                                        Amortized        Unrealized       Unrealized          Fair
                                          Cost              Gains           Losses            Value
                                     --------------     -------------   --------------   ---------------
SECURITIES AVAILABLE-FOR-SALE
   DECEMBER 31, 1998:
   U. S. GOVERNMENT AND AGENCY
      SECURITIES                     $    16,941,184    $     150,890   $     (24,609)   $    17,067,465
   STATE AND MUNICIPAL SECURITIES            275,000                -          (7,312)           267,688
   MORTGAGE-BACKED SECURITIES              2,518,797            3,077          (6,804)         2,515,070
                                     ---------------    -------------   -------------    ---------------
                                     $    19,734,981    $     153,967   $     (38,725)   $    19,850,223
                                     ===============    =============   =============    ===============

   DECEMBER 31, 1997:
   U. S. Government and agency
      Securities                     $    10,718,943    $      50,992   $            -   $    10,769,935
                                     ===============    =============   ==============   ===============

SECURITIES HELD-TO-MATURITY
   DECEMBER 31, 1998:
   U. S. GOVERNMENT AND AGENCY
      SECURITIES                     $       999,029    $       8,421    $           -   $     1,007,450
   MORTGAGE-BACKED SECURITIES                610,777            7,131                -           617,908
                                     ---------------    -------------    -------------   ---------------
                                     $     1,609,806    $      15,552    $           -   $     1,625,358
                                     ===============    =============    =============   ===============

   DECEMBER 31, 1997:
   U. S. Government and agency
      Securities                     $     2,990,045    $      22,670    $           -   $     3,012,715
   Mortgage-backed securities                971,372            3,920                -           975,292
                                     ---------------    -------------    -------------   ---------------
                                     $     3,961,417    $      26,590    $           -   $     3,988,007
                                     ===============    =============    =============   ===============


                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 2.  SECURITIES (Continued)

                  The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.


                                     Securities Available-for-Sale          Securities Held-to-Maturity
                                   -----------------------------------   ----------------------------------
                                      Amortized            Fair             Amortized           Fair
                                        Cost               Value              Cost              Value
                                   ----------------   ----------------   ----------------  ----------------
Due in one year or less            $       499,756    $       502,030    $             -   $             -
Due from one year to five years         10,077,879         10,180,545            999,029         1,007,450
Due from five years to ten years         6,363,549          6,384,890                  -                 -
Due after ten years                        275,000            267,688                  -                 -
Mortgage-backed securities               2,518,797          2,515,070            610,777           617,908
                                   ---------------    ---------------    ---------------   ---------------
                                   $    19,734,981    $    19,850,223    $     1,609,806   $     1,625,358
                                   ===============    ===============    ===============   ===============


                         Securities with a carrying value of $1,119,000 at December
                         31, 1998 were pledged to secure public deposits and for other purposes.

                         Gross gains and losses on sales of securities available-for-sale consist of the following:

                                                                               December 31,

                                                                     ----------------------------------
                                                                           1998               1997
                                                                     ---------------    ---------------
                         Gross gains                                 $       12,885     $            -
                         Gross losses                                             -                  -
                                                                     --------------     --------------
                         Net realized gains                          $       12,885     $            -
                                                                     ==============     ==============

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

                  The composition of loans is summarized as follows:


                                                                            December 31,
                                                               ---------------------------------------
                                                                       1998                 1997
                                                               ------------------    -----------------
                  Commercial, financial, and agricultural      $       8,590,000     $      3,558,625
                  Real estate - construction                           4,330,000            4,538,123
                  Real estate - mortgage                               8,886,000            6,956,526
                  Consumer installment and other                       5,729,516            3,746,620
                                                               ------------------    -----------------
                                                                      27,535,516           18,799,894
                  Allowance for loan losses                            (360,052)            (235,000)
                                                               ------------------    -----------------
                  Loans, net                                   $      27,175,464     $     18,564,894
                                                               ==================    =================

                  Changes in the allowance for loan losses are as follows:

                                                                            December 31,
                                                               ---------------------------------------
                                                                       1998                 1997
                                                               -----------------     ----------------
                  Balance, beginning of year                   $         235,000     $              -
                     Provision for loan losses                           127,748              235,000
                     Loans charged off                                   (6,571)                    -
                     Recoveries of loans previously charged
                     off                                                   3,875                    -
                                                               -----------------     ----------------
                  Balance, end of year                         $         360,052     $        235,000
                                                               =================     ================


                  Management has identified no material amounts of loans considered to be impaired as defined by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as of December 31, 1998 or 1997.

                  The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

                  Balance, beginning of year                                  $      3,125,311
                     Advances                                                        2,708,028
                     Repayments                                                    (3,906,851)
                     Transactions due to change in related parties                   (133,854)
                                                                              -----------------
                  Balance, end of year                                        $      1,792,634
                                                                              =================


                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 4.  PREMISES AND EQUIPMENT

                  Premises and equipment are summarized as follows:


                                                                     December 31,
                                                         ------------------------------------
                                                                1998                1997
                                                         ----------------    ----------------
                  Land                                   $        607,892    $              -
                  Equipment                                       418,165             404,493
                  Leasehold improvements                          112,643             112,643
                                                         ----------------    ----------------
                                                                1,138,700             517,136
                  Accumulated depreciation                      (195,493)            (88,040)
                                                         ----------------    ----------------
                                                         $        943,207    $        429,096
                                                         ================    ================

NOTE 5.  DEPOSITS

                   At December 31, 1998, scheduled maturities of time deposits are as follows:

                                           1999                           $        31,190,268
                                           2000                                     1,540,955
                                           2001                                       484,021
                                           2002                                       333,350
                                           2003                                       210,148
                                                                          -------------------

                                                                          $        33,758,742

                                                                          ===================

                  At December 31, 1998 and 1997, the Company had related party deposits of $4,832,000 and $3,105,000, respectively.

NOTE 6. INCOME TAXES

                   Income tax expense for the year ended December 31, 1998 consists of the following:

                         Current                                                    $        129,777
                         Deferred                                                          (129,777)
                                                                                    ----------------
                             Income tax expense                                     $              -
                                                                                    ================

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 6.  INCOME TAXES (Continued)

                  The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the year ended December 31, 1998 is as follows:

                                                                                       Amount         Percent
                                                                                  ---------------   ---------
                       Income taxes at statutory rate                              $      161,396        34 %
                          Change in valuation allowance                                 (212,280)       (45)
                          Change in rate assumptions                                       49,540        11
                          Other items, net                                                  1,344         -
                                                                                   --------------    ---------
                       Income tax expense                                          $            -         - %
                                                                                   ==============    =========

                  At December 31, 1997, the Company had Federal and state net operating loss carryforwards of approximately $116,000 and $260,641, respectively. No income tax expense or benefit was recorded for the year ended December 31, 1997 due to this loss carryforward.

                  The components of deferred income taxes are as follows:

                                                                                    December 31,
                                                                          --------------------------------
                                                                                1998              1997
                                                                          -------------    ---------------
                  Deferred tax assets:
                     Loan loss reserves                                   $      70,158    $        74,765
                     Depreciation                                                 4,255              9,661
                     Preopening and organization costs                           59,752             79,649
                     Operating loss carryforwards                                     -             54,423
                     Other                                                        1,907                 77
                                                                          -------------    ---------------
                                                                                136,072            218,575
                     Valuation allowance                                         (6,295)          (199,708)
                                                                          -------------    ---------------
                                                                                129,777             18,867
                                                                          -------------    ---------------

                  Deferred tax liabilities; securities
                    available-for-sale                                           39,182             18,867
                                                                          -------------    ---------------
                  Net deferred tax assets                                 $      90,595    $             -
                                                                          =============    ===============


                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 7.  COMMITMENTS AND CONTINGENT LIABILITIES

                  In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:


                                                                        December 31,
                                                         ------------------------------------------
                                                                  1998                   1997
                                                         -------------------    -------------------
                  Commitments to extend credit           $         6,771,000    $         4,259,000
                  Standby letters of credit                          106,000                      -
                                                         -------------------    -------------------
                                                         $         6,877,000    $         4,259,000
                                                         ===================    ===================


                  Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

                  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 7.  COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

                  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                  The Company leases its main office facility under a noncancelable operating lease agreement which expires on August 31, 2000, with options to renew for three successive periods of four to five years each. The lease requires the payment of normal maintenance utilities and insurance on the property. The Company also leases various other equipment.

                  The total minimum rental commitment at December 31, 1998 is due as follows:



                     During the year ending December 31:
                        1999                                                                  $       73,528
                        2000                                                                          49,173
                                                                                              --------------
                                                                                              $      122,701
                                                                                              ==============


                  The total rental expense for the years ended December 31, 1998 and 1997 was $75,232 and $73,087, respectively.

                  Year 2000 Disclosures

                  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Systems that do not properly recognize the year "2000" could generate erroneous data or cause systems to fail. The Company is heavily dependent on computer processing and telecommunication systems in the daily conduct of business activities. In addition, the Company must rely on intermediaries, vendors and customers to appropriately modify their systems in order that all may continue normal operations and operate without significant disruptions. The Company has conducted a review of its computer systems to identify the systems that could be affected by the Year 2000 issue. The Company presently believes that, with modifications to its computer systems and conversions to new systems, the Year 2000 issue will not pose significant operational problems for the Company or have a material adverse effect on future operating results. However, absolute assurance cannot be given that; (1) the modifications and conversions will remedy all deficiencies, (2) failure of any of the Company's systems will not have a material impact on operations, or (3) failure of any other companies' systems with whom the Company conducts business will not have a material impact on operations.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 8.  CONCENTRATIONS OF CREDIT

                  The Company originates primarily commercial, residential, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

                  Forty-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

                  The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,625,000.

NOTE 9.  REGULATORY MATTERS

                  The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, approximately $90,000 of retained earnings were available for dividend declaration without regulatory approval.

                  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 9.  Regulatory Matters (Continued)

                  As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  The Company and Bank's actual capital amounts and ratios are presented in the following table:


                                                                                               TO BE WELL
                                                                     FOR CAPITAL           CAPITALIZED UNDER
                                                                      ADEQUACY             PROMPT CORRECTIVE
                                           ACTUAL                     PURPOSES             ACTION PROVISIONS
                                 ----------------------------  ------------------------ -------------------------
                                     AMOUNT         RATIO          AMOUNT       RATIO       AMOUNT        RATIO
                                 ---------------  -----------  ---------------  ------- ---------------  --------
                                                             (DOLLARS IN THOUSANDS)
                                 --------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998:
  TOTAL CAPITAL
     (TO RISK WEIGHTED ASSETS):
     CONSOLIDATED                $     8,295       26.00%      $     2,553       8%     $        N/A      N/A
     BANK                        $     6,950       21.78%      $     2,553       8%     $      3,191      10%
  TIER I CAPITAL
     (TO RISK WEIGHTED ASSETS):
     CONSOLIDATED                $     7,935       24.87%      $     1,277       4%     $        N/A      N/A
     BANK                        $     6,590       20.66%      $     1,277       4%     $      1,915       6%
  TIER I CAPITAL
     (TO AVERAGE ASSETS):
     CONSOLIDATED                $     7,935       14.16%      $     2,243       4%     $        N/A      N/A
     BANK                        $     6,590       11.76%      $     2,243       4%     $      2,803       5%



                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------



NOTE 9.  REGULATORY MATTERS (CONTINUED)



                                                                                               TO BE WELL
                                                                     FOR CAPITAL           CAPITALIZED UNDER
                                                                      ADEQUACY             PROMPT CORRECTIVE
                                           ACTUAL                     PURPOSES             ACTION PROVISIONS
                                 ----------------------------  ------------------------ -------------------------
                                     AMOUNT         RATIO          AMOUNT       RATIO       AMOUNT        RATIO
                                 ---------------  -----------  ---------------  ------- ---------------  --------
                                                             (DOLLARS IN THOUSANDS)
                                 --------------------------------------------------------------------------------
As of December 31, 1997:
  Total Capital
     (to risk Weighted Assets):
     Consolidated                $        7,721       44.20%   $        1,399       8%  $          N/A       N/A
     Bank                        $        6,341       36.30%   $        1,399       8%  $        1,749       10%
  Tier I Capital
     (to Risk Weighted Assets):
     Consolidated                $        7,480       42.80%   $          700       4%  $          N/A       N/A
     Bank                        $        6,122       35.00%   $          700       4%  $        1,049        6%
  Tier I Capital
     (to Average Assets):
     CONSOLIDATED                $        7,480       20.90%   $        1,434       4%  $          N/A       N/A
     Bank                        $        6,122       17.10%   $        1,434       4%  $        1,793        5%



NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                  Cash, Due From Banks, and Federal Funds Sold:

                     The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

                  AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES:

                     Fair values for securities are based on available quoted market prices.

                  LOANS:

                     For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

                  DEPOSITS:

                     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

                  ACCRUED INTEREST:

                     The carrying amounts of accrued interest approximate their fair values.

                  OFF-BALANCE SHEET INSTRUMENTS:

                     Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         The carrying amount and estimated fair values of the Company's financial instruments are as follows:



                                                                       December 31, 1998
                                                               ---------------------------------
                                                                  Carrying            Fair
                                                                   Amount             Value
                                                               ---------------   ---------------
Financial assets:
   Cash, due from banks, and Federal funds sold                $     9,506,028   $     9,506,028
   Securities available-for-sale                                    19,850,223        19,850,223
   Securities held-to-maturity                                       1,609,806         1,625,358
   Loans                                                            27,175,464        27,851,726
   Accrued interest receivable                                         561,454           561,454

Financial liabilities:
   Deposits                                                         51,412,444        51,683,150
   Accrued interest payable                                            262,405           262,405


NOTE 11. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating expenses in excess of 1% of revenue are as follows:

                                                                            December 31,
                                                                --------------------------------------
                                                                       1998                 1997
                                                                -----------------    -----------------
                   Professional fees                            $         80,835     $         63,293
                   Data processing                                        80,799               52,092
                   Insurance                                              31,037               35,322

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 12. PARENT COMPANY FINANCIAL INFORMATION

                  The following information presents the condensed balance sheets, statements of operations, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 1998 and 1997:


                                                                CONDENSED BALANCE SHEETS

                                                                                              1998                 1997
                                                                                       ----------------     ----------------
                             Assets

                                Cash                                                   $        687,421     $      1,305,588
                                Investment in subsidiary                                      6,666,295            6,179,860
                                Land                                                            607,892                    -
                                Other assets                                                     50,082               30,695
                                                                                       ----------------     ----------------

                                           Total assets                                $      8,011,690     $      7,516,143
                                                                                       ================     ================

                             Liabilities, other                                        $            786     $          5,000

                             Stockholders' equity                                             8,010,904            7,511,143
                                                                                       -----------------    ----------------

                             Total liabilities and stockholders' equity                $      8,011,690     $      7,516,143
                                                                                       =================    ================

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 12. PARENT COMPANY FINANCIAL INFORMATION (Continued)


                                                        CONDENSED STATEMENTS OF OPERATIONS


                                                                                              1998                 1997
                                                                                       ----------------     ----------------
                      INTEREST INCOME                                                  $         35,417     $         16,370

                                                                                       ----------------     ----------------
                      EXPENSE:
                         INTEREST                                                                     -                6,993
                         OTHER                                                                   72,171               25,933
                                                                                       ----------------     ----------------
                                                                                                 72,171               32,926
                                                                                       ----------------     ----------------

                                    (LOSS) BEFORE INCOME TAX BENEFITS
                                     AND EQUITY IN UNDISTRIBUTED INCOME
                                     (LOSS) OF SUBSIDIARY                                      (36,754)             (16,556)

                      INCOME TAX BENEFITS                                                        50,082                    -
                                                                                       ----------------     ----------------

                                    INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                                     INCOME (LOSS) OF SUBSIDIARY                                 13,328             (16,556)

                      EQUITY IN UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARY                       461,365            (305,264)
                                                                                       ----------------     ----------------

                                    NET INCOME (LOSS)                                  $        474,693     $      (321,820)
                                                                                       ================     ================


                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 12. PARENT COMPANY FINANCIAL INFORMATION (Continued)



                                                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                                             1998                 1997
                                                                                      ----------------     ----------------
                   OPERATING ACTIVITIES
                      Net income (loss)                                               $        474,693     $      (321,820)
                      Adjustments to reconcile net income (loss) to net
                         cash provided by (used in) operating activities:
                          Undistributed (income) loss of subsidiary                          (461,365)              305,264
                          Write-off/amortization of organization costs                          30,695                7,664
                          Other operating activities                                          (54,298)               60,923
                                                                                      ----------------     ----------------

                                   Net cash provided by (used in) operating                   (10,275)               52,031
                                 activities

                                                                                      ----------------     ----------------
                   INVESTING ACTIVITIES
                      Purchase of land                                                       (607,892)                    -
                      Investment in subsidiary                                                       -          (6,434,132)
                      Change in premises and equipment                                               -              303,405
                                                                                      ----------------     ----------------

                                 Net cash used in investing activities                       (607,892)          (6,130,727)
                                                                                      ----------------     ----------------

                   FINANCING ACTIVITIES
                      Repayment of other borrowings                                                  -            (615,000)
                      Proceeds from sale of common stock, net of offering costs                      -            7,960,341
                      Redemption of organization shares                                              -                 (50)
                                                                                      ----------------     ----------------

                                  Net cash provided by financing activities                          -            7,345,291
                                                                                      ----------------     ----------------

                   Net increase (decrease) in cash                                           (618,167)            1,266,595

                   Cash at beginning of year                                                 1,305,588               38,993
                                                                                      ----------------     ----------------

                   Cash at end of year                                                $        687,421     $      1,305,588
                                                                                      ================     ================
