Form 10KSB, Exhibit 13
period 1999-12-31
FORSYTH BANCSHARES INC
filed 2000-03-29
CIK 1021479

MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



          The following is a discussion of the financial condition of Forsyth Bancshares, Inc. (the "Company") and its bank subsidiary, The Citizens Bank of Forsyth County (the "Bank") at December 31, 1999 and 1998 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about the Company's financial condition and results of operations that is not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

          Forward-Looking  Statements

     The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

     Overview

     The Company's 1999 results were highlighted by the complete recovery of its accumulated deficit and an increase of pretax earnings before the cumulative effect of a change in accounting principle of 24%. Overall, stockholders' equity has decreased due to net income of $485,000 being offset by other comprehensive losses related to the Company's available-for-sale security portfolio of $789,000. The Company is preparing for future loan and deposit growth with the opening of a new branch in its primary market area of Forsyth county in early 2000.

     Financial  Condition  at  December  31,  1999  and  1998

     Following is a summary of the Company's balance sheets for the years indicated:

                           December 31,                Percentage
                               1999          1998      Increase
                          (Dollars in Thousands)      (Decrease)
Cash and due from banks   $        1,959  $     1,326     47.74%
Federal funds sold                 2,060        8,180    (74.82)
Securities                        21,843       21,460      1.78
Loans, net                        38,072       27,175     40.10
Premises and equipment             1,051          943     11.33
Other assets                       1,224          673     81.87
                          --------------  -----------

                          $       66,209  $    59,757     10.80
                          ==============  ===========

Total deposits            $       58,040  $    51,412     12.89
Other liabilities                    462          334     37.91
Stockholders' equity               7,707        8,011     (3.79)
                          --------------  -----------

                          $       66,209  $    59,757     10.80
                          ==============  ===========

     Financial  Condition  at  December  31,  1999  and  1998

     As of December 31, 1999, the Company had total assets of $66.2 million, an increase of 10.8% as compared to December 31, 1998. Total interest-earning assets were $61.9 million at December 31, 1999 or 93.61% of total assets as compared to 95.08% at December 31, 1998. The Company's primary interest-earning assets at December 31, 1999 were loans, which made up 61.43% of total interest-earning assets as compared to 47.83% at December 31, 1998. The Company's loan to deposit ratio was 66.43% as compared to 53.56% at December 31, 1998. Deposit growth of $6.6 million and decreased Federal funds sold of $6.1 million have been used to fund loan growth of $11.0 million and to increase the investment portfolio by $1.5 million.

     The Company's investment portfolio, consisting of primarily U.S. Agency securities and mortgage-backed securities, amounted to $21.8 million at December 31, 1999. Unrealized losses on securities amounted to $1.1 million at December
31, 1999. As of December 31, 1999 management had not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

     The Company has 61% of its loan portfolio collateralized by real estate located in the Company's primary market area of Forsyth County and surrounding counties. The Company's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (43%), construction loans to build one- to four-family residential properties
(23%), and nonresidential properties consisting primarily of small business commercial properties (34%). The Company generally requires that loans collateralized by real estate not exceed 80% of the collateral value.

     The Company's remaining 39% of its loan portfolio consists of commercial, consumer, and other loans. the Company requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

     At December 31, 1999, the Company had loan commitments outstanding of $6.1 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 1999, the Bank has arrangements with two commercial banks for short-term advances of $2,150,000.

     At December 31, 1999, the Company's and the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. the Company's stockholders' equity increased due to net income in 1999 of $485,000. The Company's stockholders' equity decreased due to a decrease in the fair value of securities available-for-sale, net of tax, in the amount of $789,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

     In the future, the primary source of funds available to the Company will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, approximately $257,000 of dividends can be paid by the Bank to the Company without regulatory approval.

     The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for the Company and the Bank as of December 31, 1999 are as follows:

                                            Actual
                              ----------------------------------
                              Regulatory
                                Company     Bank   Requirements
                              -----------  ------  -------------
Leverage capital ratio             12.87%     11.00%       5.00%
  Risk-based capital ratios:
    Core capital                   19.48      16.76        6.00
    Total capital                  20.60      17.90       10.00

     At December 31, 1999, the Company had $207,000 of commitments for capital expenditures to complete its branch.

     These ratios may decline as asset growth continues, but, as earnings improve to support the growth, should remain in excess of the regulatory minimum requirements.

     Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

     Except for expected continued growth common to a de novo bank, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

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

     Results  of  Operations  For  The  Years  Ended  December 31, 1999 and 1998

     Following is a summary of the Company's operations for the periods indicated.

                            Years Ended
                            December 31,         Percentage
                               1999       1998    Increase
                      (Dollars in Thousands)     (Decrease)

Interest income             $     4,666  $3,821     22.11%

Interest expense                  2,213   1,891     17.03

Net interest income               2,453   1,930     27.10

Provision for loan losses           171     128     33.59

Other income                        129     105     22.86

Other expenses                    1,711   1,432     19.40

Pretax income                       700     475     47.68

Income taxes                        215       -         -

Net income                          485     475      2.32

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

     The net yield on average interest-earning assets was 4.08% in 1999 as compared to 4.16% in 1998. Average loans increased by $7.2 million which accounted for the majority of a $13.7 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $11.4 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 7.77% in 1999 from 8.23% in 1998. The rate paid on average interest-bearing liabilities decreased to 4.64% in 1999 from 5.20% in 1998.

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

Provision  for  Loan  Losses

     The provision for loan losses was $171,000 in 1999 as compared to $128,000 in 1998. The amounts provided are due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1999, the Company has nonperforming loans and assets of $23,000 as compared to none at December 31, 1998. The allowance for loan losses as a percentage of total loans at December 31, 1999 and 1998 was 1.25% and 1.31%, respectively.

     Other  Income

     Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $129,000 in 1999 as compared to $105,000 in 1998. The increase of $24,000 is due primarily to increased service charges on deposit accounts related to the Company's deposit growth.

     Other operating income was $105,000 in 1998 as compared to $50,000 in 1997. The increase is due to the Company being open for the entire year in 1998 and deposit growth.

     Non-interest  Expense

     Other operating expense for 1999 consists of salaries and employee benefits ($830,000), equipment and occupancy expenses ($281,000), and other operating expenses ($600,000). The increases over 1998 ($157,000 for salaries and employee benefits, $26,000 for equipment and occupancy, and $184,000 for other operating expenses) are due primarily to the overall growth of the Bank. Specifically, the Company's other operating expenses were higher in 1999 due in part to increased professional fees of $114,000 and data processing fees of $74,000.

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

     Income  Tax

     The year 1999 marked the first time in which income tax provisions were required. The Company's statutory tax rate of 34% was reduced to 31% by nontaxable interest income. The Company had no income tax expense due to accumulated deficits of $25,000 at December 31, 1998.

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

     At December 31, 1999, the Company's cumulative one year interest rate-sensitivity gap ratio was 50%. The Company's targeted ratio is 80% to 120% in this time horizon. This indicates that the Company's interest-bearing liabilities will reprice during this period at a rate faster than the Company's interest-earning assets. The Company is currently not within its targeted parameters due primarily to 93% of certificates of deposit repricing within a one year time frame as opposed to 38% of loans and securities repricing within a one year time frame. It is management's belief that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity, while not assured, should not be materially adversely affected. However, due to the long-term nature of the Company's interest-earning assets and the short-term nature of the interest-bearing liabilities, the Company's earnings could be negatively impacted in a rising interest rate environment. The Company intends to obtain Federal Home Loan Bank borrowings to assist in offsetting the current imbalance.

     The following table sets forth the distribution of the repricing of the Company's interest-earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate- sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Company's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                            After       After
                                            Three       One
                                            Months      Year but
                                 Within     but         Within    After
                                 Three      Within      Five      Five
                                 Months     One Year    Years     Years    Total
(Dollars in Thousands)
Interest-earning assets:
  Federal funds sold            $  2,060   $      --   $    --   $    --  $ 2,060
  Securities                          --          --    10,432    11,411   21,843
  Loans                           16,486       6,175    15,199       694   38,554
                                ---------  ----------  --------  -------  -------

                                  18,546       6,175    25,631    12,105   62,457
                                ---------  ----------  --------  -------  -------
Interest-bearing liabilities:
  Interest-bearing demand
  deposits                        14,359          --        --        --   14,359
  Savings                            756          --        --        --      756
  Time deposits, less than
  $100,000                         3,749      14,377     1,751        --   19,877
  Time deposits, $100,000
  and over                         2,499      13,611       733        --   16,843
                                ---------  ----------  --------  -------  -------

                                  21,363      27,988     2,484        --   51,835
                                ---------  ----------  --------  -------  -------

Interest rate sensitivity
  gap                           $ (2,817)  $ (21,813)  $23,147   $12,105  $10,622
                                =========  ==========  ========  =======  =======
Cumulative interest rate
  sensitivity gap               $ (2,817)  $ (24,630)  $(1,483)  $10,622
                                =========  ==========  ========  =======
Interest rate sensitivity
  gap ratio                          .87         .22     10.32        --
                                =========  ==========  ========  =======
Cumulative interest rate
  sensitivity gap ratio              .87         .50       .97      1.20
                                =========  ==========  ========  =======

     YEAR  2000  DISCLOSURES

     Based on a review of the Company's business since January 1, 2000, the Company has not experienced any material effects of the Year 2000 problem. Although the Company has not been informed of any material risks associated with the Year 2000 problem from third parties, there can be no assurance that the Company will not be impacted in the future. The Company will continuously monitor its business applications and maintain contact with its third party vendors and key business partners to resolve any Year 2000 problems that may arise in the future. The costs incurred by the Company to address Year 2000 issues were approximately $79,000.

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

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE  BALANCES

The condensed average balance sheet for the period indicated is presented below. (1)

                                          Years  Ended
                                          December  31,

                                         1999      1998
                                     (Dollars in Thousands)
ASSETS

Nontaxable securities                   $1,552      $-
Cash and due from banks                 1,477     1,112
Taxable securities                      22,598    18,353
Securities valuation account            (421)       80
Federal funds sold                      3,208     2,558
Loans (2)                               32,729    25,518
Reserve for loan losses                 (407)     (314)
Other assets                            1,902     1,190
                                       --------  --------
                                       $62,638   $48,497
                                       ========  ========

Total interest-earning assets          $60,087   $46,429
                                       ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest-bearing demand              $6,486    $4,149
Interest-bearing demand                 12,930    9,734
Savings                                  732       458
Time                                    34,071    26,162
                                       --------  --------
Total deposits                         $54,219   $40,503

Other liabilities                        575       255
                                       --------  --------
Total liabilities                       54,794    40,758
                                       --------  --------
Stockholders' equity                    7,844     7,739
                                       --------  --------
                                       $62,638   $48,497
                                       ========  ========

Total interest-bearing liabilities     $47,733   $36,354
                                       ========  ========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Nonaccrual loans of $25,000 were included in average loans for 1999. There were no nonaccrual loans included in average loans for 1998.

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


                                                         Years  Ended  December  31,
                                                         1999                 1998
                                                              Average            Average
                                                    Interest    Rate    Interest   Rate
                                                           (Dollars in Thousands)
INTEREST INCOME:
    Interest and fees on loans (1)                 $   3,145     9.61%  $   2,545  9.97%
    Interest on taxable securities                     1,298     5.75       1,140  6.21
    Interest on nontaxable securities (2)                 66     4.21           -     -
    Interest on Federal funds sold                       157     4.90         136  5.32
                                                   ----------           ---------
    Total interest income                          $   4,666     7.77   $   3,821  8.23
                                                   ----------           ---------

  INTEREST EXPENSE:
    Interest on interest-bearing
      demand deposits                              $     346     2.68   $     322  3.31
    Interest on savings deposits                          18     2.51          12  2.66
    Interest on time deposits                          1,849     5.43       1,557  5.95
                                                   ----------           ---------
    Total interest expense                             2,213     4.64       1,891  5.20
                                                   ----------           ---------

  NET INTEREST INCOME                              $   2,453               $1,930
                                                   ==========             =======

    Net interest spread                                          3.13%             3.03%
                                                               ========            ======
    Net yield on average interest-earning assets                 4.08%             4.16%
                                                               ========            ======

(1)          Interest  and  fees  on  loans  includes  $243,000 and $150,000 of loan fee income  for  the  years  ended  December  31, 1999 and 1998, respectively.  There was no interest  income  recognized  on  nonaccrual  loans  during  1999  or  1998.

(2)          Average  rates  on  nontaxable  securities have not been presented on a tax equivalent  basis.

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

                                                  Year Ended December 31,
                                                        1999 vs. 1998
                                                       Changes Due To:
                                                                       Increase
                                               Rate       Volume      (Decrease)
                                                    (Dollars in Thousands)
Increase (decrease) in:
Income from interest-earning assets:
  Interest and fees on loans                   $   (96)  $       696  $   600
  Interest on taxable securities                   (91)          249      158
  Interest on nontaxable securities                  -            66       66
  Interest on Federal funds sold                   (11)           32       21
                                               --------  -----------  -------
    Total interest income                         (198)        1,043      845
                                               --------  -----------  -------

  Expense from interest-bearing liabilities:
  Interest on interest-bearing
    demand deposits                                (69)           93       24
  Interest on savings deposits                      (1)            7        6
  Interest on time deposits                       (146)          438      292
                                               --------  -----------  -------
    Total interest expense                        (216)          538      322
                                               --------  -----------  -------
    Net interest income                        $    18   $       505  $   523
                                               ========  ===========  =======

                              INVESTMENT PORTFOLIO

     TYPES  OF  INVESTMENTS

     The carrying amounts of securities at the dates indicated are summarized as follows:

                                         December 31,
                                       1999        1998
                                    (Dollars in Thousands)
  U.S. Government agencies         $      16,000  $18,066
  State and municipal securities           1,651      268
  Mortgage-backed securities               4,192    3,126
                                   -------------  -------
                                   $      21,843  $21,460
                                   =============  =======

     MATURITIES

     The amounts of securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications
(1) one year or less, (2) after one year through five years, (3) after five years through ten years and (4) after ten years.

                                                    After one year    After five years
                                One year or less  through five years  through ten years
                                Amount   Yield(1)  Amount   Yield(1)  Amount   Yield(1)
U.S. Government agencies        $    --       --%  $ 9,999     6.03%  $ 6,001     6.54%
State and municipal securities       --       --        --       --       371     3.98
Mortgage-backed securities           --       --       433     6.36     1,261     5.51
                                -------            -------            -------
                                $    --       --   $10,432     6.04   $ 7,633     6.25
                                =======            =======            =======

                                   After ten years            Total
                                 Amount       Yield (1)  Amount   Yield (1)
U.S. Government agencies          $       --       -- %  $16,000      6.22%
State and municipal                    1,280       4.46    1,651      4.35
Mortgage-backed securities             2,498       5.06    4,192      5.33
                                  ----------             -------
                                  $    3,778       4.86  $21,843      5.91
                                   ==========             =======

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

                         LOAN PORTFOLIO

     TYPES  OF  LOANS

     The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                               December 31,
                                              1999         1998
                                           (Dollars in Thousands)
  Commercial                             $       7,520   $ 8,590
  Real estate-construction                       5,419     4,330
  Real estate-mortgage                          18,276     8,886
  Consumer installment loans and other           7,339     5,729
                                         --------------  --------
                                                38,554    27,535
  Less allowance for loan losses                  (482)     (360)
                                         --------------  --------
    Net loans                            $      38,072   $27,175
                                         ==============  ========

     MATURITIES  AND  SENSITIVITIES  OF  LOANS  TO  CHANGES  IN  INTEREST  RATES

     Total loans as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

     The disclosure of loans by the required categories, commercial and financial and real estate - construction, is not available and would involve undue burden and expense to the Company. In making this determination, the Company has considered the estimated cost to compile the required information and its current electronic data processing capability.


                                                       (Dollars  in  Thousands)
     Maturity:
           One  year  or  less                                $     23,701
           After  one  year  through  five  years                   14,649
           After  five  years                                          204
                                                                  --------
                                                              $     38,554
                                                                    ======

     The following table summarizes loans at December 31, 1999 with the due dates after one year which have predetermined and floating or adjustable interest rates.

                                                          (Dollars in Thousands)

     Predetermined  interest  rates                            $     13,585
     Floating  or  adjustable  interest  rates                        1,268
                                                                    -------
                                                               $     14,853
                                                                     ======

RISK  ELEMENTS

     Information with respect to nonaccrual, past due, and restructured loans at December 31, 1999 and 1998 is as follows:

                                                        December 31,
                                                      1999       1998
                                                  (Dollars in Thousands)
  Nonaccrual loans                                        $  23   $  0
  Loans contractually past due ninety
    days or more as to interest or
    principal payments and still accruing                     0      0
  Restructured loans                                          0      0
  Loans, now current about which there are
    serious doubts as to the ability of the
    borrower to comply with loan repayment terms              0      0
  Interest income that would have been recorded
    on nonaccrual and restructured loans under
    original terms                                            2      0
  Interest income that was recorded on
    nonaccrual and restructured loans                         0      0

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

                         SUMMARY OF LOAN LOSS EXPERIENCE

     The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                              Years Ended December 31,
                                                   1999       1998
                                               (Dollars in Thousands)
  Average amount of loans outstanding           $  32,729   $ 25,518
                                                ==========  =========

  Balance of allowance for loan losses
  at beginning of year                          $     360   $    235
                                                ----------  ---------
  Loans charged off
  Commercial and financial                             50         --
  Real estate mortgage                                 --         --
  Real estate mortgage                                 --         --
  Installment                                           1          7
                                                ----------  ---------
                                                       51          7
                                                ----------  ---------
  Loans recovered
  Commercial and financial                             --         --
  Real estate mortgage                                 --         --
  Installment                                           2          4
                                                ----------  ---------
                                                        2          4
                                                ----------  ---------
  Net charge-offs                                      49          3
                                                ----------  ---------
  Additions to allowance charged to operating
  expense during year                                 171        128
                                                ----------  ---------
  Balance of allowance for loan losses
  at end of year                                $     482   $    360
                                                ==========  =========
  Ratio of net loans charged off during the
  year to average loans outstanding                  0.15%      0.01%
                                                ==========  =========

     ALLOWANCE  FOR  LOAN  LOSSES

     The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

     As of December 31, 1999 and 1998, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                December 31, 1999          December 31, 1998
                                   Percent of loans in        Percent of loans in
                                      each category             each category
                             Amount   to total loans   Amount   to total loans
                                           (Dollars in Thousands)
Commercial                   $   145           19.51%  $   108           31.19%
Real estate - construction        72           14.05        54           15.73
Real estate - mortgage           217           47.40       162           32.27
Consumer installment
  loans and other                 48           19.04        36           20.81
                             -------  ---------------  -------  ---------------
                             $   482          100.00%  $   360          100.00%
                             =======  ===============  =======  ===============

                                    DEPOSITS

     Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the periods of banking operations is presented below.(1)



                                          Years  Ended  December  31,
                                           1999               1998
                                      Amount   Percent   Amount   Percent
(Dollars in Thousands)
Noninterest-bearing demand deposits   $ 6,486        --        %  $  4,149   -- %
Interest-bearing demand deposits       12,930      2.68    9,734      3.31
Savings deposits                          732      2.51      458      2.66
Time deposits                          34,071      5.43   26,162      5.95
                                      -------           --------
                                      $54,219           $ 40,503
                                      =======           ========

     (1) Average balances were determined using the daily average balances during the year.


     The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.
                                                          (Dollars in Thousands)
     Three  months  or  less                                    $      2,499
     Over  three  months  through  six  months                         5,817
     Over  six  through  twelve  months                                7,794
     Over  twelve  months                                                733
                                                                    --------
          Total                                                 $     16,843
                                                                      ======

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                                                     Years  Ended  December  31,
                                                            1999     1998

     Return  on  assets  (1)                                0.77%    0.98%
     Return  on  equity  (2)                                6.19     6.13
     Dividend  payout  ratio  (3)                             -       -
     Equity  to  assets  ratio  (4)                        12.52    15.96

(1)     Net  income  divided  by  average  total  assets.
(2)     Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)     Average  common  equity  divided  by  average  total  assets.

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

TO  THE  BOARD  OF  DIRECTORS
FORSYTH  BANCSHARES,  INC.  AND  SUBSIDIARY
CUMMING,  GEORGIA

     We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1999 and 1998, and the related statements of income, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                       /s/  MAULDIN  &  JENKINS,  LLC


Atlanta,  Georgia
February  10,  2000

                                         FORSYTH BANCSHARES, INC.
                                              AND SUBSIDIARY

                                       CONSOLIDATED BALANCE SHEETS
                                        DECEMBER 31, 1999 AND 1998


ASSETS                                                                  1999                 1998
                                                                 -------------------  -------------------
  Cash and due from banks                                        $        1,958,658   $        1,326,028
  Federal funds sold                                                      2,060,000            8,180,000
  Securities available-for-sale                                          20,910,159           19,850,223
  Securities held-to-maturity, at cost (fair value of $922,840
         and $1,625,358)                                                    932,579            1,609,806

  Loans                                                                  38,554,138           27,535,516
  Less allowance for loan losses                                            481,930              360,052
                                                                 -------------------  -------------------
         Loans, net                                                      38,072,208           27,175,464

  Premises and equipment                                                  1,051,136              943,207
  Other assets                                                            1,224,000              672,968
                                                                 -------------------  -------------------

              TOTAL ASSETS                                       $       66,208,740   $       59,757,696
                                                                 ===================  ===================

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits
           Noninterest-bearing demand                            $        6,214,719   $        5,127,899
           Interest-bearing demand                                       14,358,555           11,922,927
           Savings                                                          746,213              602,876
           Time, $100,000 and over                                       16,843,202           16,095,235
           Other time                                                    19,877,410           17,663,507
                                                                 -------------------  -------------------
               Total deposits                                            58,040,099           51,412,444
  Other liabilities                                                         461,554              334,348
                                                                 -------------------  -------------------
                TOTAL LIABILITIES                                        58,501,653           51,746,792
                                                                 ===================  -------------------

  Commitments and contingent liabilities

  Stockholders' equity
          Common stock, no par value; 10,000,000 shares
           authorized; 800,000 issued and outstanding                     7,960,341            7,960,341
           Retained earnings (deficit)                                      459,735              (25,497)
           Accumulated other comprehensive income (loss)                   (712,989)              76,060
                                                                 -------------------  -------------------
                  TOTAL STOCKHOLDERS' EQUITY                              7,707,087            8,010,904
                                                                 -------------------  -------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $       66,208,740   $       59,757,696
                                                                 ===================  ===================

See  Notes  to  Consolidated  Financial  Statements.


                                              FORSYTH BANCSHARES, INC.
                                                   AND SUBSIDIARY

                                          CONSOLIDATED STATEMENTS OF INCOME
                                       YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------------------------------------------
                                                                            1999                      1998
                                                                   -----------------------  ------------------------
  INTEREST INCOME
     Loans                                                         $             3,145,196  $             2,544,637
     Taxable securities                                                          1,298,263                1,140,389
     Nontaxable securities                                                          65,405                        -
     Federal funds sold                                                            157,297                  136,164
                                                                   -----------------------  ------------------------
            TOTAL INTEREST INCOME                                                4,666,161                3,821,190
                                                                   -----------------------  ------------------------

  INTEREST EXPENSE ON DEPOSITS                                                   2,213,029                1,890,802
                                                                   -----------------------  ------------------------

            NET INTEREST INCOME                                                  2,453,132                1,930,388
  PROVISION FOR LOAN LOSSES                                                        170,818                  127,748
                                                                   -----------------------  ------------------------
            NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  2,282,314                1,802,640
                                                                   -----------------------  ------------------------

  OTHER INCOME
     Service charges on deposit accounts                                           103,566                   70,529
     Other operating income                                                         18,256                   21,173
     Net realized gains on sales of securities available-for-sale                    7,089                   12,885
                                                                   -----------------------  ------------------------
            TOTAL OTHER INCOME                                                     128,911                  104,587
                                                                   -----------------------  ------------------------

  OTHER EXPENSES
     Salaries and employee benefits                                                830,537                  672,845
     Equipment and occupancy expenses                                              281,020                  255,055
     Other operating expenses                                                      600,104                  415,829
                                                                   -----------------------  ------------------------
            TOTAL OTHER EXPENSES                                                 1,711,661                1,343,729
                                                                   -----------------------  ------------------------

            INCOME BEFORE INCOME TAXES AND CUMULATIVE
            EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                             699,564                  563,498

  INCOME TAX EXPENSE                                                               214,332                        -
                                                                   -----------------------  ------------------------

            INCOME BEFORE CUMULATIVE EFFECT OF A
              CHANGE IN ACCOUNTING PRINCIPLE                                       485,232                  563,498

  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                  -                  (88,805)
                                                                   -----------------------  ------------------------

                   NET INCOME                                      $               485,232  $               474,693
                                                                   =======================  ========================

  EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT
       OF A CHANGE IN ACCOUNTING PRINCIPLE                         $                  0.61  $                  0.70
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                  -                    (0.11)
  EARNINGS PER COMMON SHARE                                                           0.61                     0.59
                                                                   =======================  ========================

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                                              FORSYTH BANCSHARES, INC.
                                                   AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                       YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------------------------------------------

                                                                                1999                    1998
                                                                      ------------------------  --------------------
NET INCOME                                                            $               485,232   $           474,693
                                                                      ------------------------  --------------------
  OTHER COMPREHENSIVE INCOME (LOSS):

       Unrealized gains (losses) on securities available-for-sale:

           Unrealized holding gains (losses) arising during period,
               net of tax (benefits) of $(404,070) and $43,563,
               respectively                                                          (784,370)               33,572

            Reclassification adjustment for gains realized
                in net income, net of tax of $2,410 and $4,381,
                respectively                                                           (4,679)               (8,504)
                                                                      ------------------------  --------------------

  OTHER COMPREHENSIVE INCOME (LOSS)                                                  (789,049)               25,068
                                                                      ------------------------  --------------------

COMPREHENSIVE INCOME (LOSS)                                           $              (303,817)  $           499,761
                                                                      ------------------------  --------------------

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                                               FORSYTH BANCSHARES, INC.
                                                    AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          YEARS ENDED DECEMBER 31, 1999 AND 1998
----------------------------------------------------------------------------------------------------------------------

                                             Commonstock                               ACCUMULATED
                                        -----------------------                            Other            Total
                                                     At Amount    Retained Earnings    Comprehensive    Stockholders'
                                          Shares      Paid-In         (Deficit)        Income (Loss)       Equity
                                        -----------  ----------  -------------------  ---------------  ---------------
Balance, December 31, 1997                  800,000  $7,960,341  $         (500,190)  $       50,992   $    7,511,143
    Net Income                                    -           -             474,693                -          474,693
    Other Comprehensive Income                    -           -                   -           25,068           25,068
                                        -----------  ----------  -------------------  ---------------  ---------------
Balance, December 31, 1998                  800,000   7,960,341             (25,497)          76,060        8,010,904
    Net Income                                    -           -             485,232                -          485,232
    Other Comprehensive Loss                      -           -                   -         (789,049)        (789,049)
                                        -----------  ----------  -------------------  ---------------  ---------------
Balance, December 31, 1999                  800,000  $7,960,341  $          459,735   $     (712,989)  $    7,707,087
                                        ===========  ==========  ===================  ===============  ===============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                                   FORSYTH BANCSHARES, INC.
                                        AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 1999 AND 1998

---------------------------------------------------------------------------------------------

                                                                     1999           1998
                                                                   -----------  -------------
  OPERATING ACTIVITIES
      Net income                                                 $    485,232   $    474,693
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation                                               124,833        107,453
           Write-off/amortization of organization costs                     -         88,805
           Provision for loan losses                                  170,818        127,748
           Deferred income taxes                                      (40,891)      (129,777)
           Gain on sale of securities available-for-sale               (7,089)       (12,885)
           Increase in interest receivable                            (98,181)      (123,392)
           Increase (decrease) in interest payable                    (32,992)       148,103
           Other operating activities                                 154,718        (26,894)
                                                                   -----------  -------------

              Net cash provided by operating activities               756,448        653,854
                                                                   -----------  -------------

  INVESTING ACTIVITIES
      Purchases of securities available-for-sale                  (11,747,136)   (15,214,920)
      Proceeds from maturities of securities available-for-sale     7,239,072      4,198,212
      Proceeds from sales of securities available-for-sale          2,259,688      2,013,555
      Proceeds from maturities of securities held-to-maturity         677,227      2,351,611
      Net (increase) decrease in Federal funds sold                 6,120,000     (6,170,000)
      Net increase in loans                                       (11,067,562)    (8,738,318)
      Purchase of premises and equipment                             (232,762)      (621,564)
                                                                   -----------  -------------

              Net cash used in investing activities                (6,751,473)   (22,181,424)
                                                                   -----------  -------------

  FINANCING ACTIVITIES

      Net increase in deposits                                      6,627,655     21,066,847
                                                                   -----------  -------------

                Net cash provided by financing activities           6,627,655     21,066,847
                                                                   -----------  -------------

      Net increase (decrease) in cash and due from banks              632,630       (460,723)
                                                                   -----------  -------------

      Cash and due from banks at beginning of year                  1,326,028      1,786,751
                                                                   -----------  -------------

    Cash and due from banks at end of year                       $  1,958,658   $  1,326,028
                                                                  ===========  ==============

                                 FORSYTH BANCSHARES, INC.
                                      AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 1999 AND 1998
------------------------------------------------------------------------------------------

                                                                      1999        1998
                                                                   ----------  -----------
  SUPPLEMENTAL DISCLOSURES
       Cash paid for:
           Interest                                                $2,246,021  $1,742,699

           Income taxes                                            $  128,000  $  132,000

  NONCASH TRANSACTIONS
       Unrealized (gains) losses on securities available-for-sale  $1,195,529  $  (64,250)


SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

          CASH  AND  DUE  FROM  BANKS

Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          SECURITIES

Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. All other securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income
(loss),  net  of  tax.

Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

          LOANS

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued based on the principal balance outstanding.

Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          LOANS  (CONTINUED)

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

          PREMISES  AND  EQUIPMENT

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

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

Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          EARNINGS  PER  COMMON  SHARE

Earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. The weighted-average shares of common stock outstanding was 800,000 for 1999 and 1998.

          CUMULATIVE  EFFECT  OF  A  CHANGE  IN  ACCOUNTING  PRINCIPLE

In April of 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start Up Activities". SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 became effective for financial statements for fiscal years beginning after December 15, 1998. Early adoption was encouraged for fiscal years in which financial statements had not been issued. During 1998, the Company wrote off $88,805 of unamortized organization costs upon adoption of SOP 98-5. Prior to the adoption of SOP 98-5, the Company was amortizing these costs over a five year period.

          COMPREHENSIVE  INCOME

Statement  of  Financial  Accounting  Standards  ("SFAS")  No.  130, ("Reporting
Comprehensive Income"), describes comprehensive income as the total of all components of comprehensive income, including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          RECENT  ACCOUNTING  PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------------------------------

NOTE  2.     SECURITIES

The  amortized  cost  and  fair  value  of  securities  are  summarized  as  follows:

                                                                     GROSS        GROSS
                                            AMORTIZED             UNREALIZED    UNREALIZED      FAIR
                                               COST                  GAINS        LOSSES        VALUE
                                            -------------------  -----------  ------------  -----------
  SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 1999:
  U. S. GOVERNMENT AND AGENCY
  SECURITIES                                 $        16,184,104  $         -  $  (683,822)  $15,500,282
  STATE AND MUNICIPAL SECURITIES                       1,851,280            -     (200,168)    1,651,112
  MORTGAGE-BACKED SECURITIES                           3,955,062            -     (196,297)    3,758,765
                                             -------------------  -----------  ------------  -----------
                                             $        21,990,446  $         -  $(1,080,287)  $20,910,159
                                             ===================  ===========  ============  ===========

  DECEMBER 31, 1998:
  U. S. Government and agency
  securities                                $         16,941,184  $   150,890  $   (24,609)  $17,067,465
  State and municipal securities                         275,000            -       (7,312)      267,688
  Mortgage-backed securities                           2,518,797        3,077       (6,804)    2,515,070
                                             -------------------  -----------  ------------  -----------
                                            $         19,734,981  $   153,967  $   (38,725)  $19,850,223
                                  -          ===================  ===========  ============  ===========
  SECURITIES HELD-TO-MATURITY
  DECEMBER 31, 1999:
  U. S. GOVERNMENT AND AGENCY
  SECURITIES                                $            499,965  $         -  $    (4,565)  $   495,400
  MORTGAGE-BACKED SECURITIES                             432,614            -       (5,174)      427,440
                                             -------------------  -----------  ------------  -----------
                                            $            932,579  $         -  $    (9,739)  $   922,840
                                  -          ===================  ===========  ============  ===========

  DECEMBER 31, 1998:
  U. S. Government and agency
  securities                                $            999,029  $     8,421  $         -   $ 1,007,450
  Mortgage-backed securities                             610,777        7,131            -       617,908
                                             -------------------  -----------  ------------  -----------
                                            $          1,609,806  $    15,552  $         -   $ 1,625,358
                                  -          ===================  ===========  ============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  2.     SECURITIES  (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1999 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                                   SECURITIES             SECURITIES
                                AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                            ------------------------  --------------------
                             AMORTIZED      FAIR      AMORTIZED     FAIR
                               COST         VALUE        COST      VALUE
                            -----------  -----------  ----------  --------

Due from one year to five
years                       $ 9,834,468  $ 9,498,954  $  499,965  $495,400
Due from five years to ten
years                         6,744,350    6,372,825           -         -
Due after ten years           1,456,566    1,279,615           -         -
Mortgage-backed securities    3,955,062    3,758,765     432,614   427,440
                            -----------  -----------  ----------  --------
                            $21,990,446  $20,910,159  $  932,579  $922,840
                            ===========  ===========  ==========  ========



Securities with a carrying value of $2,922,000 and $1,119,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

Gross  gains and losses on sales of securities available-for-sale consist of the following:
                                   YEARS ENDED DECEMBER 31,
                                 --------------------------
                                         1999      1998
                                     -----------  -------
  Gross gains                        $    7,253   $12,885
  Gross losses                             (164)        -
  Net realized gains                 $    7,089   $12,885
                                      ----------  -------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

----------------------------------------------------------------------------------

NOTE  3.     LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES

The  composition  of  loans  is  summarized as follows:

                                                    DECEMBER 31,
                                           ----------------------------
                                                1999           1998
                                           --------------  ------------
  Commercial, financial, and agricultural  $   7,520,000   $ 8,590,000
  Real estate - construction                   5,419,000     4,330,000
  Real estate - mortgage                      18,276,000     8,886,000
  Consumer installment and other               7,339,138     5,729,516
                                              38,554,138    27,535,516
                                           --------------  ------------
  Allowance for loan losses                     (481,930)     (360,052)
  Loans, net                               $  38,072,208   $27,175,464
                                           ==============  ============

                                             YEARS ENDED DECEMBER 31,
                                              --------------------
                                                1999       1998
                                              ---------  ---------
BALANCE, BEGINNING OF YEAR                    $360,052   $235,000
  Provision for loan losses                    170,818    127,748
  Loans charged off                            (51,193)    (6,571)
  Recoveries of loans previously charged off     2,253      3,875
                                              ---------  ---------
BALANCE, END OF YEAR                          $481,930   $360,052
                                              =========  =========


The total recorded investment in impaired loans was $23,457 and $-- at December 31, 1999 and 1998, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1999 and 1998. The average recorded investment in impaired loans for 1999 and 1998 was $25,268 and $--. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1999 and 1998.

The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

  BALANCE, BEGINNING OF YEAR                     $ 1,792,634
  Advances                                         5,981,565
  Repayments                                      (4,342,432)
  Transactions due to change in related parties       (7,751)
                                                 ------------
  BALANCE, END OF YEAR                           $ 3,424,016
                                                 ------------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  4.     PREMISES  AND  EQUIPMENT

Premises  and  equipment  are  summarized  as  follows:

                                                                  DECEMBER 31,
                                                            -----------------------
                                                                 1999         1998
                                                            ----------  -----------
  Land                                                  $     607,892   $  607,892
  Equipment                                                   482,069      418,165
  Leasehold improvements                                      119,592      112,643
  Construction and equipment installation in progress,
     estimated cost to complete $207,000                      161,909            -
                                                            1,371,462    1,138,700
                                                            ----------  -----------
  Accumulated depreciation                                   (320,326)    (195,493)
                                                        $   1,051,136   $  943,207
                                                            ----------  -----------


NOTE  5.     DEPOSITS

The  scheduled  maturities of time deposits at December 31, 1999 are as follows:

2000                                                   $34,238,842
2001                                                     1,933,161
2002                                                       336,623
2003                                                       186,986
2004                                                        25,000
                                                       -----------
                                                        36,720,612
                                                       ===========

The Company had related party deposits of $3,478,000 and $4,832,000 at December 31, 1999 and 1998, respectively.

NOTE  6.     INCOME  TAXES

Income  tax  expense  consists  of  the  following:

                               YEARS ENDED DECEMBER 31,
                              ------------------------
                                 1999       1998
                               ---------  ---------
Current                        $255,223    129,777
Deferred                        (34,596)    82,503
Change in valuation allowance    (6,295)  (212,280)
                               ---------  ---------
    Income tax expense         $214,332          -
                               =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE  6.     INCOME  TAXES  (CONTINUED)

The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                        YEARS ENDED DECEMBER 31,
                                ----------------------------------------
                                         1999                1998
                                -------------------  -------------------
                                 AMOUNT    PERCENT     AMOUNT    PERCENT
                                ---------  --------  ----------  --------
Income taxes at statutory rate  $237,852        34%  $ 161,396        34%
Change in valuation allowance     (6,295)       (1)   (212,280)      (45)
Change in rate assumptions             -         -      49,540        11
Nontaxable interest              (22,481)       (3)          -         -
Other items, net                   5,256         1       1,344         -
Income tax expense              $214,332        31%  $       -         -%
                                ---------  --------  ----------  ---------


The  components  of  deferred  income  taxes  are  as  follows:


                                                                 DECEMBER 31,
                                                           ------------------------
                                                               1999         1998
                                                           -------------  ---------
  Deferred tax assets:
  Loan loss reserves                                       $     118,191  $ 70,158
  Depreciation                                                    11,259     4,255
  Preopening and organization costs                               38,975    59,752
  Securities available-for-sale                                  367,298         -
  Other                                                            2,243     1,907
                                                           -------------  ---------
                                                                 537,966   136,072
                                                           -------------  ---------
  Valuation allowance                                                  -    (6,295)
                                                                 537,966   129,777
                                                           -------------  ---------

  Deferred tax liabilities; securities available-for-sale              -    39,182
                                                           -------------  ---------
  Net deferred tax assets                                  $     537,966  $ 90,595
                                                           =============  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                      DECEMBER 31,
                              -------------------------
                                   1999         1998
                              -------------  ----------
Commitments to extend credit  $   6,115,000  $6,771,000
Standby letters of credit            75,000     106,000
                              -------------  ----------
                              $   6,190,000  $6,877,000
                              =============  ==========

Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

The  total  minimum  rental  commitment  at December 31, 1999 is due as follows:

     During  the  year  ending  December  31:
     2000                                                           $     49,173
                                                                    ============

The total rental expense for the years ended December 31, 1999 and 1998 was $73,507 and $75,232, respectively.


NOTE  8.     CONCENTRATIONS  OF  CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

Sixty-one percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,625,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  9.     REGULATORY  MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, approximately $257,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE  9.     REGULATORY  MATTERS  (CONTINUED)

The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                          TO BE WELL
                                                        FOR CAPITAL    CAPITALIZED UNDER
                                                         ADEQUACY      PROMPT CORRECTIVE
                                         ACTUAL          PURPOSES      ACTION PROVISIONS
                                    ---------------  ---------------  -------------------
                                    AMOUNT   RATIO   AMOUNT   RATIO      AMOUNT     RATIO
                                    -------  ------  -------  ------  ------------  -----
                                                     (DOLLARS IN THOUSANDS)
                                    -----------------------------------------------------
AS OF DECEMBER 31, 1999:
TOTAL CAPITAL TO RISK WEIGHTED
ASSETS:
     CONSOLIDATED                   $ 8,902  20.60%  $ 3,458      8%  $        N/A    N/A
     BANK                           $ 7,588  17.90%  $ 3,392      8%        $4,240    10%
TIER I CAPITAL TO RISK WEIGHTED
ASSETS:
     CONSOLIDATED                   $ 8,420  19.48%  $ 1,729      4%  $        N/A    N/A
     BANK                           $ 7,106  16.76%  $ 1,696      4%        $2,544     6%
TIER I CAPITAL TO AVERAGE ASSETS:
     CONSOLIDATED                   $ 8,420  12.87%  $ 2,617      4%  $        N/A    N/A
     BANK                           $ 7,106  11.00%  $ 2,584      4%        $3,230     5%

As of December 31, 1998:
Total Capital to Risk Weighted
Assets:
     Consolidated                   $ 8,295  26.00%  $ 2,553      8%  $        N/A    N/A
     Bank                           $ 6,950  21.78%  $ 2,553      8%        $3,191    10%
Tier I Capital to Risk Weighted
Assets:
     Consolidated                   $ 7,935  24.87%  $ 1,277      4%  $        N/A    N/A
     Bank                           $ 6,590  20.66%  $ 1,277      4%        $1,915     6%
Tier I Capital to Average Assets:
     Consolidated                   $ 7,935  14.16%  $ 2,243      4%  $        N/A    N/A
     Bank                           $ 6,590  11.76%  $ 2,243      4%          $2,803   5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  10.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  10.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE  10.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

The carrying amount and estimated fair values of the Company's financial instruments are as follows:

                                    DECEMBER 31, 1999        DECEMBER 31, 1998
                               ------------------------  ------------------------
                                 CARRYING      FAIR       CARRYING        FAIR
                                 AMOUNT        VALUE       AMOUNT        VALUE
                               -----------  -----------  -----------  -----------
Financial assets:
Cash, due from banks, and
  Federal funds sold           $ 4,018,658  $ 4,018,658  $ 9,506,028  $ 9,506,028
Securities available-for-sale   20,910,159   20,910,159   19,850,223   19,850,223
Securities held-to-maturity        932,579      922,840    1,609,806    1,625,358
Loans                           38,072,208   38,135,379   27,175,464   27,851,726
Accrued interest receivable        659,635      659,635      561,454      561,454

Financial liabilities:
  Deposits                     $58,040,099  $57,894,421  $51,412,444  $51,683,150
  Accrued interest payable         229,413      229,413      262,405      262,405

NOTE  11.     SUPPLEMENTAL  FINANCIAL  DATA

Components of other operating expenses in excess of 1% of revenue are as follows:

                                   YEARS ENDED DECEMBER 31,
                                  -------------------------
                                        1999     1998
                                     ---------  --------
  Professional fees                  $ 211,386  $97,772
  Data processing                      154,866   80,799

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE  12.     PARENT  COMPANY  FINANCIAL  INFORMATION

The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 1999 and 1998:

                               CONDENSED BALANCE SHEETS

                                                 1999        1998
                                               ---------  -----------
  ASSETS
  Cash                                        $  494,075  $  687,421
  Investment in subsidiary                     6,393,053   6,666,295
  Premises and equipment                         769,801     607,892
  Other assets                                    50,158      50,082
                                               ---------  -----------

  TOTAL ASSETS                                $7,707,087  $8,011,690
                                               =========  ==========

  LIABILITIES, OTHER                          $        -  $      786

  STOCKHOLDERS' EQUITY                         7,707,087   8,010,904
                                               ---------  -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $7,707,087  $8,011,690
                                               =========  ==========

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------

NOTE  12.     PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)


                    CONDENSED STATEMENTS OF INCOME

                                                  1999       1998
                                                --------    -------
  INTEREST INCOME                               $ 21,273   $ 35,417
                                                --------    -------

  EXPENSE, OTHER                                  77,140     72,171
                                                --------    -------

  (LOSS) BEFORE INCOME TAX BENEFITS
  AND EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARY                                  (55,867)   (36,754)

  INCOME TAX BENEFITS                             25,290     50,082
                                                --------    -------

  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY                           (30,577)    13,328

  EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY   515,809    461,365
                                                --------    -------

  NET INCOME                                    $485,232   $474,693
                                                ========    =======

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------------

NOTE  12.     PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                 1999        1998
                                            -----------  ------------
  OPERATING ACTIVITIES
  Net income                                  $ 485,232   $  474,693
  Adjustments to reconcile net income to net
  cash used in operating activities:
      Undistributed income of subsidiary       (515,809)    (461,365)
      Write-off of organization costs                 -       30,695
      Other operating activities                   (860)     (54,298)
                                            -----------  ------------

    NET CASH USED IN OPERATING ACTIVITIES       (31,437)     (10,275)

  INVESTING ACTIVITIES
  Purchase of premises and equipment           (161,909)    (607,892)
                                            -----------  ------------

  NET CASH USED IN INVESTING ACTIVITIES        (161,909)    (607,892)
                                            -----------  ------------


  Net decrease in cash                         (193,346)    (618,167)

  Cash at beginning of year                     687,421    1,305,588
                                            -----------  ------------

  Cash at end of year                         $ 494,075   $  687,421
                                            ===========  ============