Form 10KSB, Exhibit 13
period 2000-12-31
FORSYTH BANCSHARES INC
filed 2001-03-30
CIK 1021479

EXHIBIT 13.1

                       2000 ANNUAL REPORT TO SHAREHOLDERS


MARKET  FOR  THE  COMPANY'S  COMMON  STOCK  AND  RELATED  SHAREHOLDER  MATTERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

INDEPENDENT  AUDITOR'S  REPORT.

CONSOLIDATED  FINANCIAL  STATEMENTS  AND  NOTES  TO  CONSOLIDATED  FINANCIAL
STATEMENTS.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange of over-the-counter market. As of December 31, 2000, there were approximately 642 holders of record of the Company's Common Stock and 800,000 shares of Common Stock issued and outstanding.

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

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The Citizens Bank of Forsyth County, at December 31, 2000 and 1999 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations, that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FORWARD-LOOKING  STATEMENTS

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

OVERVIEW

Our 2000 results were highlighted by continued loan and deposit growth and an increase in net income of 13%. We opened a new branch in the Midway community of Forsyth County, Georgia in 2000 and are currently in process of constructing a permanent facility at this location. We are also currently in the process of planning an additional branch facility in neighboring Cherokee County, Georgia. The Forsyth County area remains one of the fastest growing areas in the country. We believe that our geographic expansion will allow us to take advantage of this growth.

FINANCIAL  CONDITION  AT  DECEMBER  31,  2000  AND  1999

The  following  is  a  summary  of  our  balance sheets for the years indicated:

                                      December  31,
                                      2000     1999
                                  (Dollars in Thousands)

Cash and due from banks              $ 2,575  $ 1,959
Interest-bearing deposits in banks       172       --
Federal funds sold                     3,550    2,060
Securities                            25,747   21,843
Loans, net                            47,715   38,072
Premises and equipment                 1,575    1,051
Other assets                           1,240    1,224
                                     -------  -------

                                     $82,574  $66,209
                                     =======  =======

Total deposits                       $73,260  $58,040
Other liabilities                        485      462
Stockholders' equity                   8,829    7,707
                                     -------  -------

                                     $82,574  $66,209
                                     =======  =======

FINANCIAL  CONDITION  AT  DECEMBER  31,  2000  AND  1999

As of December 31, 2000, we had total assets of $82.6 million, an increase of 25% over December 31, 1999. Total interest-earning assets were $77.8 million at December 31, 2000 or 94.2% of total assets as compared to 94.3% of total assets at December 31, 1999. Our primary interest-earning assets at December 31, 2000 were loans, which made up 62.1% of total interest-earning assets as compared to 61.7% at December 31, 1999. Our loan to deposit ratio was 66% at December 31, 2000 as compared to 67% at December 31, 1999. Deposit growth of $15.2 million has been used to fund loan growth of $9.8 million and to increase the securities portfolio by $3.9 million. The remainder was used to fund a $1.5 million increase in federal funds sold.

Our securities portfolio, consisting of U.S. Agency securities, state and municipal securities, corporate securities, mortgage-backed securities and restricted equity securities, amounted to $25.7 million at December 31, 2000.
Unrealized losses on securities amounted to $227,000 at December 31, 2000 as compared to $1.1 million at December 31,1999. Management has not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 66% of our loan portfolio collateralized by real estate located in our primary market area of Forsyth County and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one- to four-family residential properties (42%), construction loans to build one- to four-family residential properties (26%), and nonresidential properties consisting primarily of small business commercial properties (32%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value.

The remaining 34% of the loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

LIQUIDITY  AND  CAPITAL  RESOURCES

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity was considered satisfactory.

At December 31, 2000, we had loan commitments outstanding of $9.7 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2000, we had arrangements with two commercial banks for short-term advances of $2,150,000.

At December 31, 2000, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased by $1,122,000 due to net income in 2000 of $549,000 and to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $573,000.

For regulatory purposes, net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to Forsyth Bancshares, Inc. is the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $288,000 in dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for us and the Bank as of December 31, 2000 are as follows:

                                                Actual
                              -------------------------------------------
                                                             Regulatory
                              Consolidated       Bank       Requirements
                              -------------  -------------  -------------

Leverage capital ratio               11.71%         11.62%          5.00%
Risk-based capital ratios:
    Core capital                     17.53          17.40           6.00
    Total capital                    18.63          18.49          10.00

At December 31, 2000, we had $320,000 of commitments for capital expenditures to complete our Midway branch.

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements. Anticipated future earnings will assist in keeping these ratios at satisfactory levels.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

EFFECTS  OF  INFLATION

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive
assets  and  rate  sensitive  liabilities.   We,  through  our  asset-liability
committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

RESULTS  OF  OPERATIONS  FOR  THE  YEARS  ENDED  DECEMBER  31,  2000  AND  1999

The  following  is  a  summary  of  our  operations  for  the  years  indicated.

                                                     Years Ended December 31,
                                                          2000     1999
                                                     (Dollars in Thousands)

Interest income                                          $ 6,060  $ 4,666

Interest expense                                           3,073    2,213
                                                         -------  -------

Net interest income                                        2,987    2,453

Provision for loan losses                                    135      171

Other income                                                 120      129

Other expenses                                             2,176    1,711
                                                         -------  -------

Pretax income                                                796      700

Income taxes                                                 247      215
                                                         -------  -------

Net income                                               $   549  $   485
                                                         =======  =======

NET  INTEREST  INCOME

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

Our net yield on average interest-earning assets was 4.18% in 2000 as compared to 4.08% in 1999. Average loans increased by $10.7 million which accounted for the majority of an $11.3 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $10.4 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 8.49% in 2000 from 7.77% in 1999. The rate paid on average interest-bearing liabilities increased to 5.29% in 2000 from 4.64% in 1999.

PROVISION  FOR  LOAN  LOSSES

The provision for loan losses was $135,000 in 2000 as compared to $171,000 in 1999. The amounts provided are due primarily to the growth of the portfolio and to our assessment of the inherent risk in the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. As of December 31, 2000, we had nonperforming loans and assets of $15,000 as compared to $23,000 at December 31, 1999. The allowance for loan losses as a percentage of total loans at December 31, 2000 and 1999 was 1.25%.

OTHER  INCOME

Other income consists of service charges on deposit accounts, other miscellaneous revenues and fees, and gains and losses on securities transactions. Other income was $120,000 in 2000 as compared to $129,000 in 1999. The decrease of $9,000 is due primarily to increased service charges on deposit accounts in the amount of $36,000 related to our deposit growth being offset by a net increase in losses realized on securities transactions of $52,000. The majority of the securities transaction losses were realized on certain securities that we sold in the last quarter of 2000. The securities were sold in an effort to improve our overall security portfolio yield.

OTHER  EXPENSES

Other expense for 2000 consists of salaries and employee benefits ($1.1 million), equipment and occupancy expenses ($393,000), and other operating expenses ($682,000). Salaries and employee benefits increased by $269,000 due to an increase in the number of full time employees to 26 from 17 and other annual salary increases. Equipment and occupancy expenses increased by $113,000 due primarily to increased depreciation of $77,000 and increased maintenance costs of $23,000. Other operating expenses increased by $82,000 due to normal increases associated with the growth of the Bank.

INCOME  TAX

We recognized income tax expense of $247,000 in 2000 as compared to $215,000 in 1999. The effective tax rate was 31% for 2000 and 1999. We had expected the effective rate to be higher in 2000 due to state income taxes. However, anticipated state income liabilities were substantially reduced by nontaxable
U.S  agency  interest  and  other  state  income  tax  credits.

ASSET/LIABILITY  MANAGEMENT

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank's Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets.

During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates.
Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

At December 31, 2000, our cumulative one year interest rate-sensitivity gap ratio was 63%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 89% of certificates of deposit repricing within a one year time frame as opposed to 45% of loans and securities repricing within a one year time frame. It is our belief that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity, while not assured, should not be adversely affected. However, due to the long-term nature of our interest-earning assets and the short-term nature of our interest-bearing liabilities, our earnings could be negatively impacted in a rising interest rate environment.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2000, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                            After      After
                                            Three       One
                                            Months   Year but
                                 Within      but      Within    After
                                 Three      Within     Five     Five
                                 Months    One Year    Years    Years    Total
                        (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing
     deposits in banks          $    172  $      --   $    --  $    --  $   172
  Federal funds sold               3,550         --        --       --    3,550
  Securities                       2,829      2,007     9,973   10,938   25,747
  Loans                           20,566      8,102    18,773      878   48,319
                                --------  ----------  -------  -------  -------

                                  27,117     10,109    28,746   11,816   77,788
                                --------  ----------  -------  -------  -------

Interest-bearing liabilities:
  Interest-bearing demand
     deposits                     16,350         --        --       --   16,350
  Savings                            827         --        --       --      827
  Certificates, less than
        $100,000                   5,327     15,895     3,569       --   24,791
  Certificates, $100,000
  and over                         3,069     17,779     1,873       --   22,721
                                --------  ----------  -------  -------  -------

                                  25,573     33,674     5,442       --   64,689
                                --------  ----------  -------  -------  -------

Interest rate sensitivity
  gap                           $  1,544  $ (23,565)  $23,304  $11,816  $13,099
                                ========  ==========  =======  =======  =======
Cumulative interest rate
  sensitivity gap               $  1,544  $ (22,021)  $ 1,283  $13,099
                                ========  ==========  =======  =======
Interest rate sensitivity
  gap ratio                         1.06        .30      5.28       --
                                ========  ==========  =======  =======
Cumulative interest rate
  sensitivity gap ratio             1.06        .63      1.02     1.20
                                ========  ==========  =======  =======

               SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of our assets, liabilities and stockholders' equity, the interest rates we experience; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE  BALANCES

The  condensed average balance sheet for the years indicated is presented below.
(1)

                                               Years Ended
                                               December 31,
                                             2000      1999
                                         (Dollars in Thousands)
                  ASSETS

  Cash and due from banks                  $ 1,835   $ 1,477
  Taxable securities                        20,128    22,598
  Nontaxable securities                      1,850     1,552
  Interest-bearing deposits in banks           307        --
  Securities valuation account                (907)     (421)
  Federal funds sold                         5,667     3,208
  Loans (2)                                 43,449    32,729
  Allowance for loan losses                   (538)     (407)
  Other assets                               2,584     1,902
                                           --------  --------
                                           $74,375   $62,638
                                           ========  ========

  Total interest-earning assets            $71,401   $60,087
                                           ========  ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits:
    Noninterest-bearing demand             $ 7,608   $ 6,486
    Interest-bearing demand                 14,670    12,930
    Savings                                    831       732
    Time                                    42,646    34,071
                                           --------  --------
      Total deposits                        65,755    54,219

  Other liabilities                            434       575
                                           --------  --------
      Total liabilities                     66,189    54,794
  Stockholders' equity                       8,186     7,844
                                           --------  --------
                                           $74,375   $62,638
                                           ========  ========

  Total interest-bearing liabilities       $58,147   $47,733
                                           ========  ========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Nonaccrual loans of $18,000 and $25,000 were included in average loans for 2000 and 1999, respectively.

INTEREST  INCOME  AND  INTEREST  EXPENSE

The following tables set forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                           Years Ended December 31,
                                                           2000               1999
                                                              Average            Average
                                                    Interest    Rate    Interest   Rate
                                                          (Dollars in Thousands)
INTEREST INCOME:
    Interest and fees on loans (1)                 $   4,417    10.17%  $   3,145  9.61%
    Interest on taxable securities                     1,174     5.83       1,298  5.75
    Interest on nontaxable securities (2)                 80     4.30          66  4.21
    Interest on deposits in banks                         17     5.64           -     -
    Interest on Federal funds sold                       372     6.56         157  4.90
                                                   ----------           ---------
    Total interest income                              6,060     8.49       4,666  7.77
                                                   ----------           ---------
INTEREST EXPENSE:
    Interest on interest-bearing
      demand deposits                                    412     2.81         346  2.68
    Interest on savings deposits                          20     2.45          18  2.51
    Interest on time deposits                          2,641     6.19       1,849  5.43
                                                   ----------           ---------
    Total interest expense                             3,073     5.29       2,213  4.64
                                                   ----------           ---------
NET INTEREST INCOME                                $   2,987               $2,453
                                                   ==========           =========
    Net interest spread                                          3.20%             3.13%
                                                            ==========             =====
    Net yield on average interest-earning assets                 4.18%             4.08%
                                                            ==========             =====

(1) Interest and fees on loans includes $320,000 and $243,000 of loan fee income for the years ended December 31, 2000 and 1999, respectively. There was no interest income recognized on nonaccrual loans during 2000 or 1999.

(2) Average rates on nontaxable securities have not been presented on a tax equivalent basis.

RATE  AND  VOLUME  ANALYSIS

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                   Year  Ended  December  31,
                                                        2000  vs.  1999
                                                        Changes  Due  To:

                                                     Rate    Volume      Net
                                                    (Dollars in Thousands)
    Increase (decrease) in:
    Income from interest-earning assets:
    Interest and fees on loans                   $   191   $ 1,081   $ 1,272
    Interest on taxable securities                    20      (144)     (124)
    Interest on nontaxable securities                  1        13        14
    Interest on deposits in banks                      -        17        17
    Interest on Federal funds sold                    66       149       215
                                                 --------  --------  --------
      Total interest income                          278     1,116     1,394
                                                 --------  --------  --------

    Expense from interest-bearing liabilities:
    Interest on interest-bearing
        demand deposits                               41        25        66
    Interest on savings deposits                      (1)        3         2
    Interest on time deposits                        285       507       792
                                                 --------  --------  --------
        Total interest expense                       325       535       860
                                                 --------  --------  --------
        Net interest income                      $   (47)  $   581   $   534
                                                 ========  ========  ========

                              INVESTMENT PORTFOLIO

TYPES  OF  INVESTMENTS

The carrying amounts of securities at the dates indicated are summarized as follows:


                                     December  31,
                                    2000     1999
                                 (Dollars in Thousands)

  U.S. Government agencies         $13,010  $16,000
  State and municipal securities     1,801    1,651
  Corporate securities               4,319       --
  Mortgage-backed securities         6,431    4,192
  Restricted equity securities         186       --
                                   -------  -------
                                   $25,747  $21,843
                                   =======  =======

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years.


After  five                                             After  one

through  ten  years             One year or less    through five years

Amount   Yield (1)              Amount   Yield (1)  Amount  Yield(1)

U.S. Government agencies        $    --        --%  $ 7,756      5.82%  $ 5,254     5.89%
State and municipal securities       --         --      189      3.80       195     4.15
Corporate securities              2,007       6.24    1,250      5.99     1,062     6.72
Mortgage-backed securities           --         --      779      5.94     1,378     5.68
                                -------             -------             -------

                                $ 2,007       6.24  $ 9,974      5.81   $ 7,889     5.92
                                =======             =======             =======

                                After  ten  years         Total

                                Amount   Yield (1)  Amount   Yield(1)

U.S. Government agencies        $    --       -- %  $13,010      5.85%
State and municipal               1,417       4.37    1,801      4.29
Corporate securities                 --         --    4,319      6.29
Mortgage-backed securities        4,274       6.43    6,431      6.21
                                -------             -------

                                $ 5,691       5.92  $25,561      5.91
                                =======             =======

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES  OF  LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                            December  31,
                                           2000      1999
                                      (Dollars in Thousands)

  Commercial                             $ 7,553   $ 7,520
  Real estate-construction                 8,229     5,419
  Real estate-mortgage                    23,569    18,276
  Consumer installment loans and other     8,968     7,339
                                         --------  --------
                                          48,319    38,554
  Less allowance for loan losses            (604)     (482)
                                         --------  --------
      Net loans                          $47,715   $38,072
                                         ========  ========

MATURITIES  AND  SENSITIVITIES  OF  LOANS  TO  CHANGES  IN  INTEREST  RATES

Total loans as of December 31, 2000 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                  (Dollars in Thousands)
  Commercial
    One year or less              $                 7,245
    After one through five years                      984
    After five years                                    -
                                  -----------------------
                                                    8,229
                                  -----------------------

  Construction
    One year or less              $                 4,616
    After one through five years                    2,701
    After five years                                  236
                                  -----------------------
                                                    7,553
                                  -----------------------

  Other
    One year or less              $                17,239
    After one through five years                   15,229
    After five years                                   69
                                  -----------------------
                                                   32,537
                                  -----------------------

                                  $                48,319
                                  =======================

The following table summarizes loans at December 31, 2000 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                    (Dollars in Thousands)

    Predetermined interest rates            $16,732
    Floating or adjustable interest rates     2,487
                                            -------
                                            $19,219
                                            =======

RISK  ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2000 and 1999 is as follows:

                                                         December  31,
                                                        2000    1999
                                                    (Dollars in Thousands)

  Nonaccrual loans                                   $      15  $     23
  Loans contractually past due ninety
    days or more as to interest or
    principal payments and still accruing                    5         0
  Restructured loans                                         0         0
  Loans, now current about which there are
    serious doubts as to the ability of the
    borrower to comply with loan repayment terms             0         0
  Interest income that would have been recorded
    on nonaccrual and restructured loans under
    original terms                                           2         2
  Interest income that was recorded on
    nonaccrual and restructured loans                        0         0

Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. This status is accorded interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                         SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                              Years Ended December 31,
                                                   2000       1999
                                              (Dollars in Thousands)

  Average amount of loans outstanding           $  43,449   $32,729
                                                ==========  ========

  Balance of allowance for loan losses
    at beginning of year                        $     482   $   360
                                                ----------  --------

  Loans charged off
    Commercial and financial                           --        50
    Real estate mortgage                               --        --
    Installment                                        14         1
                                                ----------  --------
                                                       14        51
                                                ----------  --------

  Loans recovered
    Commercial and financial                           --        --
    Real estate mortgage                               --        --
    Installment                                         1         2
                                                ----------  --------
                                                        1         2
                                                ----------  --------

  Net charge-offs                                      13        49
                                                ----------  --------

  Additions to allowance charged to operating
    expense during year                               135       171
                                                ----------  --------

  Balance of allowance for loan losses
    at end of year                              $     604   $   482
                                                ==========  ========

  Ratio of net loans charged off during the
  year to average loans outstanding                  0.03%     0.15%
                                                ==========  ========

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 2000 and 1999, we made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                              December  31,  2000            December  31,  1999
                                              Percent of loans in            Percent of loans in
                                                each category                    each category
                                   Amount      to total loans        Amount     to total loans
                                              (Dollars in Thousands)

Commercial                   $           181           15.63%  $           145           19.51%
Real estate - construction                91           17.03                72           14.05
Real estate - mortgage                   272           48.78               217           47.40
Consumer installment
  loans and other                         60           18.56                48           19.04
                             ---------------  ---------------  ---------------  ---------------
                             $           604          100.00%  $           482          100.00%
                             ===============  ===============  ===============  ===============

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)


                                          Years  Ended  December  31,
                                            2000               1999
                                      Amount    Percent   Amount   Percent
                                             (Dollars in Thousands)

Noninterest-bearing demand deposits   $ 7,608       -- %  $ 6,486      -- %
Interest-bearing demand deposits       14,670       2.81   12,930      2.68
Savings deposits                          831       2.45      732      2.51
Time deposits                          42,646       6.19   34,071      5.43
                                      -------             -------
                                      $65,755             $54,219
                                      =======             =======

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                              (Dollars in Thousands)

  Three months or less             $ 3,069
  Over three through six months      7,453
  Over six through twelve months    10,326
  Over twelve months                 1,873
                                   -------
    Total                          $22,721
                                   =======

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                          Years Ended December 31,
                               2000    1999
  Return on assets (1)         0.74%   0.77%
  Return on equity (2)         6.71    6.19
  Dividend payout ratio (3)       -       -
  Equity to assets ratio (4)  11.01   12.52

(1)  Net  income  divided  by  average  total  assets.
(2)  Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)  Average  equity  divided  by  average  total  assets.

                          INDEPENDENT AUDITOR'S REPORT
================================================================================


TO  THE  BOARD  OF  DIRECTORS
FORSYTH  BANCSHARES,  INC.  AND  SUBSIDIARY
CUMMING,  GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related statements of income, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                     /s/  MAULDIN  &  JENKINS,  LLC



Atlanta,  Georgia
February  22,  2001

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

=========================================================================================

                                                              ---------------------------
            ASSETS                                                2000          1999
                                                              ------------  -------------
  Cash and due from banks                                     $ 2,575,341   $  1,958,658
  Interest-bearing deposits in banks                              171,383              -
  Federal funds sold                                            3,550,000      2,060,000
  Securities available-for-sale                                24,890,238     20,910,159
  Securities held-to-maturity, at cost (fair value of
     $857,417 and $922,840                                        857,144        932,579

  Loans                                                        48,318,792     38,554,138
  Less allowance for loan losses                                  603,723        481,930
                                                              ------------  -------------
         Loans, net                                            47,715,069     38,072,208

  Premises and equipment                                        1,574,678      1,051,136
  Other assets                                                  1,240,159      1,224,000
                                                              ------------  -------------

              TOTAL ASSETS                                    $82,574,012   $ 66,208,740
                                                              ============  =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits
           Noninterest-bearing                                $ 8,570,534   $  6,214,719
           Interest-bearing                                    64,689,183     51,825,380
                                                              ------------  -------------
               Total deposits                                  73,259,717     58,040,099
  Other liabilities                                               485,692        461,554
                                                              ------------  -------------
                TOTAL LIABILITIES                              73,745,409     58,501,653
                                                              ------------  -------------

  Commitments and contingencies

  Stockholders' equity
          Common stock, no par value; 10,000,000 shares
                authorized; 800,000 issued and outstanding      7,960,341      7,960,341
           Retained earnings                                    1,008,780        459,735
           Accumulated other comprehensive loss                  (140,518)      (712,989)
                                                              ------------  -------------
                  TOTAL STOCKHOLDERS' EQUITY                    8,828,603      7,707,087
                                                              ------------  -------------

                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $82,574,012   $ 66,208,740
                                                              ============  =============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

========================================================================================

                                                                 -----------------------
                                                                    2000         1999
                                                                 -----------  ----------
  INTEREST INCOME
     Loans                                                       $4,417,053   $3,145,196
     Taxable securities                                           1,174,121    1,298,263
     Nontaxable securities                                           79,525       65,405
     Deposits in banks                                               17,306            -
     Federal funds sold                                             371,635      157,297
                                                                 -----------  ----------
            TOTAL INTEREST INCOME                                 6,059,640    4,666,161
                                                                 -----------  ----------

  INTEREST EXPENSE ON DEPOSITS                                    3,073,092    2,213,029
                                                                 -----------  ----------
            NET INTEREST INCOME                                   2,986,548    2,453,132
  PROVISION FOR LOAN LOSSES                                         135,213      170,818
                                                                 -----------  ----------
            NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   2,851,335    2,282,314
                                                                 -----------  ----------

  OTHER INCOME
     Service charges on deposit accounts                            139,908      103,566
     Other operating income                                          25,385       18,256
     Net realized gains (losses) on sales of securities
            available-for-sale                                      (44,684)       7,089
                                                                 -----------  ----------
            TOTAL OTHER INCOME                                      120,609      128,911
                                                                 -----------  ----------

  OTHER EXPENSES
     Salaries and employee benefits                               1,099,840      830,537
     Equipment and occupancy expenses                               393,620      281,020
     Other operating expenses                                       682,203      600,104
                                                                 -----------  ----------
            TOTAL OTHER EXPENSES                                  2,175,663    1,711,661
                                                                 -----------  ----------

            INCOME BEFORE INCOME TAXES                              796,281      699,564

  INCOME TAX EXPENSE                                                247,236      214,332
                                                                 -----------  ----------

                   NET INCOME                                    $  549,045   $  485,232
                                                                 ===========  ==========
  EARNINGS PER SHARE                                             $     0.69   $     0.61
                                                                 ===========  ==========

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                      -------------------------------------
                                                                             2000                1999
                                                                      ---------------  --------------------

  NET INCOME                                                          $       549,045  $           485,232
                                                                      ---------------  --------------------

  OTHER COMPREHENSIVE INCOME (LOSS):

       Unrealized gains (losses) on securities available-for-sale:

           Unrealized holding gains (losses) arising during period,
               net of tax (benefits) of $265,981 and $(404,070),
               respectively                                                   542,980             (784,370)

            Reclassification adjustment for (gains) losses realized
                in net income, net of tax of $15,193 and $2,410,
                respectively                                                   29,491               (4,679)
                                                                      ---------------  --------------------

  OTHER COMPREHENSIVE INCOME (LOSS)                                           572,471             (789,049)
                                                                      ---------------  --------------------

COMPREHENSIVE INCOME (LOSS)                                           $     1,121,516  $          (303,817)
                                                                      ===============  ====================

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                                   FORSYTH BANCSHARES, INC.
                                       AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            YEARS ENDED DECEMBER 31, 2000 AND 1999

===============================================================================================================

                                       COMMON  STOCK                            ACCUMULATED
                                  -------------------------      RETAINED          OTHER              TOTAL
                                   SHARES       AT AMOUNT        EARNINGS      COMPREHENSIVE       STOCKHOLDERS'
                                                PAID-IN         (DEFICIT)       INCOME (LOSS)         EQUITY
                                  ---------  --------------  ---------------  ------------------  --------------
  BALANCE, DECEMBER 31, 1998        800,000  $    7,960,341  $      (25,497)  $          76,060   $   8,010,904
      Net income                          -               -         485,232                   -         485,232
      Other comprehensive loss            -               -               -            (789,049)       (789,049)
                                  ---------  --------------  ---------------  ------------------  --------------
  BALANCE, DECEMBER 31, 1999        800,000       7,960,341         459,735            (712,989)      7,707,087
      Net income                          -               -         549,045                   -         549,045
      Other comprehensive income          -               -               -             572,471         572,471
                                  ---------  --------------  ---------------  ------------------  --------------
  BALANCE, DECEMBER 31, 2000        800,000  $    7,960,341  $    1,008,780   $        (140,518)  $   8,828,603
                                  =========  ==============  ===============  ==================  ==============

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 ----------------------------
                                                                     2000           1999
                                                                 -------------  -------------
  OPERATING ACTIVITIES
      Net income                                                 $    549,045   $    485,232
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation                                               201,929        124,833
           Provision for loan losses                                  135,213        170,818
           Deferred income taxes                                      (59,071)       (40,891)
           (Gain) loss on sale of securities available-for-sale        44,684         (7,089)
           Increase in interest receivable                           (223,435)       (98,181)
           Increase (decrease) in interest payable                    135,626        (32,992)
           Other operating activities                                (126,314)       154,718
                                                                 -------------  -------------

              Net cash provided by operating activities               657,677        756,448
                                                                 -------------  -------------

  INVESTING ACTIVITIES
      Net increase in interest-bearing deposits in banks             (171,383)             -
      Purchases of securities available-for-sale                   (7,020,562)   (11,747,136)
      Proceeds from maturities of securities available-for-sale       359,383      7,239,072
      Proceeds from sales of securities available-for-sale          3,490,061      2,259,688
      Proceeds from maturities of securities held-to-maturity          75,435        677,227
      Net (increase) decrease in Federal funds sold                (1,490,000)     6,120,000
      Net increase in loans                                        (9,778,074)   (11,067,562)
      Purchase of premises and equipment                             (725,472)      (232,762)
                                                                 -------------  -------------

              Net cash used in investing activities               (15,260,612)    (6,751,473)
                                                                 -------------  -------------

  FINANCING ACTIVITIES
      Net increase in deposits                                     15,219,618      6,627,655
                                                                 -------------  -------------

                Net cash provided by financing activities          15,219,618      6,627,655
                                                                 -------------  -------------

      Net increase in cash and due from banks                         616,683        632,630

      Cash and due from banks at beginning of year                  1,958,658      1,326,028
                                                                 -------------  -------------

      Cash and due from banks at end of year                     $  2,575,341   $  1,958,658
                                                                 =============  =============

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999
================================================================================

                                                  -----------------------
                                                     2000        1999
                                                  ----------  -----------
  SUPPLEMENTAL DISCLOSURES
       Cash paid for:
           Interest                                $2,937,466  $2,246,021

           Income taxes                            $  381,000  $  128,000

SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                    FORSYTH BANCSHARES, INC.  AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

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

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and deferred taxes.

             CASH,  DUE  FROM  BANKS  AND  CASH  FLOWS

               For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks and deposits are reported net.

               The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

             SECURITIES

               Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

             SECURITIES  (CONTINUED)

               Equity securities, including restricted stock, without a readily determinable fair value are classified as available-for-sale and recorded at cost.

               Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

             LOANS

               Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid balance.

               Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized in income over the life of the loans.

               The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loan is returned to accrual status.

               The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

               The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

             LOANS  (CONTINUED)

               A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

             PREMISES  AND  EQUIPMENT

               Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

             OTHER  REAL  ESTATE  OWNED

               Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2000 or 1999.

             TRANSFERS  OF  FINANCIAL  ASSETS

               Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

             INCOME  TAXES

               Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

             STOCK  COMPENSATION  PLANS

               Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options to be issued under the Company's stock option plan will have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost will be recognized for them. The Company has elected to measure compensation cost in accordance with the accounting methodology in Opinion No. 25.

             EARNINGS  PER  SHARE

               Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share would be computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. There were no potential common shares outstanding at December 31, 2000 or 1999. The weighted average number of shares outstanding for the years ended December 31, 2000 and 1999 was 800,000.

             COMPREHENSIVE  INCOME

               Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  1.     SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

             RECENT  DEVELOPMENTS

               In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  2.     SECURITIES

             The amortized cost and fair value of securities are summarized as follows:

                                                 GROSS         GROSS
                                   AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                     COST         GAINS        LOSSES        VALUE
                                  -----------  -----------  ------------  -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2000:
  U. S. GOVERNMENT AND AGENCY
    SECURITIES                    $12,557,851  $    10,285  $   (57,741)  $12,510,395
  STATE AND MUNICIPAL SECURITIES    1,849,300            -      (47,819)    1,801,481
  CORPORATE SECURITIES              4,362,091            -      (43,415)    4,318,676
  MORTGAGE-BACKED SECURITIES        6,161,938            -      (87,952)    6,073,986
  RESTRICTED EQUITY SECURITIES        185,700            -            -       185,700
                                  -----------  -----------  ------------  -----------
                                  $25,116,880  $    10,285  $  (236,927)  $24,890,238
                                  ===========  ===========  ============  ===========

  December 31, 1999:
  U. S. Government and agency
    securities                    $16,184,104  $         -  $  (683,822)  $15,500,282
  State and municipal securities    1,851,280            -     (200,168)    1,651,112
  Mortgage-backed securities        3,955,062            -     (196,297)    3,758,765
                                  -----------  -----------  ------------  -----------
                                  $21,990,446  $         -  $(1,080,287)  $20,910,159
                                  ===========  ===========  ============  ===========

  SECURITIES HELD-TO-MATURITY
  DECEMBER 31, 2000:
  U. S. GOVERNMENT AND AGENCY
    SECURITIES                    $   499,988  $       162  $         -   $   500,150
  MORTGAGE-BACKED SECURITIES          357,156          111            -       357,267
                                  -----------  -----------  ------------  -----------
                                  $   857,144  $       273  $         -   $   857,417
                                  ===========  ===========  ============  ===========

  December 31, 1999:
  U. S. Government and agency
    securities                    $   499,965  $         -  $    (4,565)  $   495,400
  Mortgage-backed securities          432,614            -       (5,174)      427,440
                                  -----------  -----------  ------------  -----------
                                  $   932,579  $         -  $    (9,739)  $   922,840
                                  ===========  ===========  ============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  2.     SECURITIES  (CONTINUED)

               Securities with a carrying value of $3,174,000 and $2,922,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

               The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                         SECURITIES AVAILABLE-FOR-SALE  SECURITIES HELD-TO-MATURITY
                         -----------------------------  ---------------------------
                               AMORTIZED      FAIR      AMORTIZED     FAIR
                                 COST         VALUE        COST      VALUE
                              -----------  -----------  ----------  --------
  Due within one year         $ 2,014,590  $ 1,006,752  $        -  $      -
  Due from one to five years    8,723,205    8,694,376     499,988   500,150
  Due from five to ten years    6,575,363    6,511,813           -         -
  Due after ten years           1,456,084    1,417,611           -         -
  Mortgage-backed securities    6,161,938    6,073,986     357,156   357,267
                              -----------  -----------  ----------  --------
                              $24,931,180  $23,704,538  $  857,144  $857,417
                              ===========  ===========  ==========  ========

               Gross gains and losses on sales of securities available-for-sale consist of the following:

                                 YEARS ENDED DECEMBER 31,
                                 ------------ -----------
                                     2000      1999
                                 -----------  -----------
  Gross gains                    $        -   $    7,253
                                 -----------  -----------
  Gross losses                      (44,684)        (164)
  Net realized gains (losses)    $  (44,684)  $    7,089
                                 ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE  3.     LOANS

             The  composition  of  loans  is  summarized  as  follows:

                                                       DECEMBER 31,
                                                 --------------------------
                                                     2000          1999
                                                 ------------  ------------
        Commercial, financial, and agricultural  $ 7,553,000   $ 7,520,000
        Real estate - construction                 8,229,000     5,419,000
        Real estate - mortgage                    23,569,000    18,276,000
        Consumer installment and other             8,967,792     7,339,138
                                                 ------------  ------------
                                                  48,318,792    38,554,138
        Allowance for loan losses                   (603,723)     (481,930)
                                                 ------------  ------------
        Loans, net                               $47,715,069   $38,072,208
                                                 ============  ============

              Changes  in  the  allowance  for  loan  losses  are  as  follows:

                                            YEARS ENDED DECEMBER 31,
                                              ---------  ---------
                                                2000       1999
                                              ---------  ---------
  Balance, beginning of year                  $481,930   $360,052
  Provision for loan losses                    135,213    170,818
  Loans charged off                            (14,017)   (51,193)
  Recoveries of loans previously charged off       597      2,253
                                              ---------  ---------
  Balance, end of year                        $603,723   $481,930
                                              =========  =========

     The total recorded investment in impaired loans was $15,077 and $23,457 at December 31, 2000 and 1999, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2000 and 1999. The average recorded investment in impaired loans for 2000 and 1999 was $18,121 and $25,268. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2000 and 1999.

     In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:

  Balance, beginning of year  $ 3,424,016
  Advances                      7,947,882
  Repayments                   (6,604,263)
                              ------------
  Balance, end of year        $ 4,767,635
                              ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  4.     PREMISES  AND  EQUIPMENT

              Premises  and  equipment  are  summarized  as  follows:

                                             DECEMBER 31,
                                        -----------  -----------
                                           2000         1999
                                        -----------  -----------
Land                                    $  845,359   $  607,892
                                        -----------  -----------
Buildings                                  295,451            -
Equipment                                  646,148      482,069
Leasehold improvements                     131,302      119,592
Construction in progress,
   estimated cost to complete $320,000      76,229      161,909
                                        -----------  -----------
                                         1,994,489    1,371,462
Accumulated depreciation                  (419,811)    (320,326)
                                        -----------  -----------
                                        $1,574,678   $1,051,136
                                        ===========  ===========

NOTE  5.      DEPOSITS

              The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $22,721,244 and $16,843,202, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

2001                                                   $42,378,188
2002                                                     2,651,785
2003                                                       470,980
2004                                                       196,047
2005                                                     1,814,641
                                                       -----------
                                                        47,511,641
                                                       ===========

NOTE  6.      KEY  EMPLOYEE  INCENTIVE  PLAN

              In 2000, the Company adopted an incentive plan that provides for the issuance of stock options to key employees. The Company has reserved 80,000 shares of common stock for this purpose. No options have been granted as of December 31, 2000.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  7.     INCOME  TAXES

             Income  tax  expense  consists  of  the  following:

                               YEARS ENDED DECEMBER 31,
                                 --------------------
                                   2000       1999
                                 ---------  ---------
  Current                        $306,307   $255,223
  Deferred                        (59,071)   (34,596)
  Change in valuation allowance         -     (6,295)
                                 ---------  ---------
      Income tax expense         $247,236   $214,332
                                 =========  =========

              The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                          YEARS ENDED DECEMBER 31,
                                  ----------------------------------------
                                         2000                  1999
                                  -------------------  -------------------
                                   AMOUNT    PERCENT    AMOUNT    PERCENT
                                  ---------  --------  ---------  --------
Income taxes at statutory rate    $270,736        34%  $237,852        34%
  Change in valuation allowance          -         -     (6,295)       (1)
  Nontaxable interest              (21,735)       (3)   (22,481)       (3)
  Other items, net                  (1,765)        -      5,256         1
                                  ---------  --------  ---------  --------
Income tax expense                $247,236        31%  $214,332        31%
                                  =========  ========  =========  ========

              The  components  of  deferred  income  taxes  are  as  follows:

                                              DECEMBER 31,
                                           ------------------
                                             2000      1999
                                           --------  --------
   Deferred tax assets:
        Loan loss reserves                 $177,674  $118,191
        Depreciation                         30,592    11,259
        Preopening and organization costs    20,197    38,975
        Securities available-for-sale        86,124   367,298
        Other                                 1,276     2,243
                                           --------  --------
   Net deferred tax assets                 $315,863  $537,966
                                           ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  8.      COMMITMENTS  AND  CONTINGENCIES

              The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

              The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                       DECEMBER 31,
                                ----------------------
                                   2000        1999
                                ----------  ----------
  Commitments to extend credit  $9,667,000  $6,115,000
  Standby letters of credit        156,000      75,000
                                ----------  ----------
                                $9,823,000  $6,190,000
                                ==========  ==========

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

              Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

              In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

              The Company leases its main office and operation center facilities under noncancelable operating lease agreements. The leases require the payment of normal maintenance utilities and insurance on the property. The Company also leases various other equipment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  8.      COMMITMENTS  AND  CONTINGENCIES  (CONTINUED)

              The total minimum rental commitment at December 31, 2000 is due as follows:

          During the years ending December 31:
             2001                                                89,272
             2002                                                87,222
             2003                                                75,972
             2004                                                75,972
             2005                                                75,972
                                                              ---------
                                                              $ 404,410
                                                              =========

              The total rental expense for the years ended December 31, 2000 and 1999 was $78,097 and $73,507, respectively.

NOTE  9.      CONCENTRATIONS  OF  CREDIT

              The Company originates primarily commercial, residential, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

              Sixty-six percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

              The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,625,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  10.     REGULATORY  MATTERS

              The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, approximately $288,000 of retained earnings were available for dividend declaration without regulatory approval.

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

              Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

              As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  10.     REGULATORY  MATTERS  (CONTINUED)

              The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                          TO BE WELL
                                                         FOR CAPITAL  CAPITALIZED UNDER
                                                          ADEQUACY    PROMPT CORRECTIVE
                                          ACTUAL          PURPOSES    ACTION PROVISIONS
                                     ---------------  ---------------  ----------------
                                     AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                     -------  ------  -------  ------  -------  -------
                                                 (DOLLARS IN THOUSANDS)
                                     -------------------------------------------------
   AS OF DECEMBER 31, 2000:
   TOTAL CAPITAL TO RISK WEIGHTED
   ASSETS:
       CONSOLIDATED                  $ 8,868  18.63%  $ 3,809      8%  $  N/A    N/A
       BANK                          $ 8,802  18.49%  $ 3,808      8%  $4,760    10%
  TIER I CAPITAL TO RISK WEIGHTED
  ASSETS:
       CONSOLIDATED                  $ 8,347  17.53%  $ 1,905      4%  $  N/A    N/A
       BANK                          $ 8,281  17.40%  $ 1,904      4%  $2,856     6%
  TIER I CAPITAL TO AVERAGE ASSETS:
       CONSOLIDATED                  $ 8,347  11.71%  $ 2,853      4%  $  N/A    N/A
       BANK                          $ 8,281  11.62%  $ 2,852      4%  $3,565     5%

As of December 31, 1999:
Total Capital to Risk Weighted
Assets:
     Consolidated                    $ 8,902  20.60%  $ 3,458      8%  $  N/A    N/A
     Bank                            $ 7,588  17.90%  $ 3,392      8%  $4,240    10%
Tier I Capital to Risk Weighted
Assets:
     Consolidated                    $ 8,420  19.48%  $ 1,729      4%  $  N/A    N/A
     Bank                            $ 7,106  16.76%  $ 1,696      4%   $2,544    6%
Tier I Capital to Average Assets:
     Consolidated                    $ 8,420  12.87%  $ 2,617      4%  $  N/A    N/A
     Bank                            $ 7,106  11.00%  $ 2,584      4%  $3,230     5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  11.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

              The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

              CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS SOLD:

              The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair values.

              AVAILABLE-FOR-SALE  AND  HELD-TO-MATURITY  SECURITIES:

              Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair value.

            LOANS:

              For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

           DEPOSITS:

              The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  11.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

            ACCRUED INTEREST:

              The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE  SHEET  INSTRUMENTS:

              Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

              The carrying amount and estimated fair values of the Company's financial instruments are as follows:

                                     DECEMBER 31, 2000         DECEMBER 31, 1999
                                 ------------------------  ------------------------
                                  CARRYING       FAIR       CARRYING       FAIR
                                   AMOUNT        VALUE       AMOUNT        VALUE
                                 -----------  -----------  -----------  -----------
Financial assets:
  Cash, due from banks,
  interest-
    bearing deposits in banks,
    and federal funds sold       $ 6,296,724  $ 6,296,724  $ 4,018,658  $ 4,018,658
  Securities available-for-sale   24,890,238   24,890,238   20,910,159   20,910,159
  Securities held-to-maturity        857,144      857,417      932,579      922,840
  Loans                           47,715,069   47,667,813   38,072,208   38,135,379
  Accrued interest receivable        883,070      883,070      659,635      659,635

Financial liabilities:
  Deposits                       $73,259,717  $73,493,907  $58,040,099  $57,894,421
  Accrued interest payable           365,039      365,039      229,413      229,413

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  12.     SUPPLEMENTAL  FINANCIAL  DATA

              Components of other operating expenses in excess of 1% of revenue are as follows:

                   YEARS ENDED DECEMBER 31,
                   -----------------------
                       2000      1999
                     --------  --------
  Professional fees  $183,359  $211,386
  Data processing     174,879   154,866

NOTE  13.     PARENT  COMPANY  FINANCIAL  INFORMATION

              The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 2000 and 1999:

                  CONDENSED BALANCE SHEETS

                                     2000        1999
                                  ----------  -----------
 ASSETS
        Cash                      $  296,310  $  494,075
        Investment in subsidiary   7,292,360   6,393,053
        Premises and equipment     1,199,963     769,801
        Other assets                  39,970      50,158
                                  ----------  -----------
        TOTAL ASSETS              $8,828,603  $7,707,087
                                  ==========  ===========
        STOCKHOLDERS' EQUITY      $8,828,603  $7,707,087
                                  ==========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  13.     PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME

                                                           2000       1999
                                                         ---------  ---------
      INCOME:
           Interest income                               $ 11,132   $ 21,273
           Dividends from subsidiary                      250,000          -
           Rental income from subsidiary                   30,000          -
                                                         ---------  ---------
                                                          291,132     21,273
                                                         ---------  ---------
      EXPENSES:
           Depreciation                                    17,076          -
           Other expenses                                  72,159     77,140
                                                         ---------  ---------
                                                           89,235     77,140
                                                         ---------  ---------
        INCOME (LOSS) BEFORE INCOME TAX BENEFITS
        AND EQUITY IN UNDISTRIBUTED INCOME
        OF SUBSIDIARY                                     201,897    (55,867)
           INCOME TAX BENEFITS                            (20,312)   (25,290)
                                                         ---------  ---------
        INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
        INCOME OF SUBSIDIARY                              222,209    (30,577)

           EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY   326,836    515,809
                                                         ---------  ---------
        NET INCOME                                       $549,045   $485,232
                                                         =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE  13.     PARENT  COMPANY  FINANCIAL  INFORMATION  (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                             2000        1999
                                                          ----------  ----------
        OPERATING ACTIVITIES
        Net income                                        $ 549,045   $ 485,232
        Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
            Depreciation                                     17,076           -
            Undistributed income of subsidiary             (326,836)   (515,809)
            Other operating activities                       10,188        (860)
                                                          ----------  ----------
          NET CASH PROVIDED BY (USED IN)
             OPERATING ACTIVITIES                           249,473     (31,437)
                                                          ----------  ----------
        INVESTING ACTIVITIES
        Purchase of premises and equipment                 (447,238)   (161,909)
                                                          ----------  ----------
        NET CASH USED IN INVESTING ACTIVITIES              (447,238)   (161,909)
                                                          ----------  ----------

        Net decrease in cash                               (197,765)   (193,346)

        Cash at beginning of year                           494,075     687,421
                                                          ----------  ----------
        Cash at end of year                               $ 296,310   $ 494,075
                                                          ==========  ==========