Form 10KSB, Exhibit 13
period 2001-12-31
FORSYTH BANCSHARES INC
filed 2002-03-29
CIK 1021479

EXHIBIT 13.1

                       2001 ANNUAL REPORT TO SHAREHOLDERS


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

INDEPENDENT AUDITOR'S REPORT.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange of over-the-counter market. As of December 31, 2001, there were approximately 629 holders of record of the Company's Common Stock and 800,000 shares of Common Stock issued and outstanding.

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

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The Citizens Bank of Forsyth County, at December 31, 2001 and 2000 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FORWARD-LOOKING  STATEMENTS

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. Statements made in this report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

OVERVIEW

Our 2001 results were highlighted by continued loan and deposit growth despite a downturn in the national and state economy exacerbated by the effects of the September 11, 2001 terrorist attacks. Our net income decreased to $318,000, as compared to $549,000 in 2000, primarily due to decline in our net interest margin resulting from the prime rate dropping eleven times in 2001 to 4.75% at December 31, 2001. We opened a new branch in the Midway community of Forsyth County, Georgia in 2000 and completed construction of a permanent facility at this location in 2001. We are in process of building a new main office facility to replace the leased facilities we currently occupy. Land has also been acquired for future branch expansion in neighboring Cherokee County, Georgia. The Forsyth County area remains one of the fastest growing areas in the country. We believe that our physical expansion will allow us to take advantage of this growth.

FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

The following is a summary of our balance sheet for the years indicated:

                                           December 31,
                                        2001         2000
                                      (Dollars in Thousands)
Cash and due from banks             $      2,781  $     2,575
Interest-bearing deposits in banks           186          172
Federal funds sold                         7,366        3,550
Securities                                16,362       25,747
Loans, net                                59,916       47,715
Premises and equipment                     3,048        1,575
Other assets                                 927        1,240
                                    ------------  -----------

                                    $     90,586  $    82,574
                                    ============  ===========

Total deposits                      $     80,785  $    73,260
Other liabilities                            350          485
Stockholders' equity                       9,451        8,829
                                    ------------  -----------

                                    $     90,586  $    82,574
                                    ============  ===========

FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

As of December 31, 2001, we had total assets of $90.6 million, an increase of 10% over December 31, 2000. Total interest-earning assets were $84.6 million at December 31, 2001 or 93.4% of total assets as compared to 94.2% of total assets at December 31, 2000. Our primary interest-earning assets at December 31, 2001 were loans, which made up 72% of total interest-earning assets as compared to 62% at December 31, 2000. Our loan to deposit ratio was 76% at December 31, 2001 as compared to 66% at December 31, 2000. Deposit growth of $7.5 million and a decrease in our securities portfolio of $9.4 has been used to fund loan growth of $12.3 million, with the remainder being used to fund a $3.8 million increase in federal funds sold.

Our securities portfolio, consisting of U.S. Agency securities, state and municipal securities, corporate securities, mortgage-backed securities and restricted equity securities, amounted to $16.4 million at December 31, 2001. Net unrealized gains on securities amounted to $264,000 at December 31, 2001 as compared to net unrealized losses of $227,000 at December 31, 2000. Management has not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 74% of our loan portfolio collateralized by real estate located in our primary market area of Forsyth County and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one- to four-family residential properties (31%), construction loans to build one- to four-family residential properties (38%), and nonresidential properties consisting primarily of small business commercial properties (31%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value.

The remaining 26% of the loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 33% at December 31, 2001 was considered satisfactory.

At December 31, 2001, we had loan commitments outstanding of $10.5 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2001, we had an arrangement with a commercial bank for short-term advances of $2,000,000, in addition to $8,300,000 which is available to us, subject to available collateral, in the form of Federal Home Loan Bank advances.

At December 31, 2001, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased by $622,000 due to net income in 2001 of $318,000 and to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $304,000.

For regulatory purposes, net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to Forsyth Bancshares, Inc. is the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $184,000 in dividends without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios on a consolidated basis and for the Bank as of December 31, 2001 are as follows:

                                           Actual
                            ----------------------------------
                                                    Regulatory
                            Consolidated    Bank   Requirements
                            -------------  ------  -------------

Leverage capital ratio             10.33%   8.58%          5.00%
Risk-based capital ratios:
  Core capital                     13.06   10.91           6.00
  Total capital                    14.13   12.00          10.00

At December 31, 2001, we had approximately $2.4 million of commitments for capital expenditures to complete our main office facility.

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

Effects  of  Inflation
----------------------

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive
assets  and  rate  sensitive  liabilities.   We,  through  our  asset-liability
committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management".

RESULTS  OF  OPERATIONS  FOR  THE  YEARS  ENDED  DECEMBER  31,  2001  AND  2000

The following is a summary of our operations for the years indicated.

                              Years Ended December 31,
                               2001           2000
                              (Dollars in Thousands)
Interest income            $      6,471  $        6,060

Interest expense                  3,318           3,073
                           ------------  --------------

Net interest income               3,153           2,987

Provision for loan losses           338             135

Other income                        563             120

Other expenses                    2,913           2,176
                           ------------  --------------

Pretax income                       465             796

Income taxes                        147             247
                           ------------  --------------

Net income                 $        318  $          549
                           ============  ==============


Net Interest Income
-------------------

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

Our net yield on average interest-earning assets was 3.84% in 2001 as compared to 4.18% in 2000. Average loans increased by $11.5 million, which accounted for the most significant change in average interest-earning assets, which increased overall by $10.7 million. Average interest-bearing liabilities increased by $9.4 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 7.89% in 2001 from 8.49% in 2000. The rate paid on average interest-bearing liabilities decreased to 4.91% in 2001 from 5.29% in 2000. The decrease in net yield is due primarily to decreases in the rates earned on our interest-earning assets, as the prime rate dropped significantly in 2001. As our interest-bearing liabilities mature and are repriced, we expect to see our net yield increase.

Provision for Loan Losses
-------------------------

The provision for loan losses was $338,000 in 2001 as compared to $135,000 in 2000. The increase in the provision for loan losses is due primarily to the growth of the portfolio, our assessment of the inherent risk in the portfolio, and to increased net charge offs of $173,000. The most significant of the charge offs was concentrated in three borrowers. We do not believe the increase in net charge offs to be an indication of a negative trend in the credit quality of our loan portfolio. As of December 31, 2001, we had nonperforming loans and assets totaling $57,000 as compared to $15,000 at December 31, 2000. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The total of these allowances are compared to the minimum allowance level range in accordance with internal policy, (1.20% to 1.30% of total loans outstanding), with the greater amount being recorded as the allowance for loan losses. The allowance for loan losses as a percentage of total loans at December 31, 2001 and 2000 was 1.25%.

Other Income
------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, other miscellaneous revenues and fees, and gains and losses on securities transactions. Other income was $563,000 in 2001 as compared to $120,000 in 2000. The increase of $443,000 is due primarily to increased mortgage loan origination fees of $309,000, increased service charges on deposit accounts of $67,000, and an increase in gains on sales of securities of $51,000. We commenced mortgage loan origination activities in the second quarter of 2001.

Other Expenses
--------------

Other expense for 2001 consists of salaries and employee benefits ($1.6 million), equipment and occupancy expenses ($482,000), and other operating expenses ($873,000). Salaries and employee benefits increased by $459,000 due to an increase in the number of full time employees to 32 at December 31, 2001 from 26 at December 31, 2000 and other annual salary increases including the employee cost to fund our mortgage loan origination operations. Equipment and occupancy expenses increased by $88,000 due primarily to increased depreciation of $52,000 and increased maintenance costs of $17,000. Other operating expenses increased by $191,000 due to increases in director fees of $58,000, data processing fees of $55,000, increased professional fees of $37,000 and other operating expenses of $41,000. The increases are normal and are a reflection of our overall growth.

Income Tax
----------

We recognized income tax expense of $147,000 in 2001 as compared to $247,000 in 2000. The decrease was due to lower pretax income in 2001. The effective tax rate was 32% for 2001 and 31% for 2000.

Asset/Liability Management
--------------------------

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Bank's Executive Committee on a quarterly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

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

At December 31, 2001, our cumulative one-year interest rate-sensitivity gap ratio was 76%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 88% of certificates of deposit repricing within a one-year time frame as opposed to 54% of loans and securities repricing within a one-year time frame. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand deposits as immediately rate sensitive for purposes of this analysis. It is our belief that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity, while not assured, should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2001, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                            After       After
                                            Three        One
                                            Months    Year but
                                Within       but       Within     After
                                 Three      Within      Five      Five
                                Months     One Year     Years     Years    Total
                                             (Dollars in Thousands)

Interest-earning assets:
  Interest-bearing
    deposits in banks          $    186   $      --   $      --  $    --  $   186
  Federal funds sold              7,366          --          --       --    7,366
  Securities                      3,062       1,795       6,757    4,748   16,362
  Loans                          27,174       9,891      23,446      161   60,672
                               ---------  ----------  ---------  -------  -------

                                 37,788      11,686      30,203    4,909   84,586
                               ---------  ----------  ---------  -------  -------
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                     24,185          --          --       --   24,185
  Savings                         1,052          --          --       --    1,052
  Certificates, less than
    $100,000                      7,940      13,084       3,447       --   24,471
  Certificates, $100,000
    and over                      4,960      13,578       1,909       --   20,447
                               ---------  ----------  ---------  -------  -------

                                 38,137      26,662       5,356       --   70,155
                               ---------  ----------  ---------  -------  -------
Interest rate sensitivity
  gap                          $   (349)  $ (14,976)  $  24,847  $ 4,909  $14,431
                               =========  ==========  =========  =======  =======
Cumulative interest rate
  sensitivity gap              $   (349)  $ (15,325)  $   9,522  $14,431
                               =========  ==========  =========  =======
Interest rate sensitivity
  gap ratio                        0.99        0.44        5.64       --
                               =========  ==========  =========  =======
Cumulative interest rate
  sensitivity gap ratio            0.99        0.76        1.14     1.21
                               =========  ==========  =========  =======

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
(1)

                                                    Years Ended
                                                    December 31,
                                                 2001          2000
                                               (Dollars In Thousands)
        ASSETS

   Cash and due from banks                   $     2,199   $      1,835
   Taxable securities                             19,409         20,128
   Nontaxable securities                           1,645          1,850
   Interest-bearing deposits in banks                560            307
   Securities valuation account                      137           (907)
   Federal funds sold                              5,544          5,667
   Loans (2)                                      54,901         43,449
   Allowance for loan losses                        (662)          (538)
   Other assets                                    2,707          2,584
                                             ------------  -------------
                                             $    86,440   $     74,375
                                             ============  =============

   Total interest-earning assets             $    82,059   $     71,401
                                             ============  =============

      LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits:
      Noninterest-bearing demand             $     9,412   $      7,608
      Interest-bearing demand                     18,765         14,670
      Savings                                      1,019            831
      Time                                        47,807         42,646
                                             ------------  -------------
        Total deposits                            77,003         65,755

   Other liabilities                                 454            434
                                             ------------  -------------
        Total liabilities                         77,457         66,189
   Stockholders' equity                            8,983          8,186
                                             ------------  -------------
                                             $    86,440   $     74,375
                                             ============  =============

   Total interest-bearing liabilities        $    67,591   $     58,147
                                             ============  =============

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Nonaccrual loans of $39,000 and $18,000 were included in average loans for 2001 and 2000, respectively.

INTEREST INCOME AND INTEREST EXPENSE

The following tables set forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                           Years Ended December 31,
                                                           2001                2000
                                                                Average             Average
                                                      Interest    Rate    Interest    Rate
                                                             (Dollars in Thousands)

   INTEREST INCOME:
      Interest and fees on loans (1)                 $   5,057     9.21%  $   4,417  10.17%
      Interest on taxable securities                     1,114     5.74       1,174   5.83
      Interest on nontaxable securities (2)                 70     4.27          80   4.30
      Interest on deposits in banks                         19     3.34          17   5.64
      Interest on federal funds sold                       211     3.81         372   6.56
                                                     ----------           ---------
      Total interest income                              6,471     7.89       6,060   8.49
                                                     ----------           ---------

   INTEREST EXPENSE:
      Interest on interest-bearing
        demand deposits                                    428     2.28         412   2.81
      Interest on savings deposits                          19     1.89          20   2.45
      Interest on time deposits                          2,871     6.00       2,641   6.19
                                                     ----------           ---------
      Total interest expense                             3,318     4.91       3,073   5.29
                                                     ----------           ---------

   NET INTEREST INCOME                               $   3,153               $2,987
                                                     ==========           =========

      Net interest spread                                          2.98%              3.20%
                                                                 =======              =====
      Net yield on average interest-earning assets                 3.84%              4.18%
                                                                 =======              =====

(1) Interest and fees on loans includes $407,000 and $320,000 of loan fee income for the years ended December 31, 2001 and 2000, respectively. There was no interest income recognized on nonaccrual loans during 2001 or 2000.

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


                                                Year Ended December 31,
                                                     2001 vs. 2000
                                                     Changes Due To:

                                                Rate    Volume     Net
                                                (Dollars in Thousands)

Increase (decrease) in:
   Income from interest-earning assets:
   Interest and fees on loans                  $(444)  $ 1,084   $   640
   Interest on taxable securities                (18)      (42)      (60)
   Interest on nontaxable securities              --       (10)      (10)
   Interest on deposits in banks                  (9)       11         2
   Interest on Federal funds sold               (153)       (8)     (161)
                                               ------  --------  --------
      Total interest income                     (624)    1,035       411
                                               ------  --------  --------

   Expense from interest-bearing liabilities:
   Interest on interest-bearing
   demand deposits                               (79)       95        16
   Interest on savings deposits                   (5)        4        (1)
   Interest on time deposits                     (82)      312       230
                                               ------  --------  --------
      Total interest expense                    (166)      411       245
                                               ------  --------  --------

      Net interest income                      $(458)  $   624   $   166
                                               ======  ========  ========

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated are summarized as follows:

                                        December 31,
                                    2001          2000
                                  (Dollars In Thousands)
U.S. Government agencies        $     2,565  $      13,010
State and municipal securities        1,355          1,801
Corporate securities                  5,550          4,319
Mortgage-backed securities            6,692          6,431
                                -----------  -------------
                                $    16,162  $      25,561
                                ===========  =============

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years.

                                                           After one              After five
                                  One year or less     through five years      through ten years
                                 Amount    Yield (1)    Amount    Yield (1)    Amount    Yield(1)
U.S. Government agencies        $     515      5.54%  $    2,050      5.55%  $       --       --%
State and municipal securities         --        --          438      3.83          467      4.18
Corporate securities                1,280      5.66        3,280      5.59          990      6.72
Mortgage-backed securities             --        --        1,495      4.23        1,109      5.67
                                ---------             ----------             ----------

                                $   1,795      5.63   $    7,263      5.19   $    2,566      5.80
                                =========             ==========             ==========

                              After ten years          Total
                             Amount    Yield (1)  Amount   Yield (1)
U.S. Government agencies    $      --       -- %  $ 2,565      5.55%
State and municipal               450       4.74    1,355      4.25
Corporate securities               --         --    5,550      5.81
Mortgage-backed securities      4,088       5.80    6,692      5.71
                            ---------             -------

                            $   4,538       5.69  $16,162      5.60
                            =========             =======

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                              December 31,
                                          2001          2000
                                        (Dollars In Thousands)
Commercial                            $     7,795   $      7,553
Real estate-construction                   16,976          8,229
Real estate-mortgage                       27,689         23,569
Consumer installment loans and other        8,212          8,968
                                      ------------  -------------
                                           60,672         48,319
Less allowance for loan losses               (756)          (604)
                                      ------------  -------------
Net loans                             $    59,916   $     47,715
                                      ============  =============

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Total loans as of December 31, 2001 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                    (Dollars in Thousands)
   Commercial
      One year or less              $                 3,837
      After one through five years                    3,925
      After five years                                   33
                                    -----------------------
                                                      7,795
                                    -----------------------

   Construction
      One year or less                               14,488
      After one through five years                    2,488
      After five years                                   --
                                    -----------------------
                                                     16,976
                                    -----------------------

   Other
      One year or less                               15,490
      After one through five years                   20,287
      After five years                                  124
                                    -----------------------
                                                     35,901
                                    -----------------------

                                    $                60,672
                                    =======================

The following table summarizes loans at December 31, 2001 with the due dates after one year that have predetermined and floating or adjustable interest rates.


                                       (Dollars in Thousands)

Predetermined interest rates           $                23,575
Floating or adjustable interest rates                    3,282
                                       -----------------------
                                       $                26,857
                                       =======================

RISK ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2001 and 2000 is as follows:

                                                         December 31,
                                                      2001          2000
                                                    (Dollars In Thousands)
   Nonaccrual loans                               $        57  $          15
   Loans contractually past due ninety
      days or more as to interest or
      principal payments and still accruing                25              5
   Restructured loans                                       0              0
   Potential problem loans                                  0              0
   Interest income that would have been recorded
      on nonaccrual and restructured loans under
      original terms                                        5              2
   Interest income that was recorded on
      nonaccrual and restructured loans                     0              0

Potential problems loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

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

Loans that are classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

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

                                                Years Ended December 31,
                                                    2001          2000
                                                 (Dollars In Thousands)
   Average amount of loans outstanding          $      54,901   $ 43,449
                                                ==============  =========
   Balance of allowance for loan losses
      at beginning of year                      $         604   $    482
                                                --------------  ---------
   Loans charged off
      Commercial and financial                            169         --
      Real estate mortgage                                 --         --
      Installment                                          21         14
                                                --------------  ---------
                                                          190         14
                                                --------------  ---------
   Loans recovered
      Commercial and financial                             --         --
      Real estate mortgage                                 --         --
      Installment                                           4          1
                                                --------------  ---------
                                                            4          1
                                                --------------  ---------
   Net charge-offs                                        186         13
                                                --------------  ---------

   Additions to allowance charged to operating
      expense during year                                 338        135
                                                --------------  ---------
   Balance of allowance for loan losses
      at end of year                            $         756   $    604
                                                ==============  =========
   Ratio of net loans charged off during the
      year to average loans outstanding                  0.34%      0.03%
                                                ==============  =========

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

As of December 31, 2001 and 2000, the allocation of our allowance for loan losses does not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                    December 31, 2001             December 31, 2000
                                            Percent of loans in    Percent of loans in
                                               each category             each category
                                 Amount       to total loans   Amount   to total loans
                                              (Dollars in Thousands)
Commercial                  $            226           12.85%  $   181           15.63%
Real estate - construction               114           27.98        91           17.03
Real estate - mortgage                   340           45.64       272           48.78
Consumer installment
loans and other                           76            13.53       60            18.56
                            ----------------  ---------------  -------  ---------------
                            $            756          100.00%  $   604          100.00%
                            ================  ===============  =======  ===============

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)

                                           Years Ended December 31,
                                           2001                2000
                                     Amount    Percent   Amount   Percent
                                            (Dollars in Thousands)

Noninterest-bearing demand deposits  $ 9,412       -- %  $ 7,608     --  %
Interest-bearing demand deposits      18,765       2.28   14,670      2.81
Savings deposits                       1,019       1.89      831      2.45
Time deposits                         47,807       6.00   42,646      6.19
                                     -------             -------
                                     $77,003             $65,755
                                     =======             =======

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                          (Dollars in Thousands)

     Three months or less                                        $      4,960
     Over three through six months                                      5,599
     Over six through twelve months                                     7,979
     Over twelve months                                                 1,909
                                                                 ------------
          Total                                                  $     20,447
                                                                 ============

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                                    Years Ended December 31,
                                         2001     2000

     Return on assets (1)               0.37%     0.74%
     Return on equity (2)               3.54      6.71
     Dividend payout ratio (3)             -         -
     Equity to assets ratio (4)        10.39     11.01

(1)  Net  income  divided  by  average  total  assets.
(2)  Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)  Average  equity  divided  by  average  total  assets.

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
FORSYTH BANCSHARES, INC.
CUMMING, GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2001 and 2000, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                   /s/  MAULDIN  &  JENKINS,  LLC


Atlanta,  Georgia
January  30,  2002

                                FORSYTH BANCSHARES, INC.
                                     AND SUBSIDIARY

                               CONSOLIDATED BALANCE SHEETS
                               DECEMBER 31, 2001 AND 2000

----------------------------------------------------------------------------------------

ASSETS                                                            2001          2000
                                                               -----------  ------------
Cash and due from banks                                        $ 2,781,252  $ 2,575,341
Interest-bearing deposits in banks                                 185,759      171,383
Federal funds sold                                               7,366,000    3,550,000
Securities available-for-sale                                   15,908,655   24,704,538
Securities held-to-maturity, at cost (fair value of $259,177
    and $857,417)                                                  253,198      857,144
Restricted equity securities, at cost                              200,000      185,700

Loans                                                           60,672,166   48,318,792
Less allowance for loan losses                                     756,367      603,723
                                                               -----------  ------------
          Loans, net                                            59,915,799   47,715,069

Premises and equipment                                           3,047,897    1,574,678
Other assets                                                       927,541    1,240,159
                                                               -----------  ------------
          TOTAL ASSETS                                         $90,586,101  $82,574,012
                                                               ===========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                        $10,693,553  $ 8,570,534
    Interest-bearing                                            70,091,698   64,689,183
                                                               -----------  ------------

          Total deposits                                        80,785,251   73,259,717
Other liabilities                                                  349,915      485,692
                                                               -----------  ------------
          TOTAL LIABILITIES                                     81,135,166   73,745,409
                                                               -----------  ------------

Commitments and contingencies

Stockholders' equity
    Common stock, no par value; 10,000,000 shares
       authorized; 800,000 issued and outstanding                7,960,341    7,960,341
    Retained earnings                                            1,326,773    1,008,780
    Accumulated other comprehensive income  (loss)                 163,821     (140,518)
                                                               -----------  ------------
          TOTAL STOCKHOLDERS' EQUITY                             9,450,935    8,828,603
                                                               -----------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $90,586,101  $82,574,012
                                                               ===========  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     FORSYTH BANCSHARES, INC.
                                          AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF INCOME
                              YEARS ENDED DECEMBER 31, 2001 AND 2000

--------------------------------------------------------------------------------------------------

                                                                              2001        2000
                                                                           ----------  -----------
INTEREST INCOME
    Loans                                                                  $5,056,771  $4,417,053
    Taxable securities                                                      1,114,248   1,174,121
    Nontaxable securities                                                      70,160      79,525
    Deposits in banks                                                          18,723      17,306
    Federal funds sold                                                        211,104     371,635
                                                                           ----------  -----------
          TOTAL INTEREST INCOME                                             6,471,006   6,059,640

INTEREST EXPENSE ON DEPOSITS                                                3,318,057   3,073,092
                                                                           ----------  -----------
          NET INTEREST INCOME                                               3,152,949   2,986,548
PROVISION FOR LOAN LOSSES                                                     337,721     135,213
                                                                           ----------  -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               2,815,228   2,851,335
                                                                           ----------  -----------
OTHER INCOME
    Service charges on deposit accounts                                       207,377     139,908
    Other operating income                                                    349,753      25,385
    Net realized gains (losses) on sales of securities available-for-sale       6,207     (44,684)
                                                                           ----------  -----------
          TOTAL OTHER INCOME                                                  563,337     120,609
                                                                           ----------  -----------
OTHER EXPENSES
    Salaries and employee benefits                                          1,559,278   1,099,840
    Equipment and occupancy expenses                                          481,699     393,620
    Other operating expenses                                                  872,994     682,203
                                                                           ----------  -----------
          TOTAL OTHER EXPENSES                                              2,913,971   2,175,663
                                                                           ----------  -----------

          INCOME BEFORE INCOME TAXES                                          464,594     796,281

INCOME TAX EXPENSE                                                            146,601     247,236
                                                                           ----------  -----------
                    NET INCOME                                             $  317,993  $  549,045
                                                                           ==========  ===========
EARNINGS PER SHARE                                                         $     0.40  $     0.69
                                                                           ==========  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     FORSYTH BANCSHARES, INC.
                                          AND SUBSIDIARY

                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                              YEARS ENDED DECEMBER 31, 2001 AND 2000

-------------------------------------------------------------------------------------------------

                                                                              2001        2000
                                                                            ---------  ----------
NET INCOME                                                                  $317,993   $  549,045
                                                                            ---------  ----------
OTHER COMPREHENSIVE INCOME:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains arising during period,
            net of tax  of $188,889 and $265,981, respectively               308,187      542,980

         Reclassification adjustment for (gains) losses realized
            in net income, net of  tax (benefits) of $2,359 and ($15,193),
            respectively                                                      (3,848)      29,491
                                                                            ---------  ----------
OTHER COMPREHENSIVE INCOME                                                   304,339      572,471
                                                                            ---------  ----------
COMPREHENSIVE INCOME                                                        $622,332   $1,121,516
                                                                            =========  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                         FORSYTH BANCSHARES, INC.
                                              AND SUBSIDIARY

                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  YEARS ENDED DECEMBER 31, 2001 AND 2000

-----------------------------------------------------------------------------------------------------------

                                        COMMON STOCK                            ACCUMULATED
                                  -------------------------                        OTHER          TOTAL
                                   SHARES      AT AMOUNT         RETAINED      COMPREHENSIVE  STOCKHOLDERS'
                                                PAID-IN          EARNINGS      INCOME (LOSS)      EQUITY
                                  ---------  --------------  ---------------  ---------------  -----------
  BALANCE, DECEMBER 31, 1999        800,000  $    7,960,341  $       459,735  $     (712,989)  $ 7,707,087
      Net income                          -               -          549,045               -       549,045
      Other comprehensive loss            -               -                -         572,471       572,471
                                  ---------  --------------  ---------------  ---------------  -----------
BALANCE, DECEMBER 31, 2000          800,000       7,960,341        1,008,780        (140,518)    8,828,603
      Net income                          -               -          317,993               -       317,993
      Other comprehensive income          -               -                -         304,339       304,339
                                  ---------  --------------  ---------------  ---------------  -----------
  BALANCE, DECEMBER 31, 2001        800,000  $    7,960,341  $     1,326,773  $      163,821   $ 9,450,935
                                  =========  ==============  ===============  ===============  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  FORSYTH BANCSHARES, INC.
                                       AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2001 AND 2000

-------------------------------------------------------------------------------------------

                                                                   2001           2000
                                                               -------------  -------------
OPERATING ACTIVITIES
    Net income                                                 $    317,993   $    549,045
    Adjustments to reconcile net income  to net cash
        provided by operating activities:
        Depreciation                                                262,542        201,929
        Provision for loan losses                                   337,721        135,213
        Deferred income taxes                                       (66,121)       (59,071)
        (Gain) loss on sales of securities available-for-sale        (6,207)        44,684
        (Increase) decrease in interest receivable                  218,132       (223,435)
        Increase (decrease)  in interest payable                   (116,142)       135,626
        Net other operating activities                              (45,558)      (126,314)
                                                               -------------  -------------
          Net cash provided by operating activities                 902,360        657,677
                                                               -------------  -------------
INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks              (14,376)      (171,383)
    Purchases of securities available-for-sale                   (8,382,020)    (6,834,862)
    Proceeds from maturities of securities available-for-sale    13,781,999        359,383
    Proceeds from sales of securities available-for-sale          3,892,980      3,490,061
    Proceeds from maturities of securities held-to-maturity         603,946         75,435
    Purchases of restricted equity securities                       (14,300)      (185,700)
    Net increase in federal funds sold                           (3,816,000)    (1,490,000)
    Net increase in loans                                       (12,538,451)    (9,778,074)
    Purchase of premises and equipment                           (1,735,761)      (725,472)
                                                               -------------  -------------
          Net cash used in investing activities                  (8,221,983)   (15,260,612)
                                                               -------------  -------------
FINANCING ACTIVITIES
    Net increase in deposits                                      7,525,534     15,219,618
                                                               -------------  -------------
          Net cash provided by financing activities               7,525,534     15,219,618
                                                               -------------  -------------
Net increase in cash and due from banks                             205,911        616,683

Cash and due from banks at beginning  of year                     2,575,341      1,958,658
                                                               -------------  -------------
Cash and due from banks at end of year                         $  2,781,252   $  2,575,341
                                                               =============  =============

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

--------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                          $3,434,199  $2,937,466

        Income taxes                                      $  268,307  $  381,000



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

          BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

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

          SECURITIES

          Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES (CONTINUED)

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

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

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

          A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOANS (CONTINUED)

          of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES AND EQUIPMENT

          Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

          OTHER  REAL  ESTATE  OWNED

          Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2001 or 2000.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          EARNINGS  PER  SHARE

          Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share would be computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. There were no potential common shares outstanding at December 31, 2001 or 2000. The weighted average number of shares outstanding for the years ended December 31, 2001 and 2000 was 800,000.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.   SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                   GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                -----------  -----------  ------------  -----------
SECURITIES AVAILABLE-FOR-SALE
 DECEMBER 31, 2001:
 U. S. GOVERNMENT AND AGENCY
    SECURITIES                  $ 2,505,076  $    59,869  $         -   $ 2,564,945
 STATE AND MUNICIPAL SECURITIES   1,359,710        3,049       (7,392)    1,355,367
 CORPORATE SECURITIES             5,392,336      157,198            -     5,549,534
 MORTGAGE-BACKED SECURITIES       6,387,306       57,300       (5,797)    6,438,809
                                -----------  -----------  ------------  -----------
                                $15,644,428  $   277,416  $   (13,189)  $15,908,655
                                ===========  ===========  ============  ===========
 December 31, 2000:
 U. S. Government and agency
   securities                   $12,557,851  $    10,285  $   (57,741)  $12,510,395
 State and municipal securities   1,849,300            -      (47,819)    1,801,481
 Corporate securities             4,362,091            -      (43,415)    4,318,676
 Mortgage-backed securities       6,161,938            -      (87,952)    6,073,986
                                -----------  -----------  ------------  -----------
                                $24,931,180  $    10,285  $  (236,927)  $24,704,538
                                ===========  ===========  ============  ===========

                                   GROSS        GROSS
                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                -----------  -----------  ------------  -----------
SECURITIES HELD-TO-MATURITY
  DECEMBER 31, 2001:
  MORTGAGE-BACKED SECURITIES    $   253,198  $     5,979  $         -   $   259,177
                                ===========  ===========  ============  ===========
Securities Held-to-Maturity
  December 31, 2000:
  U. S. Government and agency
  securities                    $   499,988  $       162  $         -   $   500,150
  Mortgage-backed securities        357,156          111            -       357,267
                                -----------  -----------  ------------  -----------
                                $   857,144  $       273  $         -   $   857,417
                                ===========  ===========  ============  ===========

There were no securities pledged at December 31, 2001 to secure public deposits and for other purposes required or permitted by law. Securities with a carrying value of $3,174,000 were pledged at December 31, 2000.

The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   SECURITIES              SECURITIES
                               AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                            ------------------------  --------------------
                             AMORTIZED      FAIR      AMORTIZED     FAIR
                               COST         VALUE        COST      VALUE
                            -----------  -----------  ----------  --------
Due within one year         $ 1,760,605  $ 1,794,620  $        -  $      -
Due from one to five years    5,114,604    5,261,911           -         -
Due from five to ten years    1,932,995    1,963,282           -         -
Due after ten years             448,918      450,033           -         -
Mortgage-backed securities    6,387,306    6,438,809     253,198   259,177
                            -----------  -----------  ----------  --------
                            $15,644,428  $15,908,655  $  253,198  $259,177
                            ===========  ===========  ==========  ========

          Gross gains and losses on sales of securities available-for-sale consist of the following:

                                                 YEARS ENDED DECEMBER 31,
                                              ----------------------------
                                                  2001           2000
                                              -------------  -------------

Gross gains                                   $     28,796   $          -
Gross losses                                       (22,589)       (44,684)
                                              -------------  -------------
Net realized gains (losses)                   $      6,207   $    (44,684)
                                              =============  =============

NOTE 3.   LOANS

          The  composition  of  loans  is  summarized  as  follows:


Changes  in  the  allowance  for  loan  losses  are  as  follows:

                                                     DECEMBER 31,
                                              --------------------------
                                                  2001          2000
                                              ------------  ------------
  Commercial, financial, and agricultural     $ 7,795,000   $ 7,553,000
  Real estate - construction                   16,976,000     8,229,000
  Real estate - mortgage                       27,689,000    23,569,000
  Consumer installment and other                8,212,166     8,967,792
                                              ------------  ------------
                                               60,672,166    48,318,792
  Allowance for loan losses                      (756,367)     (603,723)
                                              ------------  ------------
  Loans, net                                  $59,915,799   $47,715,069
                                              ============  ============

                                                YEARS ENDED DECEMBER 31,
                                              --------------------------
                                                     2001          2000
                                              ------------  ------------
Balance, beginning of year                    $   603,723   $   481,930
  Provision for loan losses                       337,721       135,213
  Loans charged off                              (189,586)      (14,017)
  Recoveries of loans previously charged off        4,509           597
                                              ------------  ------------
Balance, end of year                          $   756,367   $   603,723
                                              ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The total recorded investment in impaired loans was $56,614 and $15,077 at December 31, 2001 and 2000, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2001 and 2000. The average recorded investment in impaired loans for 2001 and 2000 was $39,308 and $18,121. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2001 and 2000.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:

          Balance, beginning of year  $ 4,767,035
            Advances                    4,952,860
            Repayments                 (5,125,081)
                                      ------------
          Balance, end of year        $ 4,594,814
                                      ============

NOTE  4.  PREMISES  AND  EQUIPMENT

          Premises  and  equipment  are  summarized  as  follows:

                                                             DECEMBER 31,
                                                      ------------------------
                                                         2001         2000
                                                      ----------   -----------
            Land                                      $1,781,652   $  845,359
            Buildings                                    837,272      295,451
            Equipment                                    910,045      646,148
            Leasehold improvements                       140,132      131,302
            Construction in progress,
               estimated cost to complete $2,400,000      61,149       76,229
                                                      -----------  -----------
                                                       3,730,250    1,994,489
            Accumulated depreciation                    (682,353)    (419,811)
                                                      -----------  -----------
                                                      $3,047,897   $1,574,678
                                                      ===========  ===========

          The Company leases its main office and operations center facilities under noncancelable operating lease agreements. The leases require the payment of normal maintenance, utilities and insurance on the property. The Company also leases various other equipment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The total minimum rental commitment at December 31, 2001 is due as follows:

            During the years ending December 31:
                 2002                             $ 87,222
                 2003                               75,972
                 2004                               75,972
                 2005                               75,972
                                                  --------
                                                  $315,138
                                                  ========

          The total rental expense for the years ended December 31, 2001 and 2000 was $90,472 and $78,097, respectively.

NOTE  5.  DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $20,447,020 and $22,721,244,
          respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

                 2002                          $39,559,860
                 2003                            2,484,840
                 2004                              909,108
                 2005                            1,898,705
                 2006                               63,539
                                               -----------
                                               $44,916,052
                                               ===========

NOTE  6.  EMPLOYEE  AND  DIRECTOR  BENEFIT  PLANS

          In 2000, the Company adopted an incentive plan that provides for the issuance of stock options to key employees. The Company has reserved 80,000 shares of common stock for this purpose. No options have been granted as of December 31, 2001. The Company has a 401-K profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $9,368 for the year ended December 31, 2001. There were no contributions charged to expense in 2000.

          In 2001, the Company approved the issuance of 162,250 stock options to certain directors of the Company. None of the options have been granted as of December 31, 2001 pending the completion of an independent appraisal of the fair value of the Company's stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  7.  INCOME  TAXES

          Income  tax  expense  consists  of  the  following:

                                         YEARS ENDED DECEMBER 31,
                                         ------------------------
                                             2001        2000
                                         ----------  ------------
                 Current                 $ 212,722   $   306,307
                 Deferred                  (66,121)      (59,071)
                                         ----------  ------------
                   Income tax expense    $ 146.601   $   247,236
                                         ==========  ============

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:



                                                YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                                               2001                2000
                                        -------------------  -------------------
                                         AMOUNT    PERCENT    AMOUNT    PERCENT
                                        ---------  --------  ---------  --------
        Income taxes at statutory rate  $157,962        34%  $270,736        34%
          Nontaxable interest            (23,838)       (5)   (21,735)       (3)
          Other items, net                12,477         3     (1,765)        -
                                        ---------  --------  ---------  --------
        Income tax expense              $146,601        32%  $247,236       31 %
                                        =========  ========  =========  ========

The components of deferred income taxes are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------  --------
     Deferred tax assets:
       Loan loss reserves                                     $234,557  $177,674
       Depreciation                                             52,425    30,592
       Preopening and organization costs                           859    20,197
       Securities available-for-sale                                 -    86,124
       Other                                                     8,019     1,276
                                                              --------  --------
                                                               295,860   315,863
     Deferred tax liabilities, securities available-for-sale   100,406         -
                                                              --------  --------
     Net deferred tax assets                                  $195,454  $315,863
                                                              ========  ========

NOTE  8.  COMMITMENTS  AND  CONTINGENCIES

          The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                                                                DECEMBER 31,
                                                         -----------------------
                                                             2001        2000
                                                         -----------  ----------
               Commitments to extend credit              $10,534,000  $9,667,000
               Standby letters of credit                     189,000     156,000
                                                         -----------  ----------
                                                         $10,723,000  $9,823,000
                                                         ===========  ==========

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

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

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

          Seventy-four percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,625,000.

NOTE  10.  REGULATORY  MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, approximately $184,000 of retained earnings were available for dividend declaration without regulatory approval.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                               TO BE WELL
                                                             FOR CAPITAL   CAPITALIZED UNDER
                                                              ADEQUACY     PROMPT CORRECTIVE
                                              ACTUAL          PURPOSES     ACTION PROVISIONS
                                         ----------------  --------------  -----------------
                                         AMOUNT    RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                         -------  -------  -------  ------  -------  ------
                                                   (DOLLARS IN THOUSANDS)
                                         --------------------------------------------------
DECEMBER 31, 2001:

TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                        $10,044   14.13%  $ 5,688      8%  $   N/A  N/A
     BANK                                $ 8,334   12.00%  $ 5,556      8%  $ 6,946  10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                        $ 9,287   13.06%  $ 2,844      4%  $   N/A  N/A
     BANK                                $ 7,577   10.91%  $ 2,778      4%  $ 4,167   6%
TIER I CAPITAL TO AVERAGE ASSETS:
     CONSOLIDATED                        $ 9,287   10.33%  $ 3,598      4%  $   N/A  N/A
     BANK                                $ 7,577    8.58%  $ 3,532      4%  $ 4,415   5%

                                                                               TO BE WELL
                                                             FOR CAPITAL   CAPITALIZED UNDER
                                                              ADEQUACY     PROMPT CORRECTIVE
                                              ACTUAL          PURPOSES     ACTION PROVISIONS
                                         ----------------  --------------  -----------------
                                         AMOUNT    RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                         -------  -------  -------  ------  -------  ------
                                                      (DOLLARS IN THOUSANDS)
                                         --------------------------------------------------
December 31, 2000:
Total Capital to Risk Weighted Assets:
     Consolidated                        $   8,868  18.63%  $ 3,809       8%  $    N/A  N/A
     Bank                                $   8,802  18.49%  $ 3,808       8%  $  4,760  10%
Tier I Capital to Risk Weighted Assets:
     Consolidated                        $   8,347  17.53%  $ 1,905       4%  $    N/A  N/A
     Bank                                $   8,281  17.40%  $ 1,904       4%  $  2,856   6%
Tier I Capital to Average Assets:
     Consolidated                        $   8,347  11.71%  $ 2,853       4%  $    N/A  N/A
     Bank                                $   8,281  11.62%  $ 2,852       4%  $  3,565   5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

          LOANS:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS  (CONTINUED)

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

            The carrying amount and estimated fair values of the Company's financial instruments are as follows:

                                      DECEMBER 31, 2001         DECEMBER 31, 2000
                                   ------------------------  ------------------------
                                    CARRYING       FAIR       CARRYING       FAIR
                                     AMOUNT        VALUE       AMOUNT        VALUE
                                   -----------  -----------  ----------  ------------
Financial assets:
  Cash, due from banks, interest-
    bearing deposits in banks,
    and federal funds sold         $10,333,011  $10,333,011  $ 6,296,724  $ 6,296,724
  Securities available-for-sale     15,908,655   15,908,655   24,704,538   24,704,538
  Securities held-to-maturity          253,198      259,177      857,144      857,417
  Restricted equity securities         200,000      200,000      185,700      185,700
  Loans                             59,915,799   61,363,985   47,715,069   47,667,813
  Accrued interest receivable          644,938      644,938      883,070      883,070

Financial liabilities:
  Deposits                         $80,785,251  $82,265,955  $73,259,717  $73,493,907
  Accrued interest payable             248,897      248,897      365,039      365,039

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  SUPPLEMENTAL  FINANCIAL  DATA

          Components of other operating income and expenses in excess of 1% of revenue are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------

                                                            2001        2000
                                                        -----------  -----------
              Other operating income:
                Mortgage origination fees               $   308,889  $         -

              Other operating expenses:
                Director fees                               105,100       46,700
                Professional fees                           173,426      136,659
                Data processing                             229,800      174,879

NOTE 13.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 2001 and 2000:

                           CONDENSED BALANCE SHEETS

                                                             2001        2000
                                                        ------------  ----------
              ASSETS
                Cash                                    $     62,426  $  296,310
                Investment in subsidiary                   7,740,901   7,292,360
                Premises and equipment                     1,606,547   1,199,963
                Other assets                                  41,061      39,970
                                                        ------------  ----------
                    TOTAL ASSETS                        $  9,450,935  $8,828,603
                                                        ============  ==========
                STOCKHOLDERS' EQUITY                    $  9,450,935  $8,828,603
                                                        ============  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           CONDENSED STATEMENTS OF INCOME

                                                              2001       2000
                                                            ---------  ---------
           INCOME:
              Interest income                               $  4,591   $ 11,132
              Dividends from subsidiary                      225,000    250,000
              Rental income from subsidiary                   15,750     30,000
                                                            ---------  ---------
                                                             245,341    291,132
                                                            ---------  ---------
           EXPENSES:
              Depreciation                                    25,943     17,076
              Other expenses                                  76,644     72,159
                                                            ---------  ---------
                                                             102,587     89,235
                                                            ---------  ---------

                   INCOME BEFORE INCOME TAX BENEFITS
                     AND EQUITY IN UNDISTRIBUTED INCOME
                     OF SUBSIDIARY                           142,754    201,897

              INCOME TAX BENEFITS                            (31,036)   (20,312)
                                                            ---------  ---------

                   INCOME BEFORE EQUITY IN UNDISTRIBUTED
                     INCOME OF SUBSIDIARY                    173,790    222,209

              EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY   144,203    326,836
                                                            ---------  ---------

                   NET INCOME                               $317,993   $549,045
                                                            =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 CONDENSED STATEMENTS OF CASH FLOWS

                                                             2001        2000
                                                          ----------  ----------
         OPERATING ACTIVITIES
         Net income                                       $ 317,993   $ 549,045
         Adjustments to reconcile net income to net cash
           provided by operating activities:
           Depreciation                                      25,943      17,076
           Undistributed income of subsidiary              (144,203)   (326,836)
           Other operating activities                        (1,091)     10,188
                                                          ----------  ----------

                NET CASH PROVIDED BY OPERATING ACTIVITIES   198,642     249,473
                                                          ----------  ----------

         INVESTING ACTIVITIES
           Purchase of premises and equipment              (432,526)   (447,238)
                                                          ----------  ----------

                NET CASH USED IN INVESTING ACTIVITIES      (432,526)   (447,238)
                                                          ----------  ----------

         Net decrease in cash                              (233,884)   (197,765)

         Cash at beginning of year                          296,310     494,075
                                                          ----------  ----------

         Cash at end of year                              $  62,426   $ 296,310
                                                          ==========  ==========