Form 10KSB, Exhibit 13
period 2002-12-31
FORSYTH BANCSHARES INC
filed 2003-03-27
CIK 1021479

EXHIBIT 13.1

                       2002 ANNUAL REPORT TO SHAREHOLDERS


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

INDEPENDENT AUDITOR'S REPORT.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange of over-the-counter market. As of December 31, 2002, there were approximately 614 holders of record of the Company's Common
Stock  and  1,775,000  shares  of  Common  Stock  issued  and  outstanding.

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

     The Company has only one compensation plan that allows for shares of Common Stock to be issued upon the exercise of outstanding stock options, or in connection with other stock based awards to key employees. The Company's Long-Term Incentive Plan (the "Incentive Plan") was adopted effective January 1, 2000 and approved by the shareholders at the 2000 Annual Meeting. The terms of the Incentive Plan authorize the Company's Board of Directors to issue awards to key employees of the Bank, which may consist of stock options, restricted stock, stock appreciation rights or performance shares. The rate of vesting, option price, term and other conditions applicable to such awards are fixed by the Board of Directors in such award. However, the terms of the Incentive Plan provide that all outstanding awards shall automatically be fully vested in the event of any change in control of the Company or the Bank. The following table sets out certain information with respect to the currently outstanding awards under the Incentive Plan.

                                    NUMBER OF SECURITIES          WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                      TO BE ISSUED UPON          EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                   EXERCISE OF OUTSTANDING      OUTSTANDING OPTIONS,     FUTURE ISSUANCE UNDER
                                OPTIONS, WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    EQUITY COMPENSATION PLANS
                                -----------------------------  ----------------------  --------------------------
                                             (a)                         (b)                      (c)
                                -----------------------------  ----------------------  --------------------------
Equity Compensation Plans                  24,500                      $ 8.33                   135,500
  approved by security holders
Equity Compensation Plans not                 -                           -                        -
  approved by security holders
                                -----------------------------  ----------------------  --------------------------
Total                                      24,500                      $ 8.33                   135,500
                                -----------------------------  ----------------------  --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The Citizens Bank of Forsyth County, at December 31, 2002 and 2001 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

CRITICAL ACCOUNTING POLICIES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2002 as filed on our annual report on Form 10-KSB.

Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

OVERVIEW

Our 2002 results were highlighted by continued loan and deposit growth and increased profitability despite the continued slowdown in the national and state economies. Our net income increased to $638,240, as compared to $318,000 in 2001, primarily due to the decreasing cost of funds. We completed building a new main office facility during the fourth quarter to replace the cramped leased facilities we occupied since conception, and we are seeking desirable locations for further expansion. With Forsyth County remaining one of the fastest growing areas in the country, we believe that our physical expansion is required in order to continue to meet the needs of the community.

The directors declared a two-for-one stock split in lieu of paying a cash dividend. In addition, we were able to raise $1.5 million in capital through several of our directors exercising stock options granted to them. 1.775 million shares were outstanding at December 31, 2002. The additional capital will be used to fund the bank's growth.

FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

The following is a summary of our balance sheet for the years indicated:

                                                        December  31,
                                                       2002       2001
                                                    (Dollars in Thousands)

Cash and due from banks                             $   1,903  $ 2,781
Interest-bearing deposits in banks                        214      186
Federal funds sold                                      3,461    7,366
Securities                                             18,950   16,362
Loans, net                                             69,661   59,916
Premises and equipment                                  5,334    3,048
Other assets                                              686      927
                                                    ---------  -------

                                                    $ 100,209  $90,586
                                                    =========  =======

Total deposits                                      $  87,966  $80,785
Other liabilities                                         467      350
Stockholders' equity                                   11,776    9,451
                                                    ---------  -------

                                                    $ 100,209  $90,586
                                                    =========  =======

As of December 31, 2002, we had total assets of $100.2 million, an increase of 10.62% over December 31, 2001. Total interest-earning assets were $93.1 million at December 31, 2002 or 93% of total assets as compared to 84.6% of total assets at December 31, 2001. Our primary interest-earning assets at December 31, 2002 were loans, which made up 75.7% of total interest-earning assets as compared to 72% at December 31, 2001. Our loan to deposit ratio was 80.2% at December 31, 2002 as compared to 76% at December 31, 2001. Deposit growth of $7.2 million and a decrease in federal funds sold of $3.9 million has been used to fund loan growth of $9.8 million, with the remainder being used to fund a $2.5 million increase in securities portfolio.

Our securities portfolio, consisting of U.S. Agency securities, state and municipal securities, corporate securities, mortgage-backed securities and restricted equity securities, amounted to $18.9 million at December 31, 2002. Net unrealized gains on securities amounted to $585,000 at December 31, 2002 as compared to net unrealized gains of $264,000 at December 31, 2001. Management has not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 69% of our loan portfolio collateralized by real estate located in our primary market area of Forsyth County and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one-to-four-family residential properties (34%), construction loans to build one-to-four family residential properties (38%), and nonresidential properties consisting primarily of small business commercial properties (28%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value.

The remaining 31% of the loan portfolio consist of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy. However, we cannot predict the impact global events will have on our local economy.

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

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 27.01% at December 31, 2002 was considered satisfactory.

At December 31, 2002, we had loan commitments outstanding of $11.5 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2002, we had an arrangement with a commercial bank for short-term advances of $2,000,000, in addition to $8,300,000 which is available to us, subject to available collateral, in the form of Federal Home Loan Bank advances.

At December 31, 2002, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased by $2.3 million due to net income in 2002 of $638,000; to an increase in the fair value of securities available-for-sale, net of tax, in the amount of $199,000; and to several of our directors exercising stock options granted to them, which contributed $1.5 million. For regulatory purposes, net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to Forsyth Bancshares, Inc. is the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $340,000 in dividends without regulatory approval. Another source of funds is the stock options granted to the directors during 2002. Options to purchase 324,500 shares were granted to the directors. Options for 175,000 shares were exercised in December, raising $1.5 million in additional capital for Forsyth Bancshares, Inc.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios on a consolidated basis and for the Bank as of December 31, 2002 are as follows:

                                             Actual
                              ----------------------------------
                                                       Regulatory
                              Consolidated    Bank    Requirements
                              -------------  -------  -------------

  Leverage capital ratio           11.60  %  8.48  %        5.00  %
  Risk-based capital ratios:
    Core capital                      14.24    10.43           6.00
    Total capital                     15.34    11.55          10.00

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

Effects of Inflation
--------------------

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our executive committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management".

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

The following is a summary of our operations for the years indicated.

                                                  Years Ended December 31,
                                                       2002    2001
                                                  (Dollars in Thousands)

Interest income                                      $5,792  $ 6,471

Interest expense                                      2,155    3,318
                                                     ------  -------

Net interest income                                   3,637    3,153

Provision for loan losses                               196      338

Other income                                            897      563

Other expenses                                        3,359    2,913
                                                     ------  -------

Pretax income                                           979      465

Income taxes                                            341      147
                                                     ------  -------

Net income                                           $  638  $   318
                                                     ======  =======


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

Our net yield on average interest-earning assets was 4.14% in 2002 as compared to 3.84% in 2001. Average loans increased by $9.4 million, which accounted for the most significant change in average interest-earning assets, which increased overall by $6 million. Average interest-bearing liabilities increased by $6.6 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 6.59% in 2002 from 7.89% in 2001. The rate paid on average interest-bearing liabilities decreased to 2.94% in 2002 from 4.91% in 2001. The increase in net yield is due primarily to the decrease in the rates paid on our interest-bearing liabilities more than offsetting the decrease in the yield on our interest-earning assets. Management believes this trend will continue during the first half of 2003.

Provision for Loan Losses
-------------------------

The provision for loan losses was $196,000 in 2002 as compared to $338,000 in 2001. The decrease in the provision for loan losses is due to the decrease of the amount of charge-offs for the year 2002. As of December 31, 2002, we had nonperforming loans and assets totaling $16,000 as compared to $57,000 at December 31, 2001. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The total of these allowances are compared to the minimum allowance level range in accordance with internal policy, (1.20% to 1.30% of total loans outstanding), with the greater amount being recorded as the allowance for loan losses. The allowance for loan losses as a percentage of total loans at December 31, 2002 and 2001 was 1.26%.

Other Income
------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, other miscellaneous revenues and fees, and gains and losses on securities transactions. Other income was $897,000 in 2002 as compared to $563,000 in 2001. The increase of $334,000 is due primarily to increased mortgage loan origination fees of $263,000, and increased service charges on deposit accounts of $63,000. The increase in mortgage loan origination fees was due to the mortgage department beginning operations in June 2001, as compared to operating for a full year in 2002.

Other Expenses
--------------

Other expense for 2002 consists of salaries and employee benefits ($1.8 million), equipment and occupancy expenses ($508,000), and other operating expenses ($1 million). Salaries and employee benefits increased by $286,000 due to annual salary increases including the employee cost to fund our mortgage loan origination operations. Equipment and occupancy expenses increased by $26,000 due primarily to increased property taxes. Other operating expenses increased by $133,000 due to increases in mortgage department expenses of $19,000, data processing fees of $29,000, increase advertising expenses of $9,000 and other operating expenses of $76,000. The increases are normal and are a reflection of our overall growth.

Income Tax
----------

We recognized income tax expense of $341,000 in 2002 as compared to $147,000 in 2001. The increase was due to higher pretax income in 2002. The effective tax rate was 35% for 2002 and 32% for 2001.

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

At December 31, 2002, our cumulative one-year interest rate-sensitivity gap ratio was 66%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 85% of certificates of deposit repricing within a one-year time frame as opposed to 48% of loans and securities repricing within a one-year time frame. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand deposits as immediately rate sensitive for purposes of this analysis. It is our belief that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity, while not assured, should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2002, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                            After       After
                                            Three        One
                                            Months    Year but
                                 Within      but       Within     After
                                 Three      Within      Five      Five
                                 Months    One Year     Years     Years    Total
                                            (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing
    deposits in banks           $   214   $           $          $        $   214
  Federal funds sold              3,461                                     3,461
  Securities                        964       1,519      14,409    1,873   18,765
  Loans                          29,469      10,891      29,667      508   70,535
                                --------  ----------  ---------  -------  -------

                                 34,108      12,410      44,076    2,381   92,975
                                --------  ----------  ---------  -------  -------

Interest-bearing liabilities:
  Interest-bearing demand
    deposits                     26,938                                    26,938
  Savings                         1,172                                     1,172
  Certificates, less than
    $100,000                      6,327      14,229       4,287            24,843
  Certificates, $100,000
    and over                      7,392      14,665       3,467            25,524
                                --------  ----------  ---------  -------  -------

                                 41,933      28,894       7,754        0   78,477
                                --------  ----------  ---------  -------  -------

Interest rate sensitivity
  gap                           $(7,721)  $ (16,484)  $  36,322  $ 2,381  $14,498
                                ========  ==========  =========  =======  =======

Cumulative interest rate
  sensitivity gap               $(7,721)  $ (24,205)  $  12,117  $14,498
                                ========  ==========  =========  =======
Interest rate sensitivity
  gap ratio                        0.82        0.43        5.68        -
                                ========  ==========  =========  =======
Cumulative interest rate
  sensitivity gap ratio            0.82        0.66        1.15     1.18
                                ========  ==========  =========  =======

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

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE BALANCES

The condensed average balance sheet for the years indicated is presented below.
(1)

                                                Years  Ended
                                                December  31,
                                              2002        2001
                                           (Dollars in Thousands)
              ASSETS

  Cash and due from banks                  $    2,093   $ 2,199
  Taxable securities                           17,398    19,409
  Nontaxable securities                         1,358     1,645
  Interest-bearing deposits in banks              201       560
  Securities valuation account                    358       137
  Federal funds sold                            4,596     5,544
  Loans (2)                                    64,379    54,901
  Allowance for loan losses                      (810)     (662)
  Other assets                                  4,776     2,707
                                           -----------  --------
                                           $   94,349   $86,440
                                           ===========  ========

  Total interest-earning assets            $   87,932   $82,059
                                           ===========  ========

    LIABILITIES AND STOCKHOLDERS' EQUITY

  Deposits:
    Noninterest-bearing demand             $   10,428   $ 9,412
    Interest-bearing demand                    22,793    18,765
    Savings                                     1,163     1,019
    Time                                       49,395    47,807
                                           -----------  --------
      Total deposits                           83,779    77,003

  Other liabilities                               440       454
                                           -----------  --------
      Total liabilities                        84,219    77,457
  Stockholders' equity                         10,130     8,983
                                           -----------  --------
                                           $   94,349   $86,440
                                           ===========  ========

  Total interest-bearing liabilities       $   73,351   $67,591
                                           ===========  ========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Nonaccrual loans of $14,000 and $39,000 were included in average loans for 2002 and 2001, respectively.

INTEREST INCOME AND INTEREST EXPENSE

The following tables set forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                             Years Ended December 31,
                                                           2002                   2001
                                                                Average            Average
                                                    Interest     Rate     Interest   Rate
                                                           (Dollars in Thousands)

INTEREST INCOME:
    Interest and fees on loans (1)                 $   4,779       7.42%  $   5,057  9.21%
    Interest on taxable securities                       871       5.01       1,114  5.74
    Interest on nontaxable securities (2)                 58       4.27          70  4.27
    Interest on deposits in banks                         10       5.19          19  3.34
    Interest on federal funds sold                        74       1.61         211  3.81
                                                   ----------             ---------
    Total interest income                              5,792       6.59       6,471  7.89
                                                   ----------             ---------

INTEREST EXPENSE:
    Interest on interest-bearing
      demand deposits                                    295       1.29         428  2.28
    Interest on savings deposits                          11       0.95          19  1.89
    Interest on time deposits                          1,849       3.74       2,871  6.00
                                                   ----------             ---------
    Total interest expense                             2,155       2.94       3,318  4.91
                                                   ----------             ---------

NET INTEREST INCOME                                $   3,637               $  3,153
                                                   ==========             =========

    Net interest spread                                            3.65%             2.98%
                                                               =========             =====
    Net yield on average interest-earning assets                   4.14%             3.84%
                                                               =========             =====

(1) Interest and fees on loans includes $349,000 and $407,000 of loan fee income for the years ended December 31, 2002 and 2001, respectively. There was no interest income recognized on nonaccrual loans during 2002 or 2001.

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

                                               Year Ended December 31,
                                                   2002 vs. 2001
                                                  Changes Due To:

                                               Rate     Volume     Net
                                               (Dollars in Thousands)

Increase (decrease) in:
    Income from interest-earning assets:
    Interest and fees on loans               $(1,071)  $   793   $  (278)
    Interest on taxable securities              (134)     (109)     (243)
    Interest on nontaxable securities             --       (12)      (12)
    Interest on deposits in banks                  6       (15)       (9)
    Interest on Federal funds sold              (106)      (31)     (137)
                                             --------  --------  --------
         Total interest income                (1,304)      625      (679)
                                             --------  --------  --------

    Expense from interest-bearing liabilities:
    Interest on interest-bearing
        demand deposits                         (212)       79      (133)
    Interest on savings deposits                 (10)        2        (8)
    Interest on time deposits                 (1,114)       92    (1,022)
                                             --------  --------  --------
        Total interest expense                (1,336)      173    (1,163)
                                             --------  --------  --------

        Net interest income                  $    32   $   452   $   484
                                             ========  ========  ========

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated are summarized as follows:

                                          December  31,
                                         2002       2001
                                     (Dollars in Thousands)

  U.S. Government agencies         $     1,566  $ 2,565
  State and municipal securities         1,417    1,355
  Corporate securities                   4,556    5,550
  Mortgage-backed securities            11,205    6,692
                                   -----------  -------
                                   $    18,744  $16,162
                                   ===========  =======

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years.


                                                              After one               After five
                                    One year or less     through five years       through ten years
                                   Amount    Yield (1)     Amount    Yield (1)   Amount    Yield(1)
U.S. Government agencies         $        0          %   $    1,566     5.56 %  $      0         %
State and municipal securities            0                     454     5.57         497      6.11
Corporate securities                  2,245       5.48        2,311     6.04           0
Mortgage-backed securities               32       5.50        6,146     4.50         857      5.16
                                 ----------              ----------             ---------

                                 $    2,224       5.48   $   14,409     4.87   $   1,407      5.63
                                 ==========              ==========             =========


                                        After ten years           Total
                                     Amount     Yield (1)   Amount      Yield (1)

U.S. Government agencies         $        0            %  $   1,566       5.56%
State and municipal                     466        6.97       1,417       6.22
Corporate securities                      0           0       4,556       5.79
Mortgage-backed securities            4,170        4.61      11,205       4.56
                                 ----------               ----------

                                 $      449        6.97   $  18,744       5.07
                                 ==========               ==========

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                             December  31,
                                           2002       2001
                                       (Dollars in Thousands)

  Commercial                             $ 14,022   $ 7,795
  Real estate-construction                 18,507    16,976
  Real estate-mortgage                     30,500    27,689
  Consumer installment loans and other      7,517     8,212
                                         ---------  --------
                                           70,546    60,672
  Less allowance for loan losses             (885)     (756)
                                         ---------  --------
      Net loans                          $ 69,661   $59,916
                                         =========  ========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Total loans as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                   (Dollars in Thousands)
  Commercial
    One year or less              $                 6,421
    After one through five years                    7,574
    After five years                                   27
                                  -----------------------
                                                   14,022
                                  -----------------------

  Construction
    One year or less                               15,485
    After one through five years                    2,989
    After five years                                   33
                                  -----------------------
                                                   18,507
                                  -----------------------

  Other
    One year or less                               16,168
    After one through five years                   21,409
    After five years                                  440
                                  -----------------------
                                                   38,017
                                  -----------------------

                                  $                70,546
                                  =======================

The following table summarizes loans at December 31, 2002 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                          (Dollars in Thousands)

    Predetermined interest rates                 $30,140
    Floating or adjustable interest rates          2,332
                                                 -------
                                                 $32,472
                                                 =======


RISK ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2001 and 2000 is as follows:

                                                   December  31,
                                                    2002   2001
                                              (Dollars in Thousands)

  Nonaccrual loans                                $  16  $  57
  Loans contractually past due ninety
    days or more as to interest or
    principal payments and still accruing             0     25
  Restructured loans                                  0      0
  Potential problem loans                             0      0
  Interest income that would have been recorded
    on nonaccrual and restructured loans under
    original terms                                    1      5
  Interest income that was recorded on
    nonaccrual and restructured loans                 0      0

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

                                                 Years Ended December 31,
                                                    2002         2001
                                                  (Dollars in Thousands)

  Average amount of loans outstanding           $   64,379   $  54,901
                                                ===========  ==========

  Balance of allowance for loan losses
    at beginning of year                        $      756   $     604
                                                -----------  ----------

  Loans charged off
    Commercial and financial                            34         169
    Real estate mortgage                                --          --
    Installment                                         37          21
                                                -----------  ----------
                                                        71         190
                                                -----------  ----------

  Loans recovered
    Commercial and financial                            --          --
    Real estate mortgage                                --          --
    Installment                                          4           4
                                                -----------  ----------
                                                         4           4
                                                -----------  ----------

  Net charge-offs                                       67         186
                                                -----------  ----------

  Additions to allowance charged to operating
    expense during year                                196         338
                                                -----------  ----------

  Balance of allowance for loan losses
    at end of year                              $      885   $     756
                                                ===========  ==========

  Ratio of net loans charged off during the
       year to average loans outstanding               .11%       0.34%
                                                ===========  ==========

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

As of December 31, 2002 and 2001, the allocation of our allowance for loan losses does not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                 December 31, 2002          December 31, 2001
                                           Percent of                 Percent of
                                           loans in                   loans in
                                        each  category             each  category
                              Amount    to total loans    Amount   to total loans
                                            (Dollars in Thousands)

Commercial                  $     175           19.88%  $   226           12.85%
Real estate - construction        227           26.23       114           27.98
Real estate - mortgage            385           43.23       340           45.64
Consumer installment
  loans and other                  98           10.66        76           13.53
                            ---------  ---------------  -------  ---------------
                            $     885          100.00%  $   756          100.00%
                            =========  ===============  =======  ===============

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)

                                             Years Ended December 31,
                                             2002               2001
                                       Amount    Percent   Amount   Percent
                                               (Dollars in Thousands)

Noninterest-bearing demand deposits   $ 10,428        --%  $ 9,412       -- %
Interest-bearing demand deposits        22,793       1.29   18,765     2.28
Savings deposits                         1,163        .95    1,019     1.89
Time deposits                           49,395       3.74   47,807     6.00
                                      --------             -------
                                      $ 83,779             $77,003
                                      ========             =======

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2002 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                          (Dollars in Thousands)

  Three months or less                                           $ 7,392
  Over three through six months                                    7,034
  Over six through twelve months                                   7,631
  Over twelve months                                               3,467
                                                                 -------
    Total                                                        $25,524
                                                                 =======

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                              Years Ended December 31,
                                    2002    2001

  Return on assets (1)              0.68%   0.37%
  Return on equity (2)              6.30    3.54
  Dividend payout ratio (3)            -       -
  Equity to assets ratio (4)       10.74   10.39

(1)  Net  income  divided  by  average  total  assets.
(2)  Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)  Average  equity  divided  by  average  total  assets.

                          INDEPENDENT AUDITOR'S REPORT



TO THE BOARD OF DIRECTORS
FORSYTH BANCSHARES, INC.
CUMMING, GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                         /s/Mauldin & Jenkins, LLC




Atlanta, Georgia
February 21, 2003

                                   FORSYTH BANCSHARES, INC.
                                        AND SUBSIDIARY

                                 CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2002 AND 2001

---------------------------------------------------------------------------------------------

                                ASSETS                                  2002         2001
                                                                    ------------  -----------
Cash and due from banks                                             $  1,902,847  $ 2,781,252
Interest-bearing deposits in banks                                       214,059      185,759
Federal funds sold                                                     3,461,000    7,366,000
Securities available-for-sale                                         18,712,368   15,908,655
Securities held-to-maturity, at cost (fair value of $31,643
    and $259,177)                                                         31,643      253,198
Restricted equity securities, at cost                                    205,900      200,000

Loans                                                                 70,546,477   60,672,166
Less allowance for loan losses                                           885,266      756,367
                                                                    ------------  -----------
          Loans, net                                                  69,661,211   59,915,799

Premises and equipment                                                 5,334,104    3,047,897
Other assets                                                             685,590      927,541
                                                                    ------------  -----------

          TOTAL ASSETS                                              $100,208,722  $90,586,101
                                                                    ============  ===========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                             $ 11,286,519  $10,693,553
    Interest-bearing                                                  76,679,881   70,091,698
                                                                    ------------  -----------
          Total deposits                                              87,966,400   80,785,251
Securities sold under repurchase agreements                               16,435            -
Other liabilities                                                        450,367      349,915
                                                                    ------------  -----------
          TOTAL LIABILITIES                                           88,433,202   81,135,166
                                                                    ------------  -----------

Commitments and contingencies

Stockholders' equity
    Common stock, no par value; 10,000,000 shares authorized;
       1,775,000 and 800,000 issued and outstanding, respectively      9,447,841    7,960,341
    Retained earnings                                                  1,965,013    1,326,773
    Accumulated other comprehensive income                               362,666      163,821
                                                                    ------------  -----------
          TOTAL STOCKHOLDERS' EQUITY                                  11,775,520    9,450,935
                                                                    ------------  -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $100,208,722  $90,586,101
                                                                    ============  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                FORSYTH BANCSHARES, INC.
                                     AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF INCOME
                         YEARS ENDED DECEMBER 31, 2002 AND 2001

----------------------------------------------------------------------------------------

                                                                     2002        2001
                                                                  ----------  ----------
INTEREST INCOME
    Loans, including fees                                         $4,779,363  $5,056,771
    Taxable securities                                               870,561   1,114,248
    Nontaxable securities                                             57,796      70,160
    Deposits in banks                                                 10,450      18,723
    Federal funds sold                                                74,085     211,104
                                                                  ----------  ----------
          TOTAL INTEREST INCOME                                    5,792,255   6,471,006
                                                                  ----------  ----------

INTEREST EXPENSE
    Deposits                                                       2,154,004   3,318,057
    Other borrowings                                                     878           -
                                                                  ----------  ----------
          TOTAL INTEREST EXPENSE                                   2,154,882   3,318,057
                                                                  ----------  ----------

          NET INTEREST INCOME                                      3,637,373   3,152,949
PROVISION FOR LOAN LOSSES                                            196,374     337,721
                                                                  ----------  ----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      3,440,999   2,815,228
                                                                  ----------  ----------

OTHER INCOME
    Service charges on deposit accounts                              270,301     207,377
    Mortgage origination fees                                        571,938     308,889
    Other operating income                                            49,806      40,864
    Net realized gains on sales of securities available-for-sale       5,028       6,207
                                                                  ----------  ----------
          TOTAL OTHER INCOME                                         897,073     563,337
                                                                  ----------  ----------

OTHER EXPENSES
    Salaries and employee benefits                                 1,845,072   1,559,278
    Equipment and occupancy expenses                                 507,584     481,699
    Other operating expenses                                       1,006,108     872,994
                                                                  ----------  ----------
          TOTAL OTHER EXPENSES                                     3,358,764   2,913,971
                                                                  ----------  ----------

          INCOME BEFORE INCOME TAXES                                 979,308     464,594

INCOME TAX EXPENSE                                                   341,068     146,601
                                                                  ----------  ----------

                    NET INCOME                                    $  638,240  $  317,993
                                                                  ==========  ==========

BASIC EARNINGS PER SHARE                                          $     0.40  $     0.20
                                                                  ==========  ==========

DILUTED  EARNINGS PER SHARE                                       $     0.40  $     0.20
                                                                  ==========  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              FORSYTH BANCSHARES, INC.
                                   AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       YEARS ENDED DECEMBER 31, 2002 AND 2001

------------------------------------------------------------------------------------

                                                                  2002       2001
                                                                ---------  ---------
NET INCOME                                                      $638,240   $317,993
                                                                ---------  ---------

OTHER COMPREHENSIVE INCOME:

    Unrealized gains on securities available-for-sale:

        Unrealized holding gains arising during period,
            net of tax  of $123,784 and $188,889, respectively   201,962    308,187

         Reclassification adjustment for gains realized
            in net income, net of  tax of $1,911 and $2,359,
            respectively                                          (3,117)    (3,848)
                                                                ---------  ---------

OTHER COMPREHENSIVE INCOME                                       198,845    304,339
                                                                ---------  ---------

COMPREHENSIVE INCOME                                            $837,085   $622,332
                                                                =========  =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                            FORSYTH BANCSHARES, INC.
                                                 AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     YEARS ENDED DECEMBER 31, 2002 AND 2001

---------------------------------------------------------------------------------------------------------------

                                            COMMON STOCK                           ACCUMULATED
                                      -------------------------                       OTHER           TOTAL
                                       SHARES       AT AMOUNT       RETAINED      COMPREHENSIVE   STOCKHOLDERS'
                                                     PAID-IN        EARNINGS       INCOME (LOSS)     EQUITY
                                      ---------  --------------  --------------  ---------------  ------------
  BALANCE, DECEMBER 31, 2000            800,000  $    7,960,341  $     1,008,780  $     (140,518)  $ 8,828,603
      Net income                              -               -          317,993               -       317,993
      Other comprehensive loss                -               -                -         304,339       304,339
                                      ---------  --------------  --------------  ---------------  ------------
  BALANCE, DECEMBER 31, 2001            800,000       7,960,341        1,326,773         163,821     9,450,935
      Net income                              -               -          638,240               -       638,240
      Two-for-one common stock split    800,000               -                -               -             -
      Exercise of stock options         175,000       1,487,500                -               -     1,487,500
      Other comprehensive income              -               -                -         198,845       198,845
                                      ---------  --------------  --------------  ---------------  ------------
  BALANCE, DECEMBER 31, 2002          1,775,000  $    9,447,841  $     1,965,013  $      362,666   $11,775,520
                                      =========  ==============  ===============  ===============  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                   FORSYTH BANCSHARES, INC.
                                        AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 2002 AND 2001

---------------------------------------------------------------------------------------------

                                                                     2002           2001
                                                                 -------------  -------------
OPERATING ACTIVITIES
    Net income                                                   $    638,240   $    317,993
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                  263,453        262,542
        Provision for loan losses                                     196,374        337,721
        Deferred income taxes                                          27,785        (66,121)
        Gain on sales of securities available-for-sale                 (5,028)        (6,207)
        Increase in interest receivable                                85,643        218,132
        Decrease  in interest payable                                 (37,125)      (116,142)
        Net other operating activities                                144,227        (45,558)
                                                                 -------------  -------------

          Net cash provided by operating activities                 1,313,569        902,360
                                                                 -------------  -------------

INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks                (28,300)       (14,376)
    Purchases of securities available-for-sale                    (12,165,444)    (8,382,020)
    Proceeds from maturities of securities available-for-sale       7,331,870     13,781,999
    Proceeds from sales of securities available-for-sale            2,355,607      3,892,980
    Proceeds from maturities of securities held-to-maturity           221,555        603,946
    Purchases of restricted equity securities                          (5,900)       (14,300)
    Net (increase) decrease in federal funds sold                   3,905,000     (3,816,000)
    Net increase in loans                                          (9,941,786)   (12,538,451)
    Purchase of premises and equipment                             (2,549,660)    (1,735,761)
                                                                 -------------  -------------

          Net cash used in investing activities                   (10,877,058)    (8,221,983)
                                                                 -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                        7,181,149      7,525,534
    Net increase in securities sold under repurchase agreements        16,435
    Proceeds from exercise of stock options                         1,487,500
                                                                 -------------  -------------

          Net cash provided by financing activities                 8,685,084      7,525,534
                                                                 -------------  -------------

Net increase (decrease) in cash and due from banks                   (878,405)       205,911

Cash and due from banks at beginning  of year                       2,781,252      2,575,341
                                                                 -------------  -------------

Cash and due from banks at end of year                           $  1,902,847   $  2,781,252
                                                                 =============  =============

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

-----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                 $2,192,007  $3,434,199

        Income taxes                             $  205,636  $  268,307


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

          BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

            In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

          CASH,  DUE  FROM  BANKS  AND  CASH  FLOWS

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and securities sold under repurchase agreements are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $332,000 at December 31, 2002.

          SECURITIES

            Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES (CONTINUED)

            value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of related deferred tax effect. Restricted equity securities without a readily determinable fair value are recorded at cost.

            Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          LOANS

            Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance.

            Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

            The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOANS (CONTINUED)

            A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

          OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had no other real estate owned at December 31, 2002 or 2001.

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

          STOCK COMPENSATION PLANS

            At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            STOCK COMPENSATION PLANS (CONTINUED)

                                                           YEARS ENDED
                                                           DECEMBER 31,
                                                        ------------------
                                                          2002      2001
                                                        --------  --------

  Net income, as reported                               $638,240  $317,993
  Deduct: Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related tax effects   545,403         -
                                                        --------  --------
  Pro forma net income                                  $ 92,837  $317,993
                                                        ========  ========
  Earnings per share:
  Basic - as reported                                   $    .40  $    .20
  Basic - pro forma                                     $    .06  $    .20
                                                        ========  ========
  Diluted - as reported                                 $    .40  $    .20
                                                        ========  ========
  Diluted - pro forma                                   $    .06  $    .20
                                                        ========  ========


          EARNINGS PER SHARE

            Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

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

          ACCOUNTING STANDARDS

            In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The Company has not elected to adopt the recognition provisions of this Statement for stock-based employee compensation and has elected to continue with accounting methodology in Opinion No. 25 as permitted by SFAS No. 123.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.   SECURITIES

The amortized cost and fair value of securities are summarized as follows:

                                                            GROSS        GROSS
                                             AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                               COST         GAINS        LOSSES        VALUE
                                            -----------  -----------  ------------  -----------
            SECURITIES AVAILABLE-FOR-SALE
              DECEMBER 31, 2002:
              U. S. GOVERNMENT AND AGENCY
              SECURITIES                    $ 1,501,007  $    65,495  $         -   $ 1,566,502
              STATE AND MUNICIPAL SECURITIES  1,357,052       59,708            -     1,416,760
              CORPORATE SECURITIES            4,344,889      210,894            -     4,555,783
              MORTGAGE-BACKED SECURITIES     10,924,475      248,848            -    11,173,323
                                            -----------  -----------  ------------  -----------
                                            $18,127,423  $   584,945  $         -   $18,712,368
                                            ===========  ===========  ============  ===========
              December 31, 2001:
              U. S. Government and agency
                securities                  $ 2,505,076  $    59,869  $         -   $ 2,564,945
              State and municipal securities  1,359,710        3,049       (7,392)    1,355,367
              Corporate securities            5,392,336      157,198            -     5,549,534
              Mortgage-backed securities      6,387,306       57,300       (5,797)    6,438,809
                                            -----------  -----------  ------------  -----------
                                            $15,644,428  $   277,416  $   (13,189)  $15,908,655
                                            ===========  ===========  ============  ===========

                                                           GROSS         GROSS
                                             AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                               COST         GAINS        LOSSES        VALUE
                                            -----------  -----------  ------------  -----------
            SECURITIES HELD-TO-MATURITY
              DECEMBER 31, 2002:
              MORTGAGE-BACKED SECURITIES    $    31,643  $         -  $         -   $    31,643
                                            ===========  ===========  ============  ===========
              December 31, 2001:
              Mortgage-backed securities    $   253,198  $     5,979  $         -   $   259,177
                                            ===========  ===========  ============  ===========

            Securities with a carrying value of $5,372,565 were pledged at December 31, 2002 to secure public deposits and for other purposes required or permitted by law. There were no securities pledged at December 31, 2001.

            The amortized cost and fair value of debt securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                 SECURITIES             SECURITIES
                                             AVAILABLE-FOR-SALE      HELD-TO-MATURITY
                                          ------------------------  -------------------
                                           AMORTIZED      FAIR      AMORTIZED    FAIR
                                             COST         VALUE        COST      VALUE
                                          -----------  -----------  ----------  -------
              Due within one year         $ 2,192,030  $ 2,245,229  $        -  $     -
              Due from one to five years    4,086,944    4,330,973           -        -
              Due from five to ten years      475,000      496,740           -        -
              Due after ten years             448,974      466,103           -        -
              Mortgage-backed securities   10,924,475   11,173,323      31,643   31,643
                                          -----------  -----------  ----------  -------
                                          $18,127,423  $18,712,368  $   31,643  $31,643
                                          ===========  ===========  ==========  =======

Gross gains and losses on sales of securities available-for-sale consist of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                              2002        2001
                                                          -----------  -----------
              Gross gains                                 $   10,349   $   28,796
              Gross losses                                    (5,321)     (22,589)
                                                          -----------  -----------
              Net realized gains                          $    5,028   $    6,207
                                                          ===========  ===========

NOTE 3.   LOANS

The composition of loans is summarized as follows:

                                                                 DECEMBER 31,
                                                         --------------------------
                                                             2002           2001
                                                         ------------  ------------

            Commercial, financial, and agricultural      $14,021,244   $ 7,795,000
            Real estate - construction                    18,507,410    16,976,000
            Real estate - mortgage                        30,500,205    27,689,000
            Consumer installment and other                 7,517,618     8,212,166
                                                         ------------  ------------
                                                          70,546,477    60,672,166
            Allowance for loan losses                       (885,266)     (756,367)
                                                         ------------  ------------
            Loans, net                                   $69,661,211   $59,915,799
                                                         ============  ============

Changes in the allowance for loan losses are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                               2002         2001
                                                           -----------  -----------

             Balance, beginning of year                    $  756,367   $  603,723
               Provision for loan losses                      196,374      337,721
               Loans charged off                              (71,063)    (189,586)
               Recoveries of loans previously charged off       3,588        4,509
                                                           -----------  -----------
             Balance, end of year                          $  885,266   $  756,367
                                                           ===========  ===========

            The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $16,259 and $56,614 at December 31, 2002 and 2001, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Creditors for Impairment of a Loan, at December 31, 2002 and 2001. The average recorded investment in impaired loans for 2002 and 2001 was $13,861 and $39,308. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2002 and 2001. Loans past due ninety days or more and still accruing interest was $-0- and $25,000 at December 31, 2002 and 2001, respectively.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2002 are as follows:

            Balance, beginning of year                    $ 4,595,414
              Advances                                      7,696,404
              Repayments                                   (4,155,829)
                                                          ------------
            Balance, end of year                          $ 8,135,989
                                                          ============

NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                     ------------------------
                                                         2002         2001
                                                     -----------  -----------

            Land                                      $1,781,652   $1,781,652
            Buildings                                  2,885,022      837,272
            Equipment                                  1,400,745      910,045
            Leasehold improvements                             -      140,132
            Construction in progress                           -       61,149
                                                      -----------  -----------
                                                       6,067,419    3,730,250
            Accumulated depreciation                    (733,315)    (682,353)
                                                      -----------  -----------
                                                       5,334,104   $3,047,897
                                                      ===========  ===========

          Prior to moving into new banking facilities in December of 2002, the Company operated from leased main office and operations center facilities under noncancelable operating lease agreements. The leases require the payment of normal maintenance, utilities and insurance on the property. The Company also leases various other equipment.

          The operations center lease terminated upon the move to the new banking facilities. The Company is in process of negotiating the termination of the old main office lease. However, as of December 31, 2002, the Company was contractually obligated under the lease for future minimum lease payments as follows:

            2003                                                    $  75,972
            2004                                                       75,972
            2005                                                       75,972
                                                                    ---------
                                                                      227,916
                                                                    =========

          The total rental expense for the years ended December 31, 2002 and 2001 was $90,518 and $90,472, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $25,523,515 and $20,447,020,
          respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

            2003                                          $   42,716,582
            2004                                               5,213,790
            2005                                               2,249,474
            2006                                                 118,951
            2007                                                 171,688
                                                          --------------
                                                          $   50,470,485
                                                          ==============


NOTE 6.   SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

          Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2002 and 2001 were $16,435 and $0, respectively.

NOTE 7.   EMPLOYEE BENEFIT PLAN

          The Company has a 401-K profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $21,800 and $9,368 for the years ended December 31, 2002 and 2001, respectively.

NOTE 8.   STOCK COMPENSATION PLANS

          The Company has an incentive plan that provides for the issuance of stock options to key employees. The Company has reserved 160,000 shares of common stock for this purpose. The options are granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. In 2002, 24,500 options were granted to key employees that vest over a period of five years.

          In 2002, the Company granted 324,500 stock options to certain directors of the Company. The options were granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. These options vested on the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Other  pertinent  information  related  to  the options is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                               2002
                                                       -----------------------
                                                                    WEIGHTED-
                                                                     AVERAGE
                                                                     EXERCISE
                                                         SHARES       PRICE
                                                       -----------  ----------
            Outstanding at beginning of year                   -    $       -
               Granted                                    349,000        8.49
               Exercised                                 (175,000)       8.50
               Terminated                                       -           -
                                                       -----------
            Outstanding at end of year                    174,000        8.48
                                                       ===========

            Options exercisable at year-end               149,500        8.50
                                                       ===========
            Weighted-average fair value of options
               granted during the year                                   2.70

          Information pertaining to options outstanding at December 31, 2002 is as follows:

                                          OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                -----------------------------------------  ----------------------
                                              WEIGHTED-
                                               AVERAGE                                  WEIGHTED-
                                              REMAINING      WEIGHTED-                   AVERAGE
                  RANGE OF        NUMBER     CONTRACTUAL      AVERAGE         NUMBER     EXERCISE
               EXERCISE PRICES  OUTSTANDING      LIFE      EXERCISE PRICE  EXERCISABLE    PRICE
               ---------------  -----------  ------------  --------------  ------------  --------

                 8.33 - $8.50     174,000      10 years        $ 8.48         149,500     $ 8.50

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                                  YEAR ENDED
                                                              DECEMBER 31, 2002
                                                             ------------------

              Dividend yield                                           0%
              Expected life                                        10 years
              Expected volatility                                    0.01%
              Risk-free interest rate                                3.86%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.   INCOME TAXES

          Income  tax  expense  consists  of  the  following:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                          2002        2001
                                                      -----------  -----------

                  Current                             $  313,283   $  212,722
                  Deferred                               27,785      (66,121)
                                                      -----------  -----------
                      Income tax expense              $  341,068   $  146,601
                                                       ===========  ===========

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                           2002         2001
                                                       -----------  -----------
                  Income taxes at statutory rate       $  332,965   $  157,962
                    Nontaxable interest                   (17,488)     (23,838)
                    Other items, net                       25,591       12,477
                                                       -----------  -----------
                  Income tax expense                   $  341,068   $  146,601
                                                       ===========  ===========

          The  components  of  deferred  income  taxes  are  as  follows:

                                                             DECEMBER 31,
                                                         ------------------
                                                           2002      2001
                                                         --------  --------

            Deferred tax assets:
              Loan loss reserves                         $308,660  $234,557
              Depreciation                                      -    52,425
              Preopening and organization costs                 -       859
              Other                                         4,750     8,019
                                                         --------  --------
                                                         313,410   295,860
                                                         --------  --------
            Deferred tax liabilities:
              Securities available-for-sale               222,279   100,406
              Depreciation                                 45,335         -
                                                         --------  --------
                                                          267,614   100,406
                                                         --------  --------
            Net deferred tax assets                      $ 45,796  $195,454
                                                         ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.   EARNINGS PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                               2002        2001
                                                           -----------  -----------
          Basic Earnings  Per Share:
            Weighted average common shares outstanding       1,601,167    1,600,000
                                                           ===========  ===========
            Net income                                     $   638,240  $   317,993
                                                           ===========  ===========
            Basic earnings  per share                      $       .40  $      0.20
                                                           ===========  ===========

          Diluted Earnings Per Share:
            Weighted average common shares outstanding       1,601,167    1,600,000
            Net effect of the assumed exercise of stock
               options based on the treasury stock method
               using average market prices for the year              -            -
                                                           -----------  -----------
            Total weighted average common shares and
               common stock equivalents outstanding          1,601,167    1,600,000
                                                           ===========  ===========
          Net income                                       $   638,240  $   317,993
                                                           ===========  ===========
          Diluted earnings per share                       $       .40  $      0.20
                                                           ===========  ===========


NOTE 11.  COMMITMENTS AND CONTINGENCIES

          LOAN COMMITMENTS

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

            The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOAN COMMITMENTS (CONTINUED)

            making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                          DECEMBER 31,
                                                    ------------------------
                                                       2002         2001
                                                    -----------  -----------

            Commitments to extend credit            $11,425,991  $10,534,000
            Standby letters of credit                   115,394      189,000
                                                    -----------  -----------
                                                    $11,541,385  $10,723,000
                                                    ===========  ===========

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

          CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 12.  CONCENTRATIONS OF CREDIT

            The Company originates primarily commercial, residential, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

            Sixty-nine percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

            The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,875,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2002, approximately $340,500 of retained earnings were available for dividend declaration without regulatory approval in 2003.

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

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2002 and 2001, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                          TO BE WELL
                                                                       FOR CAPITAL    CAPITALIZED UNDER
                                                                        ADEQUACY      PROMPT CORRECTIVE
                                                         ACTUAL         PURPOSES      ACTION PROVISIONS
                                                    ---------------  ---------------  -----------------
                                                    AMOUNT   RATIO   AMOUNT   RATIO    AMOUNT    RATIO
                                                    -------  ------  -------  ------  --------  -------
                                                                    (DOLLARS IN THOUSANDS)
                                                    ---------------------------------------------------
          DECEMBER 31, 2002:
          TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
               CONSOLIDATED                         $12,298  15.34%  $ 6,412      8%  $    N/A     N/A
               BANK                                 $ 9,143  11.55%  $ 6,332      8%  $  7,915     10%
          TIER I CAPITAL TO RISK WEIGHTED ASSETS:
               CONSOLIDATED                         $11,413  14.24%  $ 3,206      4%  $    N/A     N/A
               BANK                                 $ 8,258  10.43%  $ 3,166      4%  $  4,749      6%
          TIER I CAPITAL TO AVERAGE ASSETS:
               CONSOLIDATED                         $11,413  11.60%  $ 3,936      4%  $    N/A     N/A
               BANK                                 $ 8,258   8.48%  $ 3,896      4%  $  4,870      5%

          December 31, 2001:
          Total Capital to Risk Weighted Assets:
               Consolidated                         $10,044  14.13%  $ 5,688      8%  $    N/A     N/A
               Bank                                 $ 8,334  12.00%  $ 5,556      8%  $  6,946     10%
          Tier I Capital to Risk Weighted Assets:
               Consolidated                         $ 9,287  13.06%  $ 2,844      4%  $    N/A     N/A
               Bank                                 $ 7,577  10.91%  $ 2,778      4%  $  4,167      6%
          Tier I Capital to Average Assets:
               Consolidated                         $ 9,287  10.33%  $ 3,598      4%  $    N/A     N/A
               Bank                                 $ 7,577   8.58%  $ 3,532      4%  $  4,415      5%


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

          SECURITIES SOLD UNDER REPURCHASE AGREEMENTS: The carrying amounts of securities sold under repurchase agreements approximate their fair values.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The carrying amount and estimated fair values of the Company's financial instruments are as follows:

                                                         DECEMBER 31, 2002         DECEMBER 31, 2001
                                                     ------------------------  ------------------------
                                                      CARRYING       FAIR       CARRYING       FAIR
                                                       AMOUNT        VALUE       AMOUNT        VALUE
                                                     -----------  -----------  -----------  -----------
          Financial assets:
            Cash, due from banks, interest-
              bearing deposits in banks,
              and federal funds sold                 $ 5,577,906  $ 5,577,906  $10,333,011  $10,333,011
            Securities available-for-sale             18,712,368   18,712,368   15,908,655   15,908,655
            Securities held-to-maturity                   31,643       31,643      253,198      259,177
            Restricted equity securities                 205,900      205,900      200,000      200,000
            Loans                                     69,661,211   71,214,000   59,915,799   61,363,985
            Accrued interest receivable                  579,295      579,295      664,938      664,938

          Financial liabilities:
            Deposits                                  87,966,400   88,605,400   80,785,251   82,265,955
            Securities sold under
              repurchase agreements                       16,435       16,435            -            -
           Accrued interest payable                      211,772      211,772      248,897      248,897


NOTE 15.  STOCK SPLIT

          The Company declared a two-for-one common stock split in 2002. Earnings per share and all per share amounts for the year ended
          December 31, 2001 have been retroactively adjusted for the increased number of shares of common stock.

NOTE 16.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of revenue are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                           2002         2001
                                                       -----------  -----------

            Director fees                              $   100,975  $   105,100
            Professional fees                              137,229      173,426
            Data processing                                258,930      229,800
            Office supplies                                 78,157       58,555

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 2002 and 2001:

                                   CONDENSED BALANCE SHEETS

                                                                        2002         2001
                                                                   ------------  -----------

          ASSETS
            Cash                                                     $ 2,158,649   $   62,426
            Investment in subsidiary                                   8,620,941    7,740,901
            Premises and equipment                                       970,698    1,606,547
            Other assets                                                  25,232       41,061
                                                                   -------------  ------------

                TOTAL ASSETS                                         $11,775,520   $9,450,935
                                                                   =============  ============

          STOCKHOLDERS' EQUITY                                       $11,775,520   $9,450,935
                                                                   =============  ============


                                 CONDENSED STATEMENTS OF INCOME

                                                                        2002          2001
                                                                   -------------  ------------
          INCOME:
            Interest income                                        $     11,262   $     4,591
            Dividends from subsidiary                                         -       225,000
            Rental income from subsidiary                                     -        15,750
                                                                   -------------  ------------
                                                                         11,262       245,341
                                                                   -------------  ------------
          EXPENSES:
            Depreciation                                                 15,848        25,943
            Other expenses                                               64,401        76,644
                                                                   -------------  ------------
                                                                         80,249       102,587
                                                                   -------------  ------------

                  INCOME (LOSS) BEFORE INCOME TAX BENEFITS
                    AND EQUITY IN UNDISTRIBUTED INCOME
                    OF SUBSIDIARY                                       (68,987)      142,754

            INCOME TAX BENEFITS                                         (26,033)     (31,036)
                                                                   -------------  ------------

                  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                    INCOME OF SUBSIDIARY                                (42,954)      173,790

            EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                681,194       144,203
                                                                   -------------  ------------
                  NET INCOME                                       $     638,240  $   317,993
                                                                   =============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    2002        2001
                                                                               -----------  ----------
          OPERATING ACTIVITIES
            Net income                                                          $  638,240   $ 317,993
            Adjustments to reconcile net income to net cash
              provided by (used in) operating activities:
              Depreciation                                                          15,848      25,943
              Undistributed income of subsidiary                                 (681,194)   (144,203)
              Net other operating activities                                        15,829      (1,091)
                                                                                -----------  ----------

                   NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES            (11,277)    198,642
                                                                                -----------  ----------

          INVESTING ACTIVITIES
            Purchase of premises and equipment                                           -    (432,526)
            Proceeds from sale of premises and equipment to subsidiary             620,000           -
                                                                                -----------  ----------

                   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES             620,000    (432,526)
                                                                                -----------  ----------

          FINANCING ACTIVITIES
            Proceeds from exercise of stock options                              1,487,500           -
                                                                                -----------  ----------

                   NET CASH PROVIDED BY FINANCING ACTIVITIES                     1,487,500           -
                                                                                -----------  ----------

          Net increase (decrease) in cash                                        2,096,223    (233,884)

          Cash at beginning of year                                                 62,426     296,310
                                                                                -----------  ----------

          Cash at end of year                                                   $2,158,649   $  62,426
                                                                                ===========  ==========