Form 10KSB, Exhibit 13
period 2003-12-31
FORSYTH BANCSHARES INC
filed 2004-03-30
CIK 1021479

EXHIBIT 13.1

                       2003 ANNUAL REPORT TO SHAREHOLDERS


MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

INDEPENDENT AUDITOR'S REPORT.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange of over-the-counter market. As of December 31, 2003, there were approximately 614 holders of record of the Company's Common
Stock  and  1,825,000  shares  of  Common  Stock  issued  and  outstanding.

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

                                    NUMBER OF SECURITIES         WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                     TO BE ISSUED UPON          EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                  EXERCISE OF OUTSTANDING      OUTSTANDING OPTIONS,     FUTURE ISSUANCE UNDER
                                OPTIONS, WARRANTS AND RIGHTS   WARRANTS AND RIGHTS    EQUITY COMPENSATION PLANS
                                ----------------------------  ----------------------  --------------------------
                                            (a)                        (b)                       (c)
                                ----------------------------  ----------------------  --------------------------
Equity Compensation Plans                             24,500  $                 8.33                     135,500
  approved by security holders
Equity Compensation Plans not                              -                       -                           -
  approved by security holders
                                ----------------------------  ----------------------  --------------------------
Total                                                 24,500  $                 8.33                     135,500
                                ----------------------------  ----------------------  --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The Citizens Bank of Forsyth County, at December 31, 2003 and 2002 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

CRITICAL  ACCOUNTING  POLICIES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2003 as filed on our annual report on Form 10-KSB.

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

OVERVIEW

Our 2003 results continued to show increased profitability due to the continued loan growth and deposit growth despite the sluggish growth of the current economy. Our net income increased to $842,135, as compared to $638,240 in 2002, primarily due to the decreasing cost of funds. With Forsyth County remaining one of the fastest growing areas in the country, we have purchased a future branch site and continue to seek desirable locations to meet the needs of the community.

We were able to raise $425,000 in capital through several of our directors exercising stock options granted to them in the year 2002. 1.825 million shares were outstanding at December 31, 2003. The additional capital will be used to fund the bank's growth.

FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

The following is a summary of our balance sheet for the years indicated:

                                                        December 31,
                                                     -------------------
                                                       2003       2002
                                                     ---------  --------
                                                    (Dollars in Thousands)

Cash and due from banks                              $   3,616  $  1,903
Interest-bearing deposits in banks                         224       214
Federal funds sold                                       4,467     3,461
Securities                                              24,985    18,950
Loans, net                                              81,921    69,661
Premises and equipment                                   5,324     5,334
Other assets                                               812       686
                                                     ---------  --------

                                                     $ 121,349  $100,209
                                                     =========  ========


Total deposits                                       $ 107,724  $ 87,966
Other liabilities                                          753       467
Stockholders' equity                                    12,872    11,776
                                                     ---------  --------

                                                     $ 121,349  $100,209
                                                     =========  ========

As of December 31, 2003, we had total assets of $121.3 million, an increase of 21.10% over December 31, 2002. Total interest-earning assets were $112.6 million at December 31, 2003 or 92.8% of total assets as compared to 93% of total assets at December 31, 2002. Our primary interest-earning assets at December 31, 2003 were loans, which made up 73.7% of total interest-earning assets as compared to 75.7% at December 31, 2002. Our loan to deposit ratio was 77.0% at December 31, 2003 as compared to 80.2% at December 31, 2002. Deposit growth of $19.8 million funded an increase in federal funds sold of $1 million, loan growth of $12.4 million, with the remainder being used to fund a $6 million increase in securities portfolio.

Our securities portfolio, consisting of U.S. Agency securities, state and municipal securities, corporate securities, mortgage-backed securities collateralized mortgage obligations and restricted equity securities, amounted to $24.9 million at December 31, 2003. Net unrealized gains on securities amounted to $268,000 at December 31, 2003 as compared to net unrealized gains of $585,000 at December 31, 2002.

Management has not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 80% of our loan portfolio collateralized by real estate located in our primary market area of Forsyth County and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one-to-four-family residential properties (30%), construction loans to build one-to-four family residential properties (37%), and nonresidential properties consisting primarily of small business commercial properties (33%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value.

The remaining 20% of the loan portfolio consist of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

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

Our liquidity and capital resources are monitored on a periodic basis by management, State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 30.90% at December 31, 2003 was considered satisfactory.

At December 31, 2003, we had loan commitments outstanding of $14.4 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2003, we had an arrangement with a commercial bank for short-term advances of $3,000,000, in addition to $10,000,000 which is available to us, subject to available collateral, in the form of Federal Home Loan Bank advances.

At December 31, 2003, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased by $1.1 million due to net income in 2003 of $842,000; to a decrease in the fair value of securities available-for-sale, net of tax, in the amount of $196,000; and to several of our directors exercising stock options granted to them, which contributed $450,000. For regulatory purposes, net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to Forsyth Bancshares, Inc. is the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $460,000 in dividends without regulatory approval. Another source of funds is the stock options granted to the directors during 2002. Options to purchase 327,500 shares were granted to the directors. Options for 50,000 shares were exercised in 2003, raising $425,000 in additional capital for Forsyth Bancshares, Inc. Directors have remaining options to purchase 99,500 shares.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios on a consolidated basis and for the Bank as of December 31, 2003 are as follows:

                                             Actual
                               ------------------------------------
                                                       Regulatory
                               Consolidated    Bank   Requirements
                               -------------  ------  -------------


   Leverage capital ratio            10.64 %  7.75 %         5.00 %
   Risk-based capital ratios:
      Core capital                   13.39    9.77           6.00
      Total capital                  14.48   10.87          10.00

These ratios may decline as asset growth continues, but are expected to continue to exceed the regulatory minimum requirements. Anticipated future earnings will assist in keeping these ratios at satisfactory levels.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

In March 2004, the Directors of the Company approved a transfer of land held by the Company to the bank as a capital infusion. The land, located in Cherokee County, will be the site of the bank's next branch. The land was transferred at a value of $237,467. The Directors also approved increasing the Company's investment in the bank by $1 million. These two transfers to the bank will increase the bank's capital and allow it to continue to grow for the foreseeable future while maintaining its well capitalized status.

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


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

The following is a summary of our operations for the years indicated.

                                         Years Ended December 31,
                                             2003       2002
                                          (Dollars in Thousands)

Interest income                          $   5,999  $    5,792

Interest expense                             1,738       2,155
                                         ---------  -----------

Net interest income                          4,261       3,637

Provision for loan losses                      201         196

Other income                                   962         897

Other expenses                               3,722       3,359
                                         ---------  -----------

Pretax income                                1,300         979

Income taxes                                   458         341
                                         ---------  -----------

Net income                               $     842  $      638
                                         =========  ===========


Net  Interest  Income
---------------------

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

Our net yield on average interest-earning assets was 4.23% in 2003 as compared to 4.14% in 2002. Average loans increased by $11.5 million, which accounted for the most significant change in average interest-earning assets, which increased overall by $12.9 million. Average interest-bearing liabilities increased by $9.8 million with average money market deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets decreased to 5.95% in 2003 from 6.59% in 2002. The rate paid on average interest-bearing liabilities decreased to 2.09% in 2003 from 2.94% in 2002. The increase in net yield is due primarily to the decrease in the rates paid on our interest-bearing liabilities more than offsetting the decrease in the yield on our interest-earning assets.

Provision  for  Loan  Losses
----------------------------

The provision for loan losses was $201,000 in 2003 as compared to $196,000 in 2002. The increase in the provision for loan losses is due to the increase in the loan portfolio as net loan charge offs decreased slightly to $53,000 in 2003 compared to $67,000 in 2002. As of December 31, 2003, we had nonperforming loans and assets totaling $12,000 as compared to $16,000 at December 31, 2002. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The total of these allowances are compared to the minimum allowance level range in accordance with internal policy, (1.20% to 1.30% of total loans outstanding), with the greater amount being recorded as the allowance for loan losses. The allowance for loan losses as a percentage of total loans at December 31, 2003 was 1.25% as compared to 1.26% at December 31, 2002.

Other  Income
-------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, other miscellaneous revenues and fees, and gains and losses on securities transactions. Other income was $962,000 in 2003 as compared to $897,000 in 2002. The increase of $65,000 is due primarily to increased mortgage loan origination fees of $54,000, decreased service charges on deposit accounts of $3,000, increased net realized gains on sales of securities of $6,000, increased net customer service fees of $7,000, decreased recording fees from loans of $12,000, and increased credit life insurance income of $10,000. The credit life increase was a one time credit due to a correction from the credit life company to the Bank.

Other  Expenses
---------------

Other expense for 2003 consists of salaries and employee benefits ($2.1 million), equipment and occupancy expenses ($510,000), and other operating expenses ($1.1 million). Salaries and employee benefits increased by $264,000 due to annual salary increases, the hiring of an additional lending officer and increased commissions paid to our mortgage originator. Equipment and occupancy expenses increased by $2,000 due primarily to increasing fixed assets and their related depreciation. Other operating expenses increased by $97,000 due to increased data processing fees of $15,000, increased advertising expenses of $5,000, increased legal fees of $19,000, decreased telephone expense of $21,000, increased insurance, taxes and assessments of $18,000 and increased other operating expenses of $57,000.

$38,000 of the other operating expense increase is due to the lease payout to Bank of America for the old Main Office Facility. The other increases are normal and are a reflection of our overall growth.

Income  Tax
-----------

We recognized income tax expense of $458,000 in 2003 as compared to $341,000 in 2002. The increase was due to higher pretax income in 2003. The effective tax rate was 35% for 2003 and 2002.

Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Asset/Liability  Management
---------------------------

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

At December 31, 2003, our cumulative one-year interest rate-sensitivity gap ratio was 67%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 83% of certificates of deposit repricing within a one-year time frame as opposed to 62% of loans and securities repricing within a one-year time frame. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand deposits as immediately rate sensitive for purposes of this analysis. It is our belief that competitive market rates are being paid for certificates of deposit, and as long as the rates remain competitive, liquidity, while not assured, should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2003, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                             After       After
                                             Three        One
                                             Months    Year but
                                 Within       but       Within     After
                                  Three      Within      Five      Five
                                 Months     One Year     Years     Years    Total
                                            (Dollars in Thousands)
Interest-earning assets:
   Interest-bearing
      deposits in banks         $    224   $           $          $        $   224
   Federal funds sold              4,467                                     4,467
   Securities                      1,178       1,303      13,838    8,665   24,984
   Loans                          33,487      17,552      30,293    1,622   82,954
                                ---------  ----------  ---------  -------  -------

                                  39,356      18,855      44,131   10,287  112,629
                                ---------  ----------  ---------  -------  -------

Interest-bearing liabilities:
   Interest-bearing demand
      deposits                    51,981                                    51,981
   Savings                         1,720                                     1,720
   Certificates, less than
      $100,000                     6,048      11,338       3,843            21,229
   Certificates, $100,000
      and over                     5,280      10,901       2,877            19,058
                                ---------  ----------  ---------  -------  -------

                                  65,029      22,239       6,720        0   93,988
                                ---------  ----------  ---------  -------  -------

Interest rate sensitivity
   gap                          $(25,673)  $  (3,384)  $  37,411  $10,287  $18,641
                                =========  ==========  =========  =======  =======

Cumulative interest rate
   sensitivity gap              $(25,673)  $ (29,057)  $   8,354  $18,641
                                =========  ==========  =========  =======
Interest rate sensitivity
   gap ratio                        0.61        0.85        6.57        -
                                =========  ==========  =========  =======
Cumulative interest rate
   sensitivity gap ratio            0.61        0.67        1.09     1.20
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
(1)

                                                                  Years Ended
                                                                  December 31,
                                                                2003        2002
                                                             (Dollars in Thousands)
         ASSETS

   Cash and due from banks                                   $    2,322   $ 2,093
   Taxable securities                                            18,940    17,398
   Nontaxable securities                                          1,356     1,358
   Interest-bearing deposits in banks                               220       201
   Securities valuation account                                     382       358
   Federal funds sold                                             4,421     4,596
   Loans (2)                                                     75,874    64,379
   Allowance for loan losses                                       (942)     (810)
   Other assets                                                   6,189     4,776
                                                             -----------  --------
                                                             $  108,762   $94,349
                                                             ===========  ========

   Total interest-earning assets                             $  100,811   $87,932
                                                             ===========  ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposits:
      Noninterest-bearing demand                             $   12,936   $10,428
      Interest-bearing demand                                    35,530    22,793
      Savings                                                     1,537     1,163
      Time                                                       46,046    49,395
                                                             -----------  --------
         Total deposits                                          96,049    83,779

   Other liabilities                                                400       440
                                                             -----------  --------
         Total liabilities                                       96,449    84,219
   Stockholders' equity                                          12,313    10,130
                                                             -----------  --------
                                                             $  108,762   $94,349
                                                             ===========  ========

   Total interest-bearing liabilities                        $   83,113   $73,351
                                                             ===========  ========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Non-accrual loans of $52,000 and $14,000 were included in average loans for 2003 and 2002, respectively.

INTEREST  INCOME  AND  INTEREST  EXPENSE

The following tables set forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                             Years Ended December 31,
                                                             2003                  2002
                                                                  Average              Average
                                                      Interest     Rate     Interest     Rate
                                                               (Dollars in Thousands)

   INTEREST INCOME:
      Interest and fees on loans (1)                 $   5,168       6.81%  $   4,779     7.42%
      Interest on taxable securities                       719       3.80         871     5.01
      Interest on nontaxable securities (2)                 58       4.28          58     4.27
      Interest on deposits in banks                          9       4.09          10     5.19
      Interest on federal funds sold                        45       1.02          74     1.61
                                                     ----------             ---------
      Total interest income                              5,999       5.95       5,792     6.59
                                                     ----------             ---------

   INTEREST EXPENSE:
      Interest on interest-bearing
      demand deposits                                      388       1.09         295     1.29
      Interest on savings deposits                           8       0.52          11     0.95
      Interest on time deposits                          1,342       2.92       1,849     3.74
                                                     ----------             ---------
            Total interest expense                       1,738       2.09       2,155     2.94
                                                     ----------             ---------

   NET INTEREST INCOME                               $   4,261              $  3,637
                                                     ==========             =========

      Net interest spread                                            3.86%                3.65%
                                                                 =========             ========
      Net yield on average interest-earning assets                   4.23%                4.14%
                                                                 =========             ========


(1)  Interest  and  fees  on loans includes $466,000 and $349,000 of loan fee income for the years ended December 31, 2003 and 2002, respectively. There was no interest income recognized on nonaccrual loans during 2003 or 2002.

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

                                                   Year Ended December 31,
                                                        2003 vs. 2002
                                                       Changes Due To:

                                                    Rate    Volume    Net
                                                   (Dollars in Thousands)
   Increase (decrease) in:
      Income from interest-earning assets:
      Interest and fees on loans                   $ (416)  $  805   $ 389
      Interest on taxable securities                 (224)            (152)
      Interest on nontaxable securities                --        0      (0)
      Interest on deposits in banks                    (2)       1      (1)
      Interest on Federal funds sold                  (26)      (3)    (29)
                                                   -------  -------  ------
            Total interest income                    (668)     875     207
                                                   -------  -------  ------

      Expense from interest-bearing liabilities:
      Interest on interest-bearing
            demand deposits                           (52)     145      93
      Interest on savings deposits                     (6)       3      (3)
      Interest on time deposits                      (383)    (124)   (507)
                                                   -------  -------  ------

            Total interest expense                   (441)      24    (417)
                                                   -------  -------  ------

            Net interest income                    $ (227)  $  851   $(624)
                                                   =======  =======  ======

                              INVESTMENT PORTFOLIO

TYPES  OF  INVESTMENTS

The carrying amounts of securities at the dates indicated are summarized as follows:

                                                     December 31,
                                                    2003       2002
                                                (Dollars in Thousands)

   U.S. Government agencies                      $    10,557  $ 1,566
   State and municipal securities                      1,423    1,417
   Corporate securities                                3,941    4,556
   Mortgage-backed securities                          8,786   11,205
                                                 -----------  -------
                                                 $    24,707  $18,744
                                                 ===========  =======

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2003 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years.

                                                                               After one                       After five
                                             One year or less              through five years              through ten years
                                  Amount         Yield (1)       Amount         Yield (1)        Amount         Yield(1)

U.S. Government agencies        $         0                  %  $   8,492                3.17%  $   2,065               2.19%
State and municipal securities            0                           653                3.93         291                4.20
Corporate securities                    985               5.90      2,956                4.09           0
Mortgage-backed securities              520               3.61      1,738                4.49           0
                                -----------                     ---------                       ---------

                                $     1,505               5.11  $  13,839                3.56   $   2,356               2.43
                                ===========                     =========                       =========


                               After ten years             Total
                             Amount    Yield (1)      Amount   Yield (1)

U.S. Government agencies    $      0             %  $  10,557    2.98%
State and municipal              479          4.74      1,423    4.25
Corporate securities               0                    3,941    4.54
Mortgage-backed securities     6,528          3.98      8,786    3.57
                            --------                ---------

                            $  7,007          3.01  $  24,707    3.39
                            ========                =========

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES  OF  LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                          December 31,
                                                         2003       2002
                                                     (Dollars in Thousands)

   Commercial                                          $  9,807   $14,022
   Real estate-construction                              24,751    18,507
   Real estate-mortgage                                  41,291    30,500
   Consumer installment loans and other                   7,105     7,517
                                                       ---------  --------
                                                         82,954    70,546
   Less allowance for loan losses                        (1,033)     (885)
                                                       ---------  --------
         Net loans                                     $ 81,921   $69,661
                                                       =========  ========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Total loans as of December 31, 2003 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                                                 (Dollars in Thousands)
   Commercial
      One year or less                           $                5,724
      After one through five years                                3,959
      After five years                                              124
                                                 ----------------------
                                                                  9,807
                                                 ----------------------

   Construction
      One year or less                                           21,230
      After one through five years                                3,456
      After five years                                               65
                                                 ----------------------
                                                                 24,751
                                                 ----------------------

   Other
      One year or less                                           18,528
      After one through five years                               27,460
      After five years                                            2,408
                                                 ----------------------
                                                                 48,396
                                                 ----------------------

                                                                $82,954
                                                 ======================

The following table summarizes loans at December 31, 2003 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                                (Dollars in Thousands)

      Predetermined interest rates              $               33,570
      Floating or adjustable interest rates                      3,902
                                                ----------------------
                                                $               37,472
                                                ======================


RISK  ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2002 and 2000 is as follows:

                                                      December 31,
                                                     2003      2002
                                                 (Dollars in Thousands)

   Nonaccrual loans                                $     12  $     16
   Loans contractually past due ninety
      days or more as to interest or
      principal payments and still accruing               0         0
   Restructured loans                                     0         0
   Potential problem loans                              353         0
   Interest income that would have been recorded
      on nonaccrual and restructured loans under
      original terms                                      1         1
   Interest income that was recorded on
      nonaccrual and restructured loans                   0         0

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

                                                   Years Ended December 31,
                                                        2003        2002
                                                    (Dollars in Thousands)

     Average amount of loans outstanding           $   75,874   $   64,379
                                                   ===========  ===========

     Balance of allowance for loan losses
          at beginning of year                     $      885   $      756
                                                   -----------  -----------

     Loans charged off
     Commercial and financial                              20           34
     Real estate mortgage                                  --           --
          Installment                                      45           37
                                                   -----------  -----------
                                                           65           71
                                                   -----------  -----------

     Loans recovered
          Commercial and financial                         --           --
          Real estate mortgage                             --           --
          Installment                                      12            4
                                                   -----------  -----------
                                                           12            4
                                                   -----------  -----------

     Net charge-offs                                       53           67
                                                   -----------  -----------

     Additions to allowance charged to operating
          expense during year                             201          196
                                                   -----------  -----------

     Balance of allowance for loan losses
          at end of year                           $    1,033      $   885
                                                   ===========  ===========

     Ratio of net loans charged off during the
     year to average loans outstanding                    .07%        0.11%
                                                   ===========  ===========


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

As of December 31, 2003 and 2002, the allocation of our allowance for loan losses does not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                December 31, 2003               December 31, 2002
                                      Percent of loans in            Percent of loans in
                                         each category                  each category
                             Amount      to total loans     Amount      to total loans
                                              (Dollars in Thousands)

Commercial                   $   118                11.82%  $   175                19.88%
Real estate - construction       293                29.84       227                26.23
Real estate - mortgage           536                49.78       385                43.23
Consumer installment
   loans and other                86                 8.56        98                10.66
                             -------  --------------------  -------  --------------------
                             $ 1,033               100.00%  $   885               100.00%
                             =======  ====================  =======  ====================

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits are presented below. (1)

                                            Years Ended December 31,
                                            2003                2002
                                      Amount    Percent   Amount    Percent
                                             (Dollars in Thousands)

Noninterest-bearing demand deposits   $12,936        --%  $10,428        --%
Interest-bearing demand deposits       35,530       1.09   22,793       1.29
Savings deposits                        1,537        .52    1,163        .95
Time deposits                          46,046       2.92   49,395       3.74
                                      -------             -------
                                      $96,049             $83,779
                                      =======             =======

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2003 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.



                                          (Dollars in Thousands)

   Three months or less                     $         5,280
   Over three through six months                      5,056
   Over six through twelve months                     5,845
   Over twelve months                                 2,877
                                                    -------
         Total                                      $19,058
                                                    =======

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                                          Years Ended December 31,
                                                2003    2002

   Return on assets (1)                         0.77%   0.68%
   Return on equity (2)                         6.84    6.30
   Dividend payout ratio (3)                       -       -
   Equity to assets ratio (4)                  11.32   10.74

(1)  Net  income  divided  by  average  total  assets.
(2)  Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)  Average  equity  divided  by  average  total  assets.

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
FORSYTH BANCSHARES, INC.
CUMMING, GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2003 and 2002, and the related statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ MAULDIN & JENKINS, LLC




Atlanta, Georgia
January 16, 2004, except for Note 17, as to which the date is January 22, 2004

                                    FORSYTH BANCSHARES, INC.
                                         AND SUBSIDIARY

                                   CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 2003 AND 2002

------------------------------------------------------------------------------------------------

                                     ASSETS                               2003          2002
                                                                      ------------  ------------
Cash and due from banks                                               $  3,616,575  $  1,902,847
Interest-bearing deposits in banks                                         224,265       214,059
Federal funds sold                                                       4,467,000     3,461,000
Securities available for sale                                           24,707,332    18,712,368
Securities held to maturity, at cost (fair value of $31,643)                     -        31,643
Restricted equity securities, at cost                                      277,400       205,900

Loans                                                                   82,953,909    70,546,477
Less allowance for loan losses                                           1,032,855       885,266
                                                                      ------------  ------------
          Loans, net                                                    81,921,054    69,661,211

Premises and equipment                                                   5,323,670     5,334,104
Other assets                                                               812,007       685,590
                                                                      ------------  ------------

          TOTAL ASSETS                                                $121,349,303  $100,208,722
                                                                      ============  ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Noninterest-bearing                                               $ 13,736,834  $ 11,286,519
    Interest-bearing                                                    93,987,602    76,679,881
                                                                      ------------  ------------
          Total deposits                                               107,724,436    87,966,400
Securities sold under repurchase agreements                                416,396        16,435
Other liabilities                                                          336,920       450,367
                                                                      ------------  ------------
          TOTAL LIABILITIES                                            108,477,752    88,433,202
                                                                      ------------  ------------

Commitments and contingencies

Stockholders' equity:
  Common stock, no par value; 10,000,000 shares authorized;
    1,825,000 and 1,775,000 issued and outstanding, respectively         9,897,936     9,447,841
  Retained earnings                                                      2,807,148     1,965,013
  Accumulated other comprehensive income                                   166,467       362,666
                                                                      ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                    12,871,551    11,775,520
                                                                      ------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $121,349,303  $100,208,722
                                                                      ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                FORSYTH BANCSHARES, INC.
                                     AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF INCOME
                         YEARS ENDED DECEMBER 31, 2003 AND 2002

----------------------------------------------------------------------------------------

                                                                     2003        2002
                                                                  ----------  ----------
INTEREST INCOME:
    Loans, including fees                                         $5,168,262  $4,779,363
    Taxable securities                                               718,716     870,561
    Nontaxable securities                                             57,677      57,796
    Deposits in banks                                                  9,150      10,450
    Federal funds sold                                                45,469      74,085
                                                                  ----------  ----------
          TOTAL INTEREST INCOME                                    5,999,274   5,792,255
                                                                  ----------  ----------

INTEREST EXPENSE:
    Deposits                                                       1,735,194   2,154,004
    Other borrowings                                                   2,685         878
                                                                  ----------  ----------
          TOTAL INTEREST EXPENSE                                   1,737,879   2,154,882
                                                                  ----------  ----------

          NET INTEREST INCOME                                      4,261,395   3,637,373
PROVISION FOR LOAN LOSSES                                            201,100     196,374
                                                                  ----------  ----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      4,060,295   3,440,999
                                                                  ----------  ----------

OTHER INCOME:
    Service charges on deposit accounts                              267,686     270,301
    Mortgage origination fees                                        625,774     571,938
    Other operating income                                            57,118      49,806
    Net realized gains on sales of securities available for sale      10,916       5,028
                                                                  ----------  ----------
          TOTAL OTHER INCOME                                         961,494     897,073
                                                                  ----------  ----------

OTHER EXPENSES:
    Salaries and employee benefits                                 2,109,302   1,845,072
    Equipment and occupancy expenses                                 509,774     507,584
    Other operating expenses                                       1,102,900   1,006,108
                                                                  ----------  ----------
          TOTAL OTHER EXPENSES                                     3,721,976   3,358,764
                                                                  ----------  ----------

          INCOME BEFORE INCOME TAXES                               1,299,813     979,308

INCOME TAX EXPENSE                                                   457,678     341,068
                                                                  ----------  ----------

                    NET INCOME                                    $  842,135  $  638,240
                                                                  ==========  ==========

BASIC EARNINGS PER SHARE                                          $     0.47  $     0.40
                                                                  ==========  ==========

DILUTED  EARNINGS PER SHARE                                       $     0.47  $     0.40
                                                                  ==========  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                     FORSYTH BANCSHARES, INC.
                                          AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                              YEARS ENDED DECEMBER 31, 2003 AND 2002

--------------------------------------------------------------------------------------------------

                                                                                2003       2002
                                                                             ----------  ---------

NET INCOME                                                                   $ 842,135   $638,240
                                                                             ----------  ---------


OTHER COMPREHENSIVE INCOME (LOSS):


    Unrealized gains on securities available for sale:


        Unrealized holding gains (losses) arising during period,
            net of tax (benefits) of $(116,106) and $123,784, respectively    (189,431)   201,962


         Reclassification adjustment for gains realized

            in net income, net of  tax of $4,148 and $1,911,
            respectively                                                        (6,768)    (3,117)
                                                                             ----------  ---------


OTHER COMPREHENSIVE INCOME (LOSS)                                             (196,199)   198,845
                                                                             ----------  ---------


COMPREHENSIVE INCOME                                                         $ 645,936   $837,085
                                                                             ==========  =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            FORSYTH BANCSHARES, INC.
                                                 AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                     YEARS ENDED DECEMBER 31, 2003 AND 2002

---------------------------------------------------------------------------------------------------------------

                                             COMMON STOCK                            ACCUMULATED
                                      ---------------------------                      OTHER          TOTAL
                                        SHARES      AT AMOUNT         RETAINED      COMPREHENSIVE  STOCKHOLDERS'
                                                     PAID-IN          EARNINGS      INCOME (LOSS)     EQUITY

                                      ----------  ---------------  ---------------  --------------  -----------
  BALANCE, DECEMBER 31, 2001            800,000   $    7,960,341   $     1,326,773  $      163,821  $ 9,450,935
      Net income                              -                -           638,240               -      638,240
      Two-for-one common stock split    800,000                -                 -               -            -
      Exercise of stock options         175,000        1,487,500                 -               -    1,487,500
      Other comprehensive income              -                -                 -         198,845      198,845
                                      ----------  ---------------  ---------------  --------------  -----------
  BALANCE, DECEMBER 31, 2002          1,775,000        9,447,841         1,965,013         362,666   11,775,520
      Net income                              -                -           842,135               -      842,135
      Exercise of stock options          50,000          425,000                 -               -      425,000
      Tax benefit from exercise
      of stock options                        -           25,095                 -               -       25,095
      Other comprehensive loss                                                            (196,199)    (196,199)
                                      ----------  ---------------  ---------------  --------------  -----------
  BALANCE, DECEMBER 31, 2003          1,825,000   $    9,897,936   $     2,807,148  $      166,467  $12,871,551
                                      ==========  ===============  ===============  ==============  ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   FORSYTH BANCSHARES, INC.
                                        AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 2003 AND 2002

---------------------------------------------------------------------------------------------

                                                                     2003           2002
                                                                 -------------  -------------

OPERATING ACTIVITIES
    Net income                                                   $    842,135   $    638,240
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                  319,044        263,453
        Provision for loan losses                                     201,100        196,374
        Deferred income taxes                                          (5,807)        27,785
        Gain on sales of securities available for sale                (10,916)        (5,028)
        Decrease in interest receivable                                 6,858         85,643
        Decrease  in interest payable                                 (58,798)       (37,125)
        Net other operating activities                                (36,771)       144,227
                                                                 -------------  -------------

          Net cash provided by operating activities                 1,256,845      1,313,569
                                                                 -------------  -------------

INVESTING ACTIVITIES
    Net increase in interest-bearing deposits in banks                (10,206)       (28,300)
    Purchases of securities available for sale                    (19,828,453)   (12,165,444)
    Proceeds from maturities of securities available for sale       8,507,562      7,331,870
    Proceeds from sales of securities available for sale            5,020,393      2,355,607
    Proceeds from maturities of securities held to maturity            31,643        221,555
    Purchases of restricted equity securities                         (71,500)        (5,900)
    Net (increase) decrease in federal funds sold                  (1,006,000)     3,905,000
    Net increase in loans                                         (12,460,943)    (9,941,786)
    Purchase of premises and equipment                               (320,610)    (2,549,660)
    Proceeds from sale of premises and equipment                       12,000              -
                                                                 -------------  -------------

          Net cash used in investing activities                   (20,126,114)   (10,877,058)
                                                                 -------------  -------------

FINANCING ACTIVITIES
    Net increase in deposits                                       19,758,036      7,181,149
    Net increase in securities sold under repurchase agreements       399,961         16,435
    Proceeds from exercise of stock options                           425,000      1,487,500
                                                                 -------------  -------------

          Net cash provided by financing activities                20,582,997      8,685,084
                                                                 -------------  -------------

Net increase (decrease) in cash and due from banks                  1,713,728       (878,405)

Cash and due from banks at beginning  of year                       1,902,847      2,781,252
                                                                 -------------  -------------

Cash and due from banks at end of year                           $  3,616,575   $  1,902,847
                                                                 =============  =============

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

----------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                      $1,796,677  $2,192,007

        Income taxes                                  $  413,682  $  205,636



SEE  NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS.

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF BUSINESS

               Forsyth Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The Citizens Bank of Forsyth County, (the "Bank"). The Bank is a commercial bank located in Cumming, Forsyth County, Georgia. The Bank provides a full range of banking services in its primary market area of Forsyth County and surrounding counties.

          BASIS  OF  PRESENTATION  AND  ACCOUNTING  ESTIMATES

               The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

               In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

          CASH, DUE FROM BANKS AND CASH FLOWS

               For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and securities sold under repurchase agreements are reported net.

               The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $ 570,000 and $332,000 at December 31, 2003 and 2002, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          SECURITIES

               Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of related deferred tax effect. Restricted equity securities without a readily determinable fair value are recorded at cost.

               The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          LOANS

               Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

               Nonrefundable loan fees and certain direct loan origination costs are deferred and recognized in income over the life of the loans using a method which approximates a level yield.

               The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

               A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          ALLOWANCE  FOR  LOAN  LOSSES

               The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

               The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

               The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

          PREMISES  AND  EQUIPMENT

               Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          OTHER  REAL  ESTATE  OWNED

               Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had no other real estate owned at December 31, 2003 and 2002.

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

          STOCK-BASED  COMPENSATION

               At December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK-BASED  COMPENSATION  (CONTINUED)

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                                  2003      2002
                                                                --------  --------

          Net income, as reported                               $842,135  $638,240
          Deduct: Total stock-based employee compensation
             expense determined under fair value based
             method for all awards, net of related tax effects    13,125   545,403
                                                                --------  --------
          Pro forma net income                                  $829,010  $ 92,837
                                                                ========  ========
          Earnings per share:
             Basic - as reported                                $   0.47  $    .40
                                                                ========  ========
             Basic - pro forma                                  $   0.46  $    .06
                                                                ========  ========
             Diluted - as reported                              $   0.47  $    .40
                                                                ========  ========
             Diluted - pro forma                                $   0.46  $    .06
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

          COMPREHENSIVE  INCOME

               Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

          RECENT  ACCOUNTING  STANDARDS

               In  November  2002,  the  FASB  issued  Interpretation  No.  45,
               "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT  ACCOUNTING  STANDARDS  (CONTINUED)

               modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

               In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock-Based Compensation".

               In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company's financial condition or results of operations.

               In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires than an issuer classify a financial instrument that is within its scope as a liability. Many

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT  ACCOUNTING  STANDARDS  (CONTINUED)


               of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company's financial condition or results of operations.

NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                             GROSS        GROSS
                                              AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                COST         GAINS        LOSSES        VALUE
                                             -----------  -----------  ------------  -----------
          SECURITIES AVAILABLE FOR SALE
             DECEMBER 31, 2003:
             U.S. GOVERNMENT AND AGENCY
                SECURITIES                   $10,497,785  $    59,377  $         -   $10,557,162
             STATE AND MUNICIPAL SECURITIES    1,354,274       69,095            -     1,423,369
             CORPORATE SECURITIES              3,807,125      133,441            -     3,940,566
             MORTGAGE-BACKED SECURITIES        8,779,653       45,857      (39,275)    8,786,235
                                             -----------  -----------  ------------  -----------
                                             $24,438,837  $   307,770  $   (39,275)  $24,707,332
                                             ===========  ===========  ============  ===========

             December 31, 2002:
             U.S. Government and agency
                securities                   $ 1,501,007  $    65,495  $         -   $ 1,566,502
             State and municipal securities    1,357,052       59,708            -     1,416,760
             Corporate securities              4,344,889      210,894            -     4,555,783
             Mortgage-backed securities       10,924,475      248,848            -    11,173,323
                                             -----------  -----------  ------------  -----------
                                             $18,127,423  $   584,945  $         -   $18,712,368
                                             ===========  ===========  ============  ===========

          SECURITIES HELD TO MATURITY
             December 31, 2002:
             Mortgage-backed securities      $    31,643  $         -  $         -   $    31,643
                                             ===========  ===========  ============  ===========

          In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to
          Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 tables above, four out of twenty nine securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2003 was $5,185,552 and $5,146,277, respectively. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

          Securities with a carrying value of $5,663,001 and $5,372,565 were pledged at December 31, 2003 and 2002, respectively, to secure public deposits and for other purposes required or permitted by law.

          The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              SECURITIES AVAILABLE FOR SALE
                                                             --------------------------------
                                                                 AMORTIZED          FAIR
                                                                    COST            VALUE
                                                             ---------------  ---------------

            Due within one year                              $     5,262,612  $     5,310,422
            Due from one to five years                             9,672,546        9,839,832
            Due from five to ten years                               275,000          291,193
            Due after ten years                                      449,026          479,650
            Mortgage-backed securities                             8,779,653        8,786,235
                                                             ---------------  ---------------
                                                             $    24,438,837  $    24,707,332
                                                             ===============  ===============

          Gross gains and losses on sales of securities available for sale consist of the following:

                                             YEARS ENDED DECEMBER 31,
                                            ---------------------------
                                                 2003           2002
                                            -------------  ------------

            Gross gains                     $     31,980   $    10,349
            Gross losses                         (21,064)       (5,321)
                                            -------------  ------------
            Net realized gains              $     10,916   $     5,028
                                            =============  ============

NOTE 3.   LOANS

          The composition of loans is summarized as follows:

                                                                  DECEMBER 31,
                                                            --------------------------
                                                                2003          2002
                                                            ------------  ------------

            Commercial, financial, and agricultural         $ 9,807,000   $14,021,244
            Real estate - construction                       24,751,000    18,507,410
            Real estate - mortgage                           41,291,000    30,500,205
            Consumer installment and other                    7,104,909     7,517,618
                                                            ------------  ------------
                                                             82,953,909    70,546,477
            Allowance for loan losses                        (1,032,855)     (885,266)
                                                            ------------  ------------
            Loans, net                                      $81,921,054   $69,661,211
                                                            ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Changes in the allowance for loan losses are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                              2003        2002
                                                           -----------  ---------

            Balance, beginning of year                     $  885,266   $756,367
               Provision for loan losses                      201,100    196,374
               Loans charged off                              (65,220)   (71,063)
               Recoveries of loans previously charged off      11,709      3,588
                                                           -----------  ---------
            Balance, end of year                           $1,032,855   $885,266
                                                           ===========  =========

          The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $11,956 and $16,259 at December 31, 2003 and 2002, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2003 and 2002. The average recorded investment in impaired loans for 2003 and 2002 was $51,926 and $13,861. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2003 and 2002. There were no loans past due ninety days or more and still accruing interest at December 31, 2003 and 2002.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

            Balance, beginning of year              $ 8,135,989
               Advances                               4,421,963
               Repayments                            (6,153,390)
                                                    ------------
            Balance, end of year                    $ 6,404,562
                                                    ============


NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     2003         2002
                                                                  -----------  -----------

            Land                                                  $1,791,652   $1,781,652
            Buildings                                              2,958,378    2,885,022
            Equipment                                              1,499,130    1,400,745
            Construction and equipment installation in progress,
               estimated cost to complete, $1,400,000                 53,534            -
                                                                  -----------  -----------
                                                                   6,302,694    6,067,419
            Accumulated depreciation                                (979,024)    (733,315)
                                                                  -----------  -----------
                                                                  $5,323,670   $5,334,104
                                                                  ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Through November 2002, the Company operated out of leased main office and operational center facilities. In 2003, the Company paid the lessor $37,986 for the release of the main office lease contract. Total rental expense, including the release fee, amounted to $62,060 and $90,518 for the years ending December 31, 2003 and 2002, respectively.

NOTE 5.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $19,057,577 and $25,523,515,
          respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

            2004                                                  $33,567,017
            2005                                                    3,182,911
            2006                                                      130,326
            2007                                                      272,002
            2008                                                    3,134,685
                                                                  -----------
                                                                  $40,286,941
                                                                  ===========

          Overdraft demand deposits reclassified to loans totaled $11,611 and $11,625 at December 31, 2003 and 2002, respectively.

NOTE 6.   SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

          Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities. Securities sold under repurchase agreements at December 31, 2003 and 2002 were $416,396 and $16,435, respectively.

NOTE 7.   EMPLOYEE BENEFIT PLAN

          The Company has a 401-K profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $36,377 and $21,800 for the years ended December 31, 2003 and 2002, respectively.

NOTE 8.   STOCK-BASED COMPENSATION

          The Company has an incentive plan that provides for the issuance of stock options to key employees. The Company has reserved 160,000 shares of common stock for this purpose. The options are granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. In 2002, 24,500 options

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS were granted to key employees that vest over a period of five years. No options were granted to employees in 2003.

          The Company granted 3,000 and 324,500 stock options in 2003 and 2002, respectively, to certain directors of the Company. The options were granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. These options vested on the date of grant.

          Other pertinent information related to the options is as follows:

                                                        YEARS ENDED DECEMBER 31,
                                              -------------------------------------------
                                                       2003                 2002
                                              ----------------------  -------------------
                                                           WEIGHTED-            Weighted-
                                                           AVERAGE              Average
                                                           EXERCISE             Exercise
                                                NUMBER      PRICE      Number    Price
                                              ----------  ----------  ---------  --------

          Outstanding at beginning of year      174,000   $     8.48         -   $    -
             Granted                              3,000         8.50   349,000     8.49
             Exercised                          (50,000)        8.50  (175,000)    8.50
             Terminated                               -            -         -        -
                                              ----------              ---------
          Outstanding at end of year            127,000         8.47   174,000     8.48
                                              ==========              =========

          Options exercisable at end of year    107,400         8.49   149,500     8.50
                                              ==========              =========

          Weighted-average fair value of
             options granted during the year       2.63                            2.70

          Information pertaining to options outstanding at December 31, 2003 is as follows:

                                       OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                            -----------------------------------------  ----------------------
                                          WEIGHTED-
                                           AVERAGE                                  WEIGHTED-
                                          REMAINING      WEIGHTED-                   AVERAGE
          RANGE OF            NUMBER     CONTRACTUAL      AVERAGE        NUMBER     EXERCISE
          EXERCISE PRICES   OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE    PRICE
          ----------------  -----------  -----------  ---------------  -----------  ---------

          $8.33-$8.50           127,000      9 years  $          8.47      107,400  $    8.49


          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                           YEARS ENDED DECEMBER 31,
                                           ------------------------
                                               2003      2002
                                             --------  ---------

          Dividend yield                           0%         0%

          Expected life                      9 years   10 years

          Expected volatility                   0.01%      0.01%

          Risk-free interest rate               4.27%      3.86%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   INCOME TAXES

          Income tax expense consists of the following:

                                          YEARS ENDED DECEMBER 31,
                                          ------------------------
                                              2003       2002
                                            ---------  --------

          Current                           $463,485   $313,283
          Deferred                            (5,807)    27,785
                                            ---------  --------
              Income tax expense            $457,678   $341,068
                                            =========  ========

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                YEARS ENDED DECEMBER 31,
                                                ------------------------
                                                    2003       2002
                                                  ---------  ---------

          Income taxes at statutory federal rate  $441,937   $332,965
             Nontaxable interest                   (18,190)   (17,488)
             State income taxes                     33,016     25,220
             Other items, net                          915        371
                                                  ---------  ---------
          Income tax expense                      $457,678   $341,068
                                                  =========  =========

          The components of deferred income taxes are as follows:

                                                         DECEMBER 31,
                                                      ------------------
                                                        2003      2002
                                                      --------  --------

          Deferred tax assets:
             Loan loss reserves                       $355,718  $308,660
             Other                                       8,642     4,750
                                                      --------  --------
                                                       364,360   313,410
                                                      --------  --------
          Deferred tax liabilities:
             Securities available for sale             102,025   222,279
             Depreciation                               90,478    45,335
                                                      --------  --------
                                                       192,503   267,614
                                                      --------  --------

          Net deferred tax assets                     $171,857  $ 45,796
                                                      ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  EARNINGS PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                               2003        2002
                                                            ----------  ----------

          Basic Earnings  Per Share:
             Weighted average common shares outstanding      1,806,390   1,601,167
                                                            ==========  ==========

             Net income                                     $  842,135  $  638,240
                                                            ==========  ==========

             Basic earnings  per share                      $     0.47  $     0.40
                                                            ==========  ==========

          Diluted Earnings Per Share:
             Weighted average common shares outstanding      1,806,390   1,601,167
             Net effect of the assumed exercise of stock
                options based on the treasury stock method
                using average market prices for the year           490           -
                                                            ----------  ----------
             Total weighted average common shares and
                common stock equivalents outstanding         1,806,880   1,601,167
                                                            ==========  ==========

             Net income                                     $  842,135  $  638,240
                                                            ==========  ==========

             Diluted earnings per share                     $     0.47  $      .40
                                                            ==========  ==========

NOTE 11.  COMMITMENTS AND CONTINGENCIES

          LOAN COMMITMENTS

               The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

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

                                                               DECEMBER 31,
                                                         ------------------------
                                                            2003         2002
                                                         -----------  -----------

          Commitments to extend credit                   $14,321,075  $11,425,991
          Financial standby letters of credit                168,275      115,394
                                                         -----------  -----------
                                                         $14,489,350  $11,541,385
                                                         ===========  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOAN  COMMITMENTS  (CONTINUED)

               Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

               At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

          CONTINGENCIES

               In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


NOTE 12.  CONCENTRATIONS OF CREDIT

               The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

               Eighty percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,875,000.

NOTE 13.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $460,000 of retained earnings were available for dividend declaration without regulatory approval in 2004.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective provisions are not applicable to bank holding companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                        TO BE WELL
                                                                       FOR CAPITAL   CAPITALIZED UNDER
                                                                        ADEQUACY     PROMPT CORRECTIVE
                                                        ACTUAL          PURPOSES     ACTION PROVISIONS
                                                    ---------------  ---------------  ----------------
                                                    AMOUNT   RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                                    -------  ------  -------  ------  -------  -------
                                                    --------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
                                                    --------------------------------------------------
          DECEMBER 31, 2003:
          TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
               CONSOLIDATED                         $13,738  14.48%  $ 7,593      8%  $    N/A    N/A
               BANK                                 $10,212  10.87%  $ 7,513      8%  $  9,391    10%
          TIER I CAPITAL TO RISK WEIGHTED ASSETS:
               CONSOLIDATED                         $12,705  13.39%  $ 3,757      4%  $    N/A    N/A
               BANK                                 $ 9,179   9.77%  $ 3,757      4%  $  5,635     6%
          TIER I CAPITAL TO AVERAGE ASSETS:
               CONSOLIDATED                         $12,705  10.64%  $ 4,739      4%  $    N/A    N/A
               BANK                                 $ 9,179   7.75%  $ 4,739      4%  $  5,923     5%


          December 31, 2002:
          Total Capital to Risk Weighted Assets:
               Consolidated                         $12,298  15.34%  $ 6,412      8%  $    N/A    N/A
               Bank                                 $ 9,143  11.55%  $ 6,332      8%  $  7,915    10%
          Tier I Capital to Risk Weighted Assets:
               Consolidated                         $11,413  14.24%  $ 3,206      4%  $    N/A    N/A
               Bank                                 $ 8,258  10.43%  $ 3,166      4%  $  4,749     6%
          Tier I Capital to Average Assets:
               Consolidated                         $11,413  11.60%  $ 3,936      4%  $    N/A    N/A
               Bank                                 $ 8,258   8.48%  $ 3,896      4%  $  4,870     5%


NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

          The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

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

          LOANS: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

          DEPOSITS: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

          SECURITIES SOLD UNDER REPURCHASE AGREEMENTS: The carrying amounts of securities sold under repurchase agreements approximate their fair values.

          ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair values.

          OFF-BALANCE SHEET INSTRUMENTS: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                                  DECEMBER 31, 2003          December 31, 2002
                                              --------------------------  ------------------------
                                                CARRYING        FAIR       Carrying       Fair
                                                 AMOUNT        VALUE        Amount        Value
                                              ------------  ------------  -----------  -----------

          Financial assets:
             Cash, due from banks, interest-
                bearing deposits in banks,
                and federal funds sold        $  8,307,840  $  8,307,840  $ 5,577,906  $ 5,577,906
             Securities available for sale      24,707,332    24,707,332   18,712,368   18,712,368
             Securities held to maturity                 -             -       31,643       31,643
             Restricted equity securities          277,400       277,400      205,900      205,900
             Loans                              81,921,054    83,798,000   69,661,211   71,214,000
             Accrued interest receivable           572,437       572,437      579,295      579,295

          Financial liabilities:
             Deposits                          107,724,436   107,369,390   87,966,400   88,605,400
             Securities sold under
                repurchase agreements              416,396       416,396       16,435       16,435
             Accrued interest payable              152,974       152,974      211,772      211,772


NOTE 15.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of revenue are as follows:

                                YEARS ENDED DECEMBER 31,
                                ------------------------
                                    2003         2002
                                -----------  -----------

             Director fees      $    99,025  $   100,975

             Professional fees      155,392      137,229

             Data processing        274,074      258,930

             Office supplies         85,907       78,157

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 2003 and 2002:

                              CONDENSED BALANCE SHEETS

                                                            2003         2002
                                                         -----------  -----------
          ASSETS
             Cash                                        $ 2,506,610  $ 2,158,649
             Investment in subsidiary                      9,346,021    8,620,941
             Premises and equipment                          945,910      970,698
             Other assets                                     73,010       25,232
                                                         -----------  -----------

                   TOTAL ASSETS                          $12,871,551  $11,775,520
                                                         ===========  ===========

          STOCKHOLDERS' EQUITY                           $12,871,551  $11,775,520
                                                         ===========  ===========

                           CONDENSED STATEMENTS OF INCOME

                                                                     2003       2002
                                                                  ----------  ---------
          INCOME:
            Interest income                                       $  29,310   $ 11,262
                                                                  ----------  ---------

          EXPENSES:
            Depreciation                                             22,788     15,848
            Other expenses                                          133,633     64,401
                                                                  ----------  ---------
                                                                    156,421     80,249
                                                                  ----------  ---------

                    INCOME (LOSS) BEFORE INCOME TAX BENEFITS
                      AND EQUITY IN UNDISTRIBUTED INCOME
                      OF SUBSIDIARY                                (127,111)   (68,987)

          INCOME TAX BENEFITS                                       (47,967)   (26,033)
                                                                  ----------  ---------

                    INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                      INCOME OF SUBSIDIARY                          (79,144)   (42,954)

          EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY              921,279    681,194
                                                                  ----------  ---------

                    NET INCOME                                    $ 842,135   $638,240
                                                                  ==========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                CONDENSED STATEMENTS OF CASH FLOWS

                                                                             2003         2002
                                                                          -----------  -----------
          OPERATING ACTIVITIES
              Net income                                                  $  842,135   $  638,240
              Adjustments to reconcile net income to net cash
                  used in operating activities:
                  Depreciation                                                22,788       15,848
                  Equity in undistributed income of subsidiary              (921,279)    (681,194)
                  Net other operating activities                             (22,683)      15,829
                                                                          -----------  -----------

                      NET CASH USED IN OPERATING ACTIVITIES                  (79,039)     (11,277)
                                                                          -----------  -----------

          INVESTING ACTIVITIES
              Purchase of premises and equipment                             (10,000)           -
              Proceeds from sale of premises and equipment                    12,000            -
              Proceeds from sale of premises and equipment to subsidiary           -      620,000
                                                                          -----------  -----------

                      NET CASH PROVIDED BY INVESTING ACTIVITIES                2,000      620,000
                                                                          -----------  -----------

          FINANCING ACTIVITIES
              Proceeds from exercise of stock options                        425,000    1,487,500
                                                                          -----------  -----------

                      NET CASH PROVIDED BY FINANCING ACTIVITIES              425,000    1,487,500
                                                                          -----------  -----------

          Net increase in cash                                               347,961    2,096,223

          Cash at beginning of year                                        2,158,649       62,426
                                                                          -----------  -----------

          Cash at end of year                                             $2,506,610   $2,158,649
                                                                          ===========  ===========


NOTE 17.  SUBSEQUENT EVENT

          As of December 31, 2003, the Company had entered into a contract to purchase land for future branch expansion. The Company closed on the purchase of the land on January 22, 2004 at a cost of $928,000.