Form 10KSB, Exhibit 13
period 2004-12-31
FORSYTH BANCSHARES INC
filed 2005-03-30
CIK 1021479

EXHIBIT 13.1

                       2004 ANNUAL REPORT TO SHAREHOLDERS


MARKET  FOR  THE  COMPANY'S  COMMON  STOCK  AND  RELATED  SHAREHOLDER  MATTERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

REPORT  OF  INDEPENDENT  REGISTERED  PUBLIC  ACCOUNTING  FIRM.

CONSOLIDATED  FINANCIAL  STATEMENTS  AND  NOTES  TO  CONSOLIDATED  FINANCIAL
STATEMENTS.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

     There is currently no market for the Company's shares of Common Stock, and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange of over-the-counter market. As of December 31, 2004, there were approximately 628 holders of record of the Company's Common
Stock  and  1,858,000  shares  of  Common  Stock  issued  and  outstanding.

     No cash dividends have been paid to date on the Company's Common Stock, and it is anticipated that earnings will be retained for the foreseeable future to support the Company's continued growth and expansion. The Company currently has no source of income other than dividends and other payments received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulation and policies.

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

                                    NUMBER OF SECURITIES          WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                      TO BE ISSUED UPON          EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                   EXERCISE OF OUTSTANDING      OUTSTANDING OPTIONS,     FUTURE ISSUANCE UNDER
                                OPTIONS, WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    EQUITY COMPENSATION PLANS
                                -----------------------------  ----------------------  --------------------------
                                             (a)                        (b)                       (c)
                                -----------------------------  ----------------------  --------------------------
Equity Compensation Plans                              51,200  $                10.82                     107,800
  approved by security holders
Equity Compensation Plans not                               -                       -                           -
  approved by security holders
                                -----------------------------  ----------------------  --------------------------
Total                                                  51,200  $                10.82                     107,800
                                -----------------------------  ----------------------  --------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The Citizens Bank of Forsyth County, at December 31, 2004 and 2003 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

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

                          CRITICAL ACCOUNTING POLICIES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2004 as filed on our annual report on Form 10-KSB.

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

OVERVIEW

In 2004 we enjoyed substantial loan and deposit growth. This growth caused our net income to increase to $967,991, as compared to $842,135 in 2003. We opened a branch in the Free Home community of Cherokee County. The new office will allow us to better serve the residents of western Forsyth County and the growing but underserved Free Home area of Cherokee County. We also purchased land in northern Forsyth County at the intersection of Martin Road and State Road 400 for future expansion. Forsyth County continues to grow and we believe our expansion plans will help us meet the financial needs of the county's residents.

We face increased competition as established banks expand their branch network and a new community bank opened in the county. The competition will put additional pressure on our net interest margin.

We expanded our product line by offering internet banking and bill payment to our customers. Customers can view balances and recent account activity, perform transfers between their accounts and pay bills online. Internet banking and bill payment was added to accommodate existing customers and attract new customers.

We raised $280,330 in capital through several of our directors and an employee exercising stock options granted to them. 1.858 million shares were outstanding at December 31, 2004. The additional capital will be used to fund the bank's growth.

FINANCIAL  CONDITION  AT  DECEMBER  31,  2004  AND  2003

The  following  is  a  summary  of  our  balance  sheet for the years indicated:

                                            December 31,
                                         2004          2003
                                       (Dollars in Thousands)
Cash and due from banks             $        1,473  $     3,616
Interest-bearing deposits in banks             270          224
Federal funds sold                           6,090        4,467
Securities                                  18,234       24,985
Loans, net                                 102,372       81,921
Premises and equipment                       7,431        5,324
Other assets                                 1,326          812
                                    --------------  -----------
                                    $      137,196  $   121,349
                                    ==============  ===========

Total deposits                      $      122,401  $   107,724
Other liabilities                              796          753
Stockholders' equity                        13,999       12,872
                                    --------------  -----------
                                    $      137,196    # 121,349
                                    ==============  ===========

As of December 31, 2004, we had total assets of $137.2 million, an increase of 13.1% over December 31, 2003. Total interest-earning assets were $128.2 million at December 31, 2004 or 93.4% of total assets as compared to 92.8% of total assets at December 31, 2003. Our primary interest-earning assets at December 31, 2004 were loans, which made up 80.8% of total interest-earning assets as compared to 73.7% at December 31, 2003. Our loan to deposit ratio was 84.7% at December 31, 2004 as compared to 77.0% at December 31, 2003. The company's source of funds came primarily from deposit growth of

$14.7 million and decreases of $6.7 million in the securities portfolio and $2.1 million in cash and due from banks. These funds were primarily used to increase in federal funds sold by $1.6 million, increase premises and equipment by $2.1 million and fund loan growth of $20.7 million.

Our securities portfolio, consisting of U.S. Agency securities, state and municipal securities, corporate securities, mortgage-backed securities collateralized mortgage obligations and restricted equity securities, amounted to $18.2 million at December 31, 2004. Net unrealized gains on securities amounted to $48,000 at December 31, 2004 as compared to net unrealized gains of $268,000 at December 31, 2003. Management has not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

We have 81% of our loan portfolio collateralized by real estate located in our primary market area of Forsyth County and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one-to-four-family residential properties (26%), construction loans to build one-to-four family residential properties (33%), and nonresidential properties consisting primarily of small business commercial properties (41%). We generally require that loans collateralized by real estate not exceed 80% of the collateral value.

The remaining 19% of the loan portfolio consist of commercial, consumer and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the local economy. However, we cannot predict the impact global events will have on our local economy.

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

LIQUIDITY  AND  CAPITAL  RESOURCES

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a periodic basis by management, state and federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 13.00% at December 31, 2004 was considered satisfactory.

At December 31, 2004, we had loan commitments outstanding of $17.2 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. At December 31, 2004, we had an arrangement with a commercial bank for short-term advances of $3,000,000, in addition to $10,000,000 which is available to us, subject to available collateral, in the form of Federal Home Loan Bank advances.

At December 31, 2004, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our stockholders' equity increased by $1.1 million due to net income in 2004 of $968,000; to a decrease in the fair value of securities available-for-sale, net of tax, in the amount of $136,000; and to several of our directors and a key employee exercising stock options granted to them, which contributed $280,000. For regulatory purposes, net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

The primary source of funds available to Forsyth Bancshares, Inc. is the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, the Bank could pay $506,000 in dividends without regulatory approval. Another source of funds is the stock options granted to the directors and employees. Options for 33,000 shares were exercised in 2004, raising $280,000 in additional capital for Forsyth Bancshares, Inc. Directors and employees have remaining options to purchase 121,700 shares.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios on a consolidated basis and for the Bank as of December 31, 2004 are as follows:

                                           Actual
                            ------------------------------------
                                                    Regulatory
                            Consolidated    Bank   Requirements
                            -------------  ------  -------------
Leverage capital ratio          10.36%      8.58%       5.00%
Risk-based capital ratios:
    Core capital                12.11%     10.05%       6.00%
    Total capital               13.21%     11.17%      10.00%

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

In March 2004, the Directors of the Company approved a transfer of land held by the Company to the bank as a capital infusion. The land was transferred at a
value  of  $237,467.   The  land, located in

Cherokee County, is the site of the bank's new Free Home branch which opened in November 2004. The Directors also approved increasing the Company's investment in the bank by $1 million. These two transfers to the bank will increase the bank's capital and allow it to continue to grow for the foreseeable future while maintaining its well capitalized status.

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

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

The  following  is  a  summary  of  our  operations  for  the  years  indicated.

                            Years Ended     December 31,
                                2004            2003
                               (Dollars in Thousands)
Interest income            $        6,592  $        5,999

Interest expense                    1,756           1,738
                           --------------  --------------
Net interest income                 4,836           4,261

Provision for loan losses             266             201

Other income                          845             962

Other expenses                      3,923           3,722
                           --------------  --------------

Pretax income                       1,492           1,300

Income taxes                          524             458
                           --------------  --------------

Net income                 $          968  $          842
                           ==============  ==============

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

Our net yield on average interest-earning assets was 4.24% in 2004 and 4.23% 2003. Average interest-earning assets increased by $13.3 million. The largest component of this increase was due to average loans increasing by of $14.2 million. Average interest-bearing liabilities increased by $10.5 million with average money market deposits accounting for the majority of this increase. The rate earned on average interest-earning assets decreased to 5.78% in 2004 from 5.95% in 2003. The rate paid on average interest-bearing liabilities decreased to 1.87% in 2004 from 2.09% in 2003. The decrease in the rate earned on average interest-earning assets is due primarily to the decrease in yield on loans and investment securities. Increasing competition and loans with higher rates maturing resulted in lower rates on loans. The yield on investment securities decreased due to securities called and sold. The decrease in the rates paid on our interest-bearing liabilities is due to deposits with higher rates being repriced upon maturity at a lower rate.

Provision for Loan Losses
-------------------------

The provision for loan losses was $266,000 in 2004 as compared to $201,000 in 2003. The increase in the provision for loan losses is due to the increase in the loan portfolio as net loan charge offs decreased slightly to $29,000 in 2004 compared to $53,000 in 2003. As of December 31, 2004, we had nonperforming loans and assets of $319,000 as compared to $12,000 at December 31, 2003. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses to be adequate to absorb losses on existing loans that may become uncollectible. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio including past due and classified loans, historical experience, underlying collateral values and current economic conditions that may affect the borrower's ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. The total of these allowances are compared to the minimum allowance level range in accordance with internal policy, (1.20% to 1.30% of total loans outstanding), with the greater amount being recorded as the allowance for loan losses. The allowance for loan losses as a percentage of total loans at December 31, 2004 was 1.23% as compared to 1.25% at December 31, 2003.


Other Income
------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, other miscellaneous revenues and fees, and gains and losses on securities transactions. Other income was $845,000 in 2004 as compared to $962,000 in 2003. The decrease of $117,000 is due primarily to decreased mortgage loan origination fees of $170,000, increased service charges on deposit accounts of $16,000, increased net realized gains on sales of securities of $15,000, increased net customer service fees of $22,000 and decreased credit life insurance income of $13,000. The decrease in mortgage origination fees is due to the increase in mortgage rates in 2004 causing a decline in mortgage refinancing. The credit life decrease was due to a one time credit in 2003 for a correction from the credit life company to the Bank.

Other Expenses
--------------

Other expense for 2004 consists of salaries and employee benefits ($2.2 million), equipment and occupancy expenses ($511,000), and other operating expenses ($1.2 million). Salaries and employee benefits increased by $74,000 due to annual salary increases, the hiring of an additional staff for our new branch and offset by decreased commissions paid to our mortgage originator. Equipment and occupancy expenses remained stable, increasing by $2,000. Other operating expenses increased by $125,000 due to increased data processing fees of $61,000, increased advertising expenses of $6,000, decreased legal fees of $11,000, increased telephone expense of $16,000, increased insurance, taxes and assessments of $14,000, write down of other real estate owned of $36,000, increased expenses associated with other real estate owned of $11,000 and decreased other operating expenses of $9,000. In 2003, other operating expense included $38,000 for the lease payout to Bank of America for the old Main Office Facility. The other increases are normal and are a reflection of our overall growth.

Income Tax
----------

We recognized income tax expense of $524,000 in 2004 as compared to $458,000 in 2003. The increase was due to higher pretax income in 2004. The effective tax rate was 35% for 2004 and 2003.

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

Asset/Liability Management
--------------------------

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Specific officers are charged with the responsibility for monitoring policies and procedures designed to ensure acceptable composition of the asset/liability mix. Management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships and corporations.

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

At December 31, 2004, our cumulative one-year interest rate-sensitivity gap ratio was 68%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets. We are currently not within our targeted parameters due primarily to 87% of certificates of deposit repricing within a one-year time frame as opposed to 51% of loans and securities repricing within a one-year time frame and a $12.6 million increase in interest-bearing checking. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand deposits as immediately rate sensitive for purposes of this analysis. It is our belief that competitive market rates are being paid for certificates of deposit and as long as the rates remain competitive, liquidity, while not assured, should not be adversely affected.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2004, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                  After
                                                                   One
                                                  After Three   Year but
                                       Within     Months but     Within
                                        Three     Within One      Five     After Five
                                       Months        Year         Years       Years         Total
                                                         (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing deposits in
    banks                             $    270   $              $          $            $         270
  Federal funds sold                     6,090                                                  6,090
  Securities                               712            623       8,197        8,702         18,234
  Loans                                 43,335         17,684      38,870        3,753        103,642
                                      ---------  -------------  ---------  -----------  -------------
                                        50,407         18,307      47,067       12,455        128,236
                                      ---------  -------------  ---------  -----------  -------------

Interest-bearing liabilities:
  Interest-bearing demand
    deposits                            60,076                                                 60,076
  Savings                                1,797                                                  1,797
  Certificates, less than $100,000       4,775          9,627       2,872                      17,274
  Certificates, $100,000 and over        5,579         18,817       3,075                      27,471
  Other borrowing                          510                                                    510
                                      ---------  -------------  ---------  -----------  -------------
                                        72,737         28,444       5,947            0        107,128
                                      ---------  -------------  ---------  -----------  -------------

Interest rate sensitivity gap         $(22,330)  $    (10,137)  $  41,120  $    12,455  $      21,108
                                      =========  =============  =========  ===========  =============
Cumulative interest rate
    sensitivity gap                   $(22,330)  $    (32,467)  $   8,653  $    21,108
                                      =========  =============  =========  ===========
Interest rate sensitivity gap ratio       0.69           0.64        7.91            -
                                      =========  =============  =========  ===========

Cumulative interest rate
    sensitivity gap ratio                 0.69           0.68        1.08         1.20
                                      =========  =============  =========  ===========

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

                    DISTRIBUTION OF ASSETS, LIABILITIES, AND
                              STOCKHOLDERS' EQUITY:
                    INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE  BALANCES

The condensed average balance sheet for the years indicated is presented below.(1)

                                                          Years Ended
                                                          December 31,
                                                       2004          2003
                                                     (Dollars in Thousands)
ASSETS
Cash and due from banks                            $      2,464   $    2,322
Taxable securities                                       18,040       18,940
Nontaxable securities                                     1,354        1,356
Interest-bearing deposits in banks                          270          220
Securities valuation account                                183          382
Federal funds sold                                        4,343        4,421
Loans (2)                                                90,134       75,874
Allowance for loan losses                                (1,097)        (942)
Other assets                                              7,813        6,189
                                                   -------------  -----------
      Total assets                                 $    123,504   $  108,762
                                                   =============  ===========

Total interest-earning assets                      $    114,141   $  100,811
                                                   =============  ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing                            $     15,941   $   12,936
   Interest-bearing demand                               48,393       35,530
   Savings                                                1,682        1,537
   Time                                                  43,119       46,046
                                                   -------------  -----------
      Total deposits                                    109,135       96,049
Other borrowing                                             501          248
Other liabilities                                           283          152
                                                   -------------  -----------
      Total liabilities                                 109,919       96,449
Stockholders' equity                                     13,585       12,313
                                                   -------------  -----------
      Total liabilities and stockholders' equity   $    123,504   $  108,762
                                                   =============  ===========

Total interest-bearing liabilities                 $     93,695   $   83,361
                                                   =============  ===========

(1) For each category, average balances were determined using the daily average balances during the year.

(2) Non-accrual loans of $23,000 and $52,000 were included in average loans for 2004 and 2003, respectively.

INTEREST INCOME AND INTEREST EXPENSE

The following tables set forth the amount of interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                       Years Ended December 31,
                                                      2004                 2003
                                                          Average              Average
                                               Interest     Rate    Interest     Rate
                                                      (Dollars in Thousands)
INTEREST INCOME:
   Interest and fees on loans (1)              $   5,849     6.49%  $   5,168     6.81%
   Interest on taxable securities                    618     3.42         719     3.80
   Interest on nontaxable securities (2)              57     4.25          58     4.28
   Interest on deposits in banks                      10     3.58           9     4.09
   Interest on federal funds sold                     58     1.34          45     1.02
                                               ---------            ---------
      Total interest income                        6,592     5.78       5,999     5.95
                                               ---------            ---------

INTEREST EXPENSE:
   Interest on interest-bearing demand
      deposits                                       696     1.44         388     1.09
   Interest on savings deposits                        5     0.28           8     0.52
   Interest on time deposits                       1,051     2.44       1,339     2.92
   Interest on other borrowing                         4     0.89           3     1.08
                                               ---------            ---------
      Total interest expense                       1,756     1.87       1,738     2.09
                                               ---------            ---------

NET INTEREST INCOME                            $   4,836            $   4,261
                                               =========            =========
Net interest spread                                          3.91%                3.86%
                                                          ========             ========
Net yield on average interest-earning assets                 4.24%                4.23%
                                                          ========             ========


(1) Interest and fees on loans includes $533,000 and $466,000 of loan fee income for the years ended December 31, 2004 and 2003, respectively. There was no interest income recognized on nonaccrual loans during 2004 or 2003.

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

                                                      Year Ended December 31,
                                                           2004 vs. 2003
                                                          Changes Due To:
                                                      Rate     Volume       Net
                                                       (Dollars in Thousands)
Increase (decrease) in:
   Income from interest-earning assets:
      Interest and fees on loans                    $  (254)  $    935   $     681
      Interest on taxable securities                    (68)       (33)       (101)
      Interest on nontaxable securities                  (1)         -          (1)
      Interest on deposits in banks                      (1)         2           1
      Interest on Federal funds sold                     14         (1)         13
                                                    --------  ---------  ----------
         Total interest income                         (310)       903         593
                                                    --------  ---------  ----------

   Expense from interest-bearing liabilities:
      Interest on interest-bearing demand deposits      144        164         308
      Interest on savings deposits                       (4)         1          (3)
      Interest on time deposits                        (213)       (75)       (288)
      Interest  on other borrowing                        -          1           1
                                                    --------  ---------  ----------
         Total interest expense                         (73)        91          18
                                                    --------  ---------  ----------

         Net interest income                        $  (237)  $    812   $     575
                                                    ========  =========  ==========

                              INVESTMENT PORTFOLIO

TYPES OF INVESTMENTS

The carrying amounts of securities at the dates indicated are summarized as follows:

                                       December 31,
                                    2004         2003
                                (Dollars in   Thousands)
U.S. Government agencies        $      6,704  $    10,557
State and municipal securities         1,146        1,423
Corporate securities                   1,088        3,941
Mortgage-backed securities             9,055        8,786
                                ------------  -----------
                                $     17,993  $    24,707
                                ============  ===========

MATURITIES

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2004 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years.

                                                       After one through      After five through
                                One year   or less        five years              ten years
                                 Amount    Yield(1)   Amount     Yield(1)     Amount     Yield(1)
U. S. Government agencies       $       0         -% $   6,704       3.23%  $        0          -%
State and municipal securities        432      3.83        209       4.15          290        4.20
Corporate securities                    0         -      1,088       5.29            0           -
Mortgage-backed securities              0         -          0          -            0           -
                                ---------            ---------              ----------
                                $     432      3.83  $   8,001       3.53   $      290        4.20
                                =========            =========              ==========

(1) The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

                                 LOAN PORTFOLIO

TYPES OF LOANS

The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                              December 31,
                                          2004          2003
                                       (Dollars in   Thousands)
Commercial                            $     12,131   $    9,807
Real estate-construction                    27,722       24,751
Real estate-mortgage                        56,791       41,291
Consumer installment loans and other         6,998        7,105
                                      -------------  -----------
                                           103,642       82,954
Less allowance for loan losses              (1,270)      (1,033)
                                      -------------  -----------
    Net loans                         $    102,372   $   81,921
                                      =============  ===========

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

Total loans as of December 31, 2004 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, and (3) after five years.

                              (Dollars in Thousands)
Commercial
   One year or less              $         8,124
   After one through five years            3,961
   After five years                           46
                                 ---------------
                                          12,131
                                 ---------------

Construction
   One year or less                       21,137
   After one through five years            6,577
   After five years                            8
                                 ---------------
                                          27,722
                                 ---------------

Other
   One year or less                       18,477
   After one through five years           41,062
   After five years                        4,250
                                 ---------------
                                          63,789
                                 ---------------

                                 $       103,642
                                 ===============

The following table summarizes loans at December 31, 2004 with the due dates after one year that have predetermined and floating or adjustable interest rates.

                                          (Dollars in Thousands)

         Predetermined interest rates           $    44,525
         Floating or adjustable interest rates       11,379
                                                -----------
                                                $    55,904
                                                ===========

RISK  ELEMENTS

Information with respect to nonaccrual, past due, restructured and other problem loans at December 31, 2004 and 2003 is as follows:

                                                                 December 31,
                                                              2004          2003
                                                            (Dollars in Thousands)
Nonaccrual loans                                          $           0  $        12
Loans contractually past due ninety days or more as to
  interest or principal payments and still accruing                   0            0
Restructured loans                                                    0            0
Potential problem loans                                               0          353
Interest income that would have been recorded on
  nonaccrual and restructured loans under original terms              0            1
Interest income that was recorded on nonaccrual and
  restructured loans                                                  0            0

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

                                                              Years Ended December 31,
                                                               2004            2003
                                                              (Dollars in Thousands)
Average amount of loans outstanding                        $     90,134   $      75,874
                                                           =============  ==============
Balance of allowance for loan losses at beginning of year  $      1,033   $         885
                                                           -------------  --------------
Loans charged off
   Commercial and financial                                          (8)            (20)
   Real estate mortgage                                               -               -
   Installment                                                      (30)            (45)
                                                           -------------  --------------
                                                                    (38)            (65)
                                                           -------------  --------------

Loans recovered
   Commercial and financial                                           4               -
   Real estate mortgage                                               -               -
   Installment                                                        4              12
                                                           -------------  --------------
                                                                      8              12
                                                           -------------  --------------

Net charge-offs                                                     (30)            (53)
                                                           -------------  --------------

Additions to allowance charged to operating expense
   during year                                                      266             201
                                                           -------------  --------------

Balance of allowance for loan losses at end of year        $      1,269   $       1,033
                                                           =============  ==============

Ratio of net loans charged off during the year to average
   loans outstanding                                               0.03%           0.07%
                                                           =============  ==============

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

As of December 31, 2004 and 2003, the allocation of our allowance for loan losses does not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                         December 31, 2004         December 31, 2003
                                                   Percent of               Percent of
                                                 loans in each            loans in each
                                                  category to              category to
                                       Amount     total loans    Amount    total loans
                                                 (Dollars in Thousands)
Commercial                            $     149          11.70%  $   118          11.82%
Real estate - construction                  335          26.75       293          29.84
Real estate - mortgage                      693          54.80       536          49.78
Consumer installment loans and other         92           6.75        86           8.56
                                      ---------  --------------  -------  --------------
                                          1,269         100.00%    1,033         100.00%
                                      =========  ==============  =======  ==============

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits are presented below. (1)

                                                 Years Ended December 31,
                                               2004                    2003
                                        Amount        Percent     Amount   Percent
                                                 (Dollars in Thousands)
Noninterest-bearing demand deposits  $     15,941             -%  $12,936        -%
Interest-bearing demand deposits           48,393           1.44   35,530      1.09
Savings deposits                            1,682           0.28    1,537      0.52
Time deposits                              43,119           2.44   46,046      2.92
                                     ------------                 -------
                                     $    109,135                 $96,049
                                     ============                 =======

(1) Average balances were determined using the daily average balances during the year.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2004 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                   (Dollars in Thousands)
     Three months or less               $    5,579
     Over three through six months          11,747
     Over six through twelve months          7,070
     Over twelve months                      3,075
                                        ----------
                                        $   27,471
                                        ==========

                    RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the years indicated is presented below.

                                      Years Ended December 31,
                                        2004          2003
     Return on assets (1)               0.78%          0.77%
     Return on equity (2)               7.13           6.84
     Dividend payout ratio (3)             -              -
     Equity to assets ratio (4)        11.00          11.32

(1)  Net  income  divided  by  average  total  assets.
(2)  Net  income  divided  by  average  equity.
(3) Dividends declared per share of common stock divided by net income per share.
(4)  Average  equity  divided  by  average  total  assets.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS
FORSYTH BANCSHARES, INC.
CUMMING, GEORGIA


          We have audited the accompanying consolidated balance sheets of FORSYTH BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forsyth Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                                        /s/ MAULDIN & JENKINS, LLC


Atlanta, Georgia
February 4, 2005

                                    FORSYTH BANCSHARES, INC.
                                         AND SUBSIDIARY

                                  CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 2004 AND 2003


                          ASSETS                                         2004          2003
                                                                     ------------  ------------
Cash and due from banks                                              $  1,472,848  $  3,616,575
Interest-bearing deposits in banks                                        270,398       224,265
Federal funds sold                                                      6,090,000     4,467,000
Securities available for sale                                          17,993,341    24,707,332
Restricted equity securities, at cost                                     240,900       277,400

Loans                                                                 103,642,049    82,953,909
Less allowance for loan losses                                          1,269,646     1,032,855
                                                                     ------------  ------------
          Loans, net                                                  102,372,403    81,921,054

Premises and equipment                                                  7,431,152     5,323,670
Other assets                                                            1,325,043       812,007
                                                                     ------------  ------------

          TOTAL ASSETS                                               $137,196,085  $121,349,303
                                                                     ============  ============

              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Noninterest-bearing                                              $ 15,783,176  $ 13,736,834
    Interest-bearing                                                  106,617,877    93,987,602
                                                                     ------------  ------------
          Total deposits                                              122,401,053   107,724,436
Securities sold under repurchase agreements                               509,639       416,396
Other liabilities                                                         285,949       336,920
                                                                     ------------  ------------
          TOTAL LIABILITIES                                           123,196,641   108,477,752
                                                                     ------------  ------------

Commitments and contingencies

Stockholders' equity:
    Common stock, no par value; 10,000,000 shares authorized;
       1,858,000 and 1,825,000 issued and outstanding, respectively    10,194,326     9,897,936
    Retained earnings                                                   3,775,139     2,807,148
    Accumulated other comprehensive income                                 29,979       166,467
                                                                     ------------  ------------
          TOTAL STOCKHOLDERS' EQUITY                                   13,999,444    12,871,551
                                                                     ------------  ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $137,196,085  $121,349,303
                                                                     ============  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               FORSYTH BANCSHARES, INC.
                                    AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF INCOME
                        YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                   2004        2003
                                                                ----------  ----------
INTEREST INCOME:
  Loans, including fees                                         $5,849,440  $5,168,262
  Taxable securities                                               617,620     718,716
  Nontaxable securities                                             57,505      57,677
  Deposits in banks                                                  9,672       9,150
  Federal funds sold                                                58,108      45,469
                                                                ----------  ----------
    TOTAL INTEREST INCOME                                        6,592,345   5,999,274
                                                                ----------  ----------

INTEREST EXPENSE:
  Deposits                                                       1,752,053   1,735,194
  Other borrowings                                                   4,444       2,685
                                                                ----------  ----------
    TOTAL INTEREST EXPENSE                                       1,756,497   1,737,879
                                                                ----------  ----------

    NET INTEREST INCOME                                          4,835,848   4,261,395
PROVISION FOR LOAN LOSSES                                          266,335     201,100
                                                                ----------  ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          4,569,513   4,060,295
                                                                ----------  ----------

OTHER INCOME:
  Service charges on deposit accounts                              284,430     267,686
  Mortgage origination fees                                        455,380     625,774
  Other operating income                                            79,592      57,118
  Net realized gains on sales of securities available for sale      26,048      10,916
                                                                ----------  ----------
    TOTAL OTHER INCOME                                             845,450     961,494
                                                                ----------  ----------

OTHER EXPENSES:
  Salaries and employee benefits                                 2,183,506   2,109,302
  Equipment and occupancy expenses                                 511,444     509,774
  Other operating expenses                                       1,228,115   1,102,900
                                                                ----------  ----------
    TOTAL OTHER EXPENSES                                         3,923,065   3,721,976
                                                                ----------  ----------

    INCOME BEFORE INCOME TAXES                                   1,491,898   1,299,813

INCOME TAX EXPENSE                                                 523,907     457,678
                                                                ----------  ----------

      NET INCOME                                                $  967,991  $  842,135
                                                                ==========  ==========
BASIC EARNINGS PER SHARE                                        $     0.52  $     0.47
                                                                ==========  ==========
DILUTED EARNINGS PER SHARE                                      $     0.52  $     0.47
                                                                ==========  ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 FORSYTH BANCSHARES, INC.
                                      AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                          YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                       2004        2003
                                                                    ----------  ----------

NET INCOME                                                          $ 967,991   $ 842,135
                                                                    ----------  ----------

OTHER COMPREHENSIVE LOSS:

  Unrealized losses on securities available for sale:

    Unrealized holding losses arising during period,
     net of tax benefits of $(73,756) and $(116,106), respectively   (120,338)   (189,431)

    Reclassification adjustment for gains realized
     in net income, net of  tax of $9,898 and $4,148,
     respectively                                                     (16,150)     (6,768)
                                                                    ----------  ----------

OTHER COMPREHENSIVE LOSS                                             (136,488)   (196,199)
                                                                    ----------  ----------

COMPREHENSIVE INCOME                                                $ 831,503   $ 645,936
                                                                    ==========  ==========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                       FORSYTH BANCSHARES, INC.
                                            AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                YEARS ENDED DECEMBER 31, 2004 AND 2003


                                   COMMON STOCK                        ACCUMULATED
                               ----------------------                     OTHER           TOTAL
                                           AT AMOUNT     RETAINED     COMPREHENSIVE    STOCKHOLDERS'
                                SHARES      PAID-IN      EARNINGS        INCOME           EQUITY
                               ---------  -----------  ------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2002     1,775,000  $ 9,447,841    41,965,013  $      362,666   $   11,775,520
    Net income                         -            -       842,135               -          842,135
    Exercise of stock options     50,000      425,000             -               -          425,000
    Tax benefit from exercise
       of stock options                -       25,095             -               -           25,095
    Other comprehensive loss           -            -             -        (196,199)        (196,199)
                               ---------  -----------  ------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2003     1,825,000  $ 9,897,936  $  2,807,148  $      166,467   $   12,871,551
    Net income                         -            -       967,991               -          967,991
    Exercise of stock options     33,000      280,330             -               -          280,330
    Tax benefit from exercise
       of stock options                -       16,060             -               -           16,060
    Other comprehensive loss           -            -             -        (136,488)        (136,488)
                               ---------  -----------  ------------  ---------------  ---------------
BALANCE, DECEMBER 31, 2004     1,858,000  $10,194,326  $  3,775,139  $       29,979   $   13,999,444
                               =========  ===========  ============  ===============  ===============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  FORSYTH BANCSHARES, INC.
                                       AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                   2004           2003
                                                               -------------  -------------
OPERATING ACTIVITIES
  Net income                                                   $    967,991   $    842,135
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                    320,579        319,044
    Provision for loan losses                                       266,335        201,100
    Deferred income taxes                                           (20,226)        (5,807)
    Gain on sales of securities available for sale                  (26,048)       (10,916)
    Write down of other real estate owned                            36,892              -
    Gain on sale of equipment                                        (4,583)             -
    (Increase) decrease in interest receivable                      (57,930)         6,858
    Increase (decrease)  in interest payable                         44,590        (58,798)
    Net other operating activities                                  (92,950)       (36,771)
                                                               -------------  -------------

     Net cash provided by operating activities                    1,434,650      1,256,845
                                                               -------------  -------------

INVESTING ACTIVITIES
  Net increase in interest-bearing deposits in banks                (46,133)       (10,206)
  Purchases of securities available for sale                     (7,467,491)   (19,828,453)
  Proceeds from maturities of securities available for sale       5,331,767      8,507,562
  Proceeds from sales of securities available for sale            8,655,622      5,020,393
  Proceeds from maturities of securities held to maturity                 -         31,643
  Redemption (purchases) of restricted equity securities             36,500        (71,500)
  Net increase in federal funds sold                             (1,623,000)    (1,006,000)
  Net increase in loans                                         (21,070,854)   (12,460,943)
  Purchase of premises and equipment                             (2,455,258)      (320,610)
  Proceeds from sale of premises and equipment                       10,280         12,000
                                                               -------------  -------------

     Net cash used in investing activities                      (18,628,567)   (20,126,114)
                                                               -------------  -------------

FINANCING ACTIVITIES
  Net increase in deposits                                       14,676,617     19,758,036
  Net increase in securities sold under repurchase agreements        93,243        399,961
  Proceeds from exercise of stock options                           280,330        425,000
                                                               -------------  -------------
    Net cash provided by financing activities                    15,050,190     20,582,997
                                                               -------------  -------------
Net increase (decrease) in cash and due from banks               (2,143,727)     1,713,728
                                                               -------------  -------------

Cash and due from banks at beginning of year                      3,616,575      1,902,847
                                                               -------------  -------------

Cash and due from banks at end of year                         $  1,472,848   $  3,616,575
                                                               =============  =============

                            FORSYTH BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                 2004        2003
                                              ----------  ----------
SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                              $1,711,907  $1,796,677

        Income taxes                          $  650,392  $  413,682



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

            Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred taxes, foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

          CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits, and securities sold under repurchase agreements are reported net.

            The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $ 580,000 and $570,000 at December 31, 2004 and 2003, respectively.

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

            In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

            The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives of the assets:

                  Buildings                  40 years
                  Furniture and equipment    2 - 7 years


          OTHER REAL ESTATE OWNED

            Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The Company had other real estate owned of $319,000 and $0 at December 31, 2004 and 2003, respectively.

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

          STOCK-BASED  COMPENSATION

            At December 31, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          STOCK-BASED COMPENSATION (CONTINUED)

                                                         YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                           2004          2003
                                                       ------------  -------------
Net income, as reported                                $    967,991  $     842,135
Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax effects         6,104         13,125
                                                       ------------  -------------
Pro forma net income                                   $    961,887  $     829,010
                                                       ============  =============
Earnings per share:
  Basic - as reported                                  $        052  $        0.47
                                                       ============  =============
  Basic - pro forma                                    $       0.52  $        0.46
                                                       ============  =============
  Diluted - as reported                                $       0.52  $        0.47
                                                       ============  =============
  Diluted - pro forma                                  $       0.51  $        0.46
                                                       ============  =============

          EARNINGS PER SHARE

            Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

          COMPREHENSIVE INCOME

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities such as unrealized gains and losses on available for sale securities are reported as a separate component of the equity section of the balance sheet, such items along with net income are components of comprehensive income.

          RECENT ACCOUNTING STANDARDS

            In  December  2004,  the  FASB  published Statement No. 123 (revised
            2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          RECENT ACCOUNTING STANDARDS (CONTINUED)

            The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

            The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

            FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

            Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) will require the Company to record approximately $37,000 of stock compensation expense in the year ended December 31, 2006 related to employee options issued and outstanding at December 31, 2004. The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

          RECENT  ACCOUNTING  STANDARDS  (CONTINUED)

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

NOTE 2.   SECURITIES

          The amortized cost and fair value of securities are summarized as follows:

                                                  GROSS        GROSS
                                   AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                     COST         GAINS        LOSSES        VALUE
                                  -----------  -----------  ------------  -----------
SECURITIES AVAILABLE FOR SALE
  DECEMBER 31, 2004:
  U.S. GOVERNMENT AND AGENCY
    SECURITIES                    $ 6,726,592  $         -  $   (22,267)  $ 6,704,325
  STATE AND MUNICIPAL SECURITIES    1,102,308       43,992            -     1,146,300
  CORPORATE SECURITIES              1,053,738       34,262            -     1,088,000
  MORTGAGE-BACKED SECURITIES        9,062,349       24,755      (32,388)    9,054,716
                                  -----------  -----------  ------------  -----------
                                  $17,944,987  $   103,009  $   (54,655)  $17,993,341
                                  ===========  ===========  ============  ===========

  December 31, 2003:
  U.S. Government and agency
    securities                    $10,497,785  $    59,377  $         -   $10,557,162
  State and municipal securities    1,354,274       69,095            -     1,423,369
  Corporate securities              3,807,125      133,441            -     3,940,566
  Mortgage-backed securities        8,779,653       45,857      (39,275)    8,786,235
                                  -----------  -----------  ------------  -----------
                                  $24,438,837  $   307,770  $   (39,275)  $24,707,332
                                  ===========  ===========  ============  ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to
          Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2004, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2004 tables above, eleven out of seventeen securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2004 was $12,593,043 and $12,484,387, respectively. All but one security with an unrealized loss at December 31, 2004 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

          The following summarizes securities in an unrealized loss position as of December 31, 2004:

                          Less than 12 Months      12 Months or More              Total
                      -------------------------  ----------------------  -------------------------
                         Fair       Unrealized     Fair     Unrealized      Fair       Unrealized
                         Value        Losses      Value       Losses        Value        Losses
                      -----------  ------------  --------  ------------  -----------  ------------
U.S. Government and
   agency securities  $ 6,704,325  $   (22,267)  $      -  $         -   $ 6,704,325  $   (22,267)
Mortgage-backed
   securities           5,217,400      (30,727)   562,662       (1,661)    5,780,062      (32,388)
                      -----------  ------------  --------  ------------  -----------  ------------
                      $11,921,725  $   (52,994)  $562,662  $    (1,661)  $12,484,387  $   (54,655)
                      ===========  ============  ========  ============  ===========  ============

          At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 table above, four out of twenty nine securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. The amortized cost and fair value of these securities at December 31, 2003 was $5,185,552 and $5,146,277, respectively. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months.

          Securities with a carrying value of $11,325,584 and $5,663,001 were pledged at December 31, 2004 and 2003, respectively, to secure public deposits and for other purposes required or permitted by law.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The amortized cost and fair value of securities available for sale as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              SECURITIES AVAILABLE FOR SALE
                                            ---------------------------------
                                               AMORTIZED           FAIR
                                                 COST              VALUE
                                            --------------  -----------------
          Due within one year               $      427,308  $         431,579
          Due from one to five years             7,980,330          8,001,165
          Due from five to ten years               275,000            290,171
          Due after ten years                      200,000            215,710
          Mortgage-backed securities             9,062,349          9,054,716
                                            --------------  -----------------
                                            $   17,944,987  $      17,993,341
                                            ==============  =================

          Gross gains and losses on sales of securities available for sale consist of the following:

                                             YEARS ENDED DECEMBER 31,
                                          -----------------------------
                                              2004            2003
                                          -------------  --------------
          Gross gains                     $     45,125   $      31,980
          Gross losses                         (19,077)        (21,064)
                                          -------------  --------------
          Net realized gains              $     26,048   $      10,916
                                          =============  ==============

NOTE 3.   LOANS

          The  composition  of  loans  is  summarized  as  follows:

                                                           DECEMBER 31,
                                                   ---------------------------
                                                       2004           2003
                                                   -------------  ------------
          Commercial, financial, and agricultural  $ 12,131,309   $ 9,807,000
          Real estate - construction                 27,722,034    24,751,000
          Real estate - mortgage                     56,790,553    41,291,000
          Consumer installment and other              6,998,153     7,104,909
                                                   -------------  ------------
                                                    103,642,049    82,953,909
          Allowance for loan losses                  (1,269,646)   (1,032,855)
                                                   -------------  ------------
          Loans, net                               $102,372,403   $81,921,054
                                                   =============  ============

          Changes in the allowance for loan losses are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                            2004            2003
                                                        -------------  --------------
          Balance, beginning of year                    $  1,032,855   $     885,266
            Provision for loan losses                        266,335         201,100
            Loans charged off                                (37,665)        (65,220)
            Recoveries of loans previously charged off         8,121          11,709
                                                        -------------  --------------
          Balance, end of year                          $  1,269,646   $   1,032,855
                                                        =============  ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $0 and $11,956 at December 31, 2004 and 2003, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2004 and 2003. The average recorded investment in impaired loans for 2004 and 2003 was $22,978 and $51,926, respectively. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 2004 and 2003. There were no loans past due ninety days or more and still accruing interest at December 31, 2004 and 2003.

          In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2004 are as follows:

          Balance, beginning of year                      $ 6,459,979
            Advances                                        9,073,042
            Repayments                                     (5,413,111)
                                                          ------------
          Balance, end of year                            $10,119,910
                                                          ============

NOTE 4.   PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                                       DECEMBER 31,
                                                                -------------------------
                                                                    2004         2003
                                                                ------------  -----------
          Land                                                  $ 2,709,774   $1,791,652
                                                                ------------  -----------
          Buildings                                               4,111,442    2,958,378
          Equipment                                               1,845,814    1,499,130
          Construction and equipment installation in progress,
             estimated cost to complete, $14,000                      6,857       53,534
                                                                ------------  -----------
                                                                  8,673,887    6,302,694
          Accumulated depreciation                               (1,242,735)    (979,024)
                                                                ------------  -----------
                                                                $ 7,431,152   $5,323,670
                                                                ============  ===========

          Through November 2002, the Company operated out of leased main office and operational center facilities. In 2003, the Company paid the lessor $37,986 for the release of the main office lease contract. Total rental expense, including the release fee, amounted to $62,060 for the year ending December 31, 2003. The Company had no rental expense for 2004.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.   DEPOSITS

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $27,471,498 and $19,057,577,
          respectively. The scheduled maturities of time deposits at December 31, 2004 are as follows:

            2005                                   $38,797,628
            2006                                     2,272,126
            2007                                       431,768
            2008                                    3,232,794
            2009                                        10,406
                                                   -----------
                                                   $44,744,722
                                                   ===========


          Overdraft demand deposits reclassified to loans totaled $38,101 and $11,611 at December 31, 2004 and 2003, respectively.

          The Company had deposits from directors, executive officers and their affiliates totaling $7,179,385 at December 31, 2004.

NOTE 6.   SECURITIES  SOLD  UNDER  REPURCHASE  AGREEMENTS

          Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities. Securities sold under repurchase agreements at December 31, 2004 and 2003 were $509,639 and $416,396, respectively.


NOTE 7.   EMPLOYEE  BENEFIT  PLAN

          The Company has a 401-K profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense were $33,318 and $36,377 for the years ended December 31, 2004 and 2003, respectively.


NOTE 8.   STOCK-BASED  COMPENSATION

          The Company has an incentive plan that provides for the issuance of stock options to key employees. The Company has reserved 160,000 shares of common stock for this purpose. The options are granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. In 2004, 32,500 options were granted to key employees that vest over a period of five years. No options were granted to employees in 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Company granted 3,000 stock options in 2003 to a certain director of the Company. The options were granted at the fair value of the Company's common stock on the date of grant and expire in ten years from the date of grant. These options vested on the date of grant. No options were granted to directors in 2004.

          Other  pertinent  information  related  to  the options is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                              ------------------------------------------
                                                      2004                 2003
                                              --------------------  --------------------
                                                        WEIGHTED-             Weighted-
                                                         AVERAGE               Average
                                                         EXERCISE              Exercise
                                               NUMBER     PRICE      Number     Price
                                              --------  ----------  --------  ----------
          Outstanding at beginning of year    127,000   $     8.47  174,000   $     8.48
            Granted                            32,500        12.26    3,000         8.50
            Exercised                         (33,000)        8.49  (50,000)        8.50
            Terminated                         (4,800)        8.33        -            -
                                              --------              --------
          Outstanding at end of year          121,700         9.48  127,000         8.47
                                              ========              ========

          Options exercisable at end of year   78,100         8.48  107,400         8.49
                                              ========              ========

          Weighted-average fair value of
            options granted during the year      4.23                  2.63

          Information pertaining to options outstanding at December 31, 2004 is as follows:

                                        OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                            ----------------------------------------  ------------------------
                                          WEIGHTED-
                                           AVERAGE                                  WEIGHTED-
                                          REMAINING      WEIGHTED-                   AVERAGE
             RANGE OF         NUMBER     CONTRACTUAL      AVERAGE        NUMBER      EXERCISE
          EXERCISE PRICES   OUTSTANDING     LIFE      EXERCISE PRICE   EXERCISABLE    PRICE
          ----------------  -----------  -----------  ---------------  -----------  ----------

          8.33-$14.00          121,700    8.5 years  $          9.48       78,100  $     8.48


          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                             YEARS ENDED DECEMBER 31,
                                           --------------  ------------
                                                2004           2003
                                           --------------  ------------
             Dividend yield                            0%            0%
             Expected life                       10 years       9 years
             Expected volatility                    0.01%         0.01%
             Risk-free interest rate                4.31%         4.27%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9.   INCOME TAXES

          Income tax expense consists of the following:

                                              YEARS ENDED DECEMBER 31,
                                            -----------------------------
                                                2004            2003
                                            -------------  --------------
          Current                           $    544,133   $     463,485
          Deferred                               (20,226)         (5,807)
                                            -------------  --------------
              Income tax expense            $    523,907   $     457,678
                                            =============  ==============

          The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                  -----------------------------
                                                      2004            2003
                                                  -------------  --------------
          Income taxes at statutory federal rate  $    507,245   $     441,937
             Nontaxable interest                       (18,199)        (18,190)
             State income taxes                         34,251          33,016
             Other items, net                              610             915
                                                  -------------  --------------
          Income tax expense                      $    523,907   $     457,678
                                                  =============  ==============

          The components of deferred income taxes are as follows:

                                               DECEMBER 31,
                                            ------------------
                                              2004      2003
                                            --------  --------
          Deferred tax assets:
             Loan loss reserves             $440,984  $355,718
             Other                             9,069     8,642
                                            --------  --------
                                             450,053   364,360
                                            --------  --------
          Deferred tax liabilities:
             Securities available for sale    18,374   102,025
             Depreciation                    155,945    90,478
                                            --------  --------
                                             174,319   192,503
                                            --------  --------

          Net deferred tax assets           $275,734  $171,857
                                            ========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  EARNINGS PER SHARE

          Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

                                                  YEARS ENDED DECEMBER 31,
                                                ---------------------------
                                                    2004          2003
                                                ------------  -------------
Basic Earnings  Per Share:
  Weighted average common shares outstanding       1,846,475      1,806,390
                                                ============  =============

  Net income                                    $    967,991  $     842,135
                                                ============  =============

  Basic earnings  per share                     $       0.52  $        0.47
                                                ============  =============

Diluted Earnings Per Share:
  Weighted average common shares outstanding       1,846,475      1,806,390
  Net effect of the assumed exercise of stock
    options based on the treasury stock method
    using average market prices for the year          21,722            490
                                                ------------  -------------
  Total weighted average common shares and
    common stock equivalents outstanding           1,868,197      1,806,880
                                                ============  =============

  Net income                                    $    967,991  $     842,135
                                                ============  =============

  Diluted earnings per share                    $       0.52  $        0.47
                                                ============  =============

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          LOAN COMMITMENTS (CONTINUED)

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

                                                                 DECEMBER 31,
                                                           ------------------------
                                                              2004         2003
                                                           -----------  -----------
            Commitments to extend credit                   $16,647,839  $14,321,075
            Financial standby letters of credit                575,865      168,275
                                                           -----------  -----------
                                                           $17,223,704  $14,489,350
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

            At December 31, 2004 and 2003, the carrying amount of liabilities related to the Company's obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2004 and 2003.

          CONTINGENCIES

            In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Forsyth County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Eighty-one percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $2,375,000.


NOTE 13.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2004, approximately $506,000 of retained earnings were available for dividend declaration without regulatory approval in 2004.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2004 and 2003, the Company and the Bank met all capital adequacy requirements to which they are subject.

          As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective provisions are not applicable to bank holding companies. The Company and Bank's actual capital amounts and ratios are presented in the following table:

                                                                                   TO BE WELL
                                                             FOR CAPITAL       CAPITALIZED UNDER
                                                               ADEQUACY        PROMPT CORRECTIVE
                                             ACTUAL            PURPSOSE        ACTION PROVISIONS
                                         ----------------  ----------------  ----------------------
                                         AMOUNT    RATIO   AMOUNT    RATIO     AMOUNT      RATIO
                                         -------  -------  -------  -------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS)
                                         ----------------------------------------------------------
DECEMBER 31, 2004:
TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                        $15,238   13.21%  $ 9,229       8%  $      N/A  N/A
     BANK                                $12,700   11.17%  $ 9,099       8%  $   11,374         10%
TIER I CAPITAL TO RISK WEIGHTED ASSETS:
     CONSOLIDATED                        $13,969   12.11%  $ 4,615       4%  $      N/A  N/A
     BANK                                $11,431   10.05%  $ 4,550       4%  $    6,824          6%
TIER I CAPITAL TO AVERAGE ASSETS:
     CONSOLIDATED                        $13,969   10.36%  $ 5,392       4%  $      N/A  N/A
     BANK                                $11,431    8.58%  $ 5,327       4%  $    6,659          5%

December 31, 2003:

Total Capital to Risk Weighted Assets:
     Consolidated                        $13,738  $14.48%  $ 7,593       8%  $      N/A  N/A
     Bank                                $10,212  $10.87%  $ 7,513       8%  $    9,391         10%
Tier I Capital to Risk Weighted Assets:
     Consolidated                        $12,705  $13.39%  $ 3,757       4%  $      N/A  N/A
     Bank                                $ 9,179    9.77%  $ 3,757       4%  $    5,635          6%
Tier I Capital to Average Assets:
     Consolidated                        $12,705   10.64%  $ 4,739       4%  $      N/A  N/A
     Bank                                $ 9,179    7.75%  $ 4,739       4%  $    5,923          5%

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The carrying amount and estimated fair value of the Company's financial instruments were as follows:

                                       DECEMBER 31, 2004          December 31, 2003
                                   --------------------------  --------------------------
                                     CARRYING        FAIR        Carrying        Fair
                                      AMOUNT        VALUE         Amount        Value
                                   ------------  ------------  ------------  ------------
Financial assets:
  Cash, due from banks, interest-
    bearing deposits in banks,
    and federal funds sold         $  7,833,246  $  7,833,246  $  8,307,840  $  8,307,840
  Securities available for sale      17,993,341    17,993,341    24,707,332    24,707,332
  Restricted equity securities          240,900       240,900       277,400       277,400
  Loans                             102,372,403   103,295,000    81,921,054    83,798,000
  Accrued interest receivable           630,367       630,367       572,437       572,437

Financial liabilities:
  Deposits                          122,401,053   122,474,000   107,724,436   107,369,390
  Securities sold under
    repurchase agreements               509,639       509,639       416,396       416,396
  Accrued interest payable              197,564       197,564       152,974       152,974


NOTE 15.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of revenue are as follows:

                                         YEARS ENDED DECEMBER 31,
                                       ---------------------------
                                           2004          2003
                                       ------------  -------------
          Director fees                $    103,325  $      99,025
          Professional fees                 171,938        155,392
          Data processing                   335,113        274,074
          Office supplies                    97,256         85,907

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Forsyth Bancshares, Inc. as of and for the years ended December 31, 2004 and 2003:

                            CONDENSED BALANCE SHEETS


                                                     2004          2003
                                                 ------------  ------------
ASSETS
  Cash                                           $   867,981   $ 2,506,610
  Investment in subsidiary                        11,460,971     9,346,021
  Premises and equipment                           1,626,565       945,910
  Other assets                                        43,927        73,010
                                                 ------------  ------------

      TOTAL ASSETS                               $13,999,444   $12,871,551
                                                 ============  ============
STOCKHOLDERS' EQUITY                             $13,999,444   $12,871,551
                                                 ============  ============

                         CONDENSED STATEMENTS OF INCOME

                                                     2004          2003
                                                 ------------  ------------

INCOME:
   Interest income                               $     8,671   $    29,310
                                                 ------------  ------------

EXPENSES:
   Depreciation                                            -        22,788
   Other expenses                                     82,517       133,633
                                                 ------------  ------------
                                                      82,517       156,421
                                                 ------------  ------------

     LOSS BEFORE INCOME TAX BENEFITS
       AND EQUITY IN UNDISTRIBUTED INCOME
       OF SUBSIDIARY                                 (73,846)     (127,111)

   INCOME TAX BENEFITS                               (27,866)      (47,967)
                                                 ------------  ------------

     LOSS BEFORE EQUITY IN UNDISTRIBUTED
       INCOME OF SUBSIDIARY                          (45,980)      (79,144)

   EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY    1,013,971       921,279
                                                 ------------  ------------

     NET INCOME                                  $   967,991   $   842,135
                                                 ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         CONDENSED STATEMENTS OF CASH FLOWS


                                                               2004         2003
                                                           ------------  -----------
OPERATING ACTIVITIES
  Net income                                               $   967,991   $  842,135
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Depreciation                                                     -       22,788
    Equity in undistributed income of subsidiary            (1,013,971)    (921,279)
    Net other operating activities                              45,143      (22,683)
                                                           ------------  -----------

      NET CASH USED IN OPERATING ACTIVITIES                       (837)     (79,039)
                                                           ------------  -----------

INVESTING ACTIVITIES
  Purchase of premises and equipment                          (918,122)     (10,000)
  Investment in bank subsidiary                             (1,000,000)           -
  Proceeds from sale of premises and equipment                       -       12,000
                                                           ------------  -----------

      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES   (1,918,122)       2,000
                                                           ------------  -----------

FINANCING ACTIVITIES
  Proceeds from exercise of stock options                      280,330      425,000
                                                           ------------  -----------

      NET CASH PROVIDED BY FINANCING ACTIVITIES                280,330      425,000
                                                           ------------  -----------

Net increase(decrease) in cash                              (1,638,629)     347,961

Cash at beginning of year                                    2,506,610    2,158,649
                                                           ------------  -----------

Cash at end of year                                        $   867,981   $2,506,610
                                                           ============  ===========